As filed with the Securities and Exchange Commission on March 27, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sprint Nextel Corporation
(Exact name of registrant as specified in its charter)

Kansas	48-0457967
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Leonard J. Kennedy, Esq.
General Counsel
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(2)	Offering Price(2)	Fee(2)
Guarantees of debt securities issued by Alamosa (Delaware), Inc. and AirGate PCS, Inc.(1)	$1,067,706,300(2)	100%(2)	$1,067,706,300(2)	$114,245(2)

(1)	This registration statement relates to the offer by Sprint Nextel Corporation to fully and unconditionally guarantee certain outstanding debt securities of Alamosa (Delaware), Inc. and AirGate PCS, Inc. in return for the consent of the holders of the debt securities to amendments to the indentures under which the debt securities were issued.

(2)	The registration fee has been calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book values of the Alamosa (Delaware), Inc. and AirGate PCS, Inc. debt securities that would be amended and receive the guarantees registered hereby, which are $733,852,000 and $333,854,300, respectively.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 27, 2006

Prospectus
SPRINT NEXTEL CORPORATION
Consent Solicitation and Offer to Guarantee

12% Senior Discount Notes due 2009 ($233,291,000 principal amount outstanding) (CUSIP No. 11588 AF 7)	11% Senior Notes due 2010 ($250,561,000 principal amount outstanding) (CUSIP No. 11588 AE 0)

and

8 1/2% Senior Notes due 2012
($250,000,000 principal amount outstanding)
(CUSIP No. 11588 AH 3)

of

ALAMOSA (DELAWARE), INC.

and

First Priority Senior Secured Floating Rate Notes due 2011 ($175,000,000 principal amount outstanding) (CUSIP No. 09367 AF 0)	and	9 3/8% Senior Subordinated Secured Notes due 2009 ($158,854,300 principal amount outstanding) (CUSIP Nos. 09367 AC 7 and 009367 AD 5)

of

AIRGATE PCS, INC.
The consent solicitation will expire at 5:00 p.m.,
New York City time, on          , 2006, unless extended.

We are offering to fully and unconditionally guarantee the above notes of our subsidiaries, Alamosa (Delaware), Inc. and AirGate PCS, Inc., in return for your consent to proposed amendments to the indentures under which the notes were issued. The guarantees will be issued if the holders of a majority in aggregate principal amount of each of the classes of the above notes consent to the proposed amendments. These proposed amendments would amend certain covenants contained in the indentures governing the above notes to provide us with the operational flexibility to integrate more effectively Alamosa’s and AirGate’s businesses with ours and substitute certain reports we file with the Securities and Exchange Commission, or SEC, for those of Alamosa and AirGate, respectively. If we receive the required consents, and the guarantees are issued, our guarantees of your notes will rank equal to all of our other existing and future senior unsecured indebtedness.

For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” beginning on page 7.

The expiration date for the consent solicitation is 5:00 p.m., New York City time, on          , 2006 unless extended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The solicitation agent for the consent solicitation is:

Bear, Stearns & Co. Inc.

The date of this prospectus is          , 2006

REFERENCES TO ADDITIONAL INFORMATION

As used in this prospectus, “we,” “us” or “our” refers to Sprint Nextel Corporation (formerly known as Sprint Corporation), “Alamosa Holdings” refers to Alamosa Holdings, Inc., our wholly owned subsidiary, “Alamosa” refers to Alamosa (Delaware), Inc. and “AirGate” refers to AirGate PCS, Inc., wholly owned subsidiaries of Alamosa Holdings, and “Nextel Communications” or “Nextel” refers to Nextel Communications, Inc. prior to its merger with and into one of our wholly owned subsidiaries and, thereafter, to that subsidiary as the surviving corporation in that merger (which was renamed Nextel Communications, Inc.), in each case, together with such corporation’s subsidiaries. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we file with the SEC and incorporate by reference into this prospectus by requesting the documents, in writing or by telephone, from the SEC or from:

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Investor Relations
Telephone: (703) 433-4300

PROSPECTUS SUMMARY

This summary highlights basic information about us, Alamosa, AirGate, the consent solicitation and the guarantees, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes incorporated by reference into this prospectus.

Overview

Sprint Nextel

2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

On August 12, 2005, Nextel Communications merged with one of our wholly owned subsidiaries. In connection with the merger, we changed our name from Sprint Corporation to Sprint Nextel Corporation. We offer a comprehensive suite of wireless and wireline communications products and services to individuals, and business and government customers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone. At the time that we announced the merger with Nextel, we also announced that we intend to spin-off our local telecommunications business. We expect the spin-off to be completed in the second quarter of 2006.

Alamosa and AirGate

5225 S. Loop 289
Lubbock, Texas 79424
(800) 722-1100

Alamosa and AirGate are principally engaged in the ownership and operation of wireless communications. Alamosa and AirGate are personal communications services, or PCS, providers and have the right to provide wireless services under the Sprint® brand name within their service areas. On February 1, 2006, we completed the acquisition of Alamosa and AirGate by merging one of our wholly owned subsidiaries with Alamosa Holdings.

The indentures governing the 12% Senior Discount Notes due 2009, 11% Senior Notes due 2010, and 8 1/2% Senior Notes due 2012 of Alamosa contain provisions that required Alamosa to make an offer to repurchase these notes upon a change in control. The indentures governing the First Priority Senior Secured Floating Rate Notes due 2011 and 9 3/8% Senior Subordinated Secured Notes due 2009 of AirGate contain similar provisions that required AirGate to make an offer to repurchase these notes upon a change in control. Our acquisition of Alamosa Holdings triggered these provisions.

On February 15, 2006, Alamosa initiated an offer to purchase its outstanding 12% Senior Discount Notes due 2009, 11% Senior Notes due 2010 and 8 1/2% Senior Notes due 2012. On February 15, 2006, AirGate also initiated an offer to purchase its outstanding First Priority Senior Secured Floating Rate Notes due 2011 and 9 3/8% Senior Subordinated Secured Notes due 2009. Each of the offers expired on March 16, 2006, and in connection with those offers, $12,000 in aggregate principal amount of the 12% notes, $334,000 in aggregate principal amount of the 11% notes and $180,300 in aggregate principal amount of the 9 3/8% notes were validly tendered and not withdrawn. See “Description of the Amended 12% Notes, 11% Notes and 8 1/2% Notes — Repurchase at the Option of Holders Upon a Change of Control,” and “Description of the Amended AirGate Notes — Repurchase at the Option of Holders — Change of Control.”

Use of Proceeds

We will not receive any cash proceeds from the issuance of our guarantees.

The Consent Solicitation

The Notes	12% Senior Discount Notes due 2009, or 12% notes.

11% Senior Notes due 2010, or 11% notes.

8 1/2% Senior Notes due 2012, or 8 1/2% notes, which, collectively with the 12% notes and 11% notes, are referred to in this prospectus as the Alamosa notes.

First Priority Senior Secured Floating Rate Notes due 2011, or first priority notes.

9 3/8% Senior Subordinated Secured Notes due 2009, or second priority notes, which, together with the first priority notes, are referred to in this prospectus as the AirGate notes, and, collectively with the Alamosa notes, are referred to in this prospectus as the notes.

The Consent Solicitation	We are soliciting consents from the holders of the notes to the proposed amendments described below. See “The Consent Solicitation.” We will provide our guarantees if consents to the proposed amendments have been validly submitted and not withdrawn by holders of record of a majority in aggregate principal amount of each of the series of notes.

Record Date	, 2006

Proposed Amendments	We are making the consent solicitation to amend certain covenants contained in the indentures governing the notes to provide us with the operational flexibility to integrate more effectively our and Alamosa’s and AirGate’s respective businesses and substitute our financial reports that we file with the SEC for those of Alamosa and AirGate, respectively. The proposed amendments would, among other things:

• modify the definition of “Asset Sale” to exclude specifically any transfer or sale of assets from Alamosa or AirGate, or their respective restricted subsidiaries to us or any of our other direct or indirect subsidiaries;

• permit Alamosa and AirGate to provide our periodic reports and other information filed with the SEC to the holders of the notes, in lieu of separate reports and information relating only to Alamosa and AirGate, respectively; and

• modify the affiliate transactions covenant to permit Alamosa and AirGate, and their respective restricted subsidiaries, to engage in transactions with us and any of our other direct or indirect subsidiaries, so long as such transactions are on terms that are no less favorable to Alamosa, AirGate and their respective restricted subsidiaries than those that would have been obtained in comparable transactions by Alamosa, AirGate and their respective restricted subsidiaries with an unrelated person, without having to obtain:

• an independent fairness opinion; or

• except in transactions above a certain dollar threshold, the approval of Alamosa’s and AirGate’s respective boards of directors.

The Supplemental Indentures	The proposed amendments to the indentures would be set forth in supplemental indentures to be executed by Alamosa, its subsidiary guarantors and the trustee with respect to the Alamosa notes, and AirGate, its subsidiary guarantors and the applicable trustee with respect to the AirGate notes, promptly following the expiration date, if the required consents have been obtained. If the proposed amendments become effective, each indenture, as amended, will apply to each holder of the corresponding notes, regardless of whether that holder delivered a consent to the proposed amendments.

Expiration Date; Waiver; Amendment; Termination	The consent solicitation will expire at 5:00 p.m., New York City time, on , , 2006, unless extended in respect of any or all series of the notes. We expressly reserve the right to waive or modify any term of, or terminate, the consent solicitation in respect of any or all series of the notes.

Required Consents	The proposed amendments to the indentures governing the Alamosa notes require the consent of the holders of a majority in aggregate principal amount of each series of the Alamosa notes for the proposed amendments to any of the indentures to become operative. We may waive this requirement, however, for any series of the Alamosa notes, if we receive the required consents from the holders of a majority of that series of notes.

Similarly, the proposed amendments to the indentures governing the AirGate notes require the consent of the holders of a majority in aggregate principal amount of each series of the AirGate notes for the proposed amendments to either indenture to become operative. We may waive this requirement, however, for either the first priority notes or second priority notes, if we receive the required consents from the holders of only the first priority notes or second priority notes.

Revocation of Consents	A holder of notes may revoke a previously submitted consent at any time prior to the expiration date by following the procedures set forth herein.

Guarantees	We are offering to fully and unconditionally guarantee Alamosa’s payment obligations under the Alamosa notes and the indentures governing the Alamosa notes, or the Alamosa indentures, and

AirGate’s payment obligations under the AirGate notes and the indentures governing the AirGate notes, or the AirGate indentures, which, collectively with the Alamosa indentures are referred to in this prospectus as the indentures, on a senior, unsecured basis, if the proposed amendments to the Alamosa indentures and the AirGate indentures become effective. If the guarantees are issued and Alamosa cannot make any payment on any of the Alamosa notes or AirGate cannot make any payment on either of the AirGate notes, we would be required to make the payment instead.

United States Federal Income Tax Considerations	Although the issue is not free from doubt, we believe that a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees. See “United States Federal Income Tax Considerations.”

Solicitation Agent	The solicitation agent for the consent solicitation is Bear, Stearns & Co. Inc.

Consent Agents	The consent agents for the consent solicitation are, with respect to the Alamosa notes, Wells Fargo Bank, National Association, or the Alamosa consent agent, and, with respect to the AirGate notes, The Bank of New York, or the AirGate consent agent. The Alamosa consent agent and AirGate consent agent are referred to together in this prospectus as the consent agents.

Information Agent	The information agent for the consent solicitation is Georgeson Shareholder Communications, Inc. Additional copies of this prospectus, the letter of consent and other related materials may be obtained from the information agent.

Risk Factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus, as well as other cautionary statements included or incorporated by reference into this prospectus, to ensure that you understand the risks associated with the consent solicitation and the guarantees.

Selected Historical Financial Data of Sprint Nextel

The following table sets forth our selected historical financial data. The following data as of and for each of the years in the five-year period ended December 31, 2005 have been derived from our audited consolidated financial statements. The consolidated financial statements for the years ended December 31, 2005 and 2004 were audited by KPMG LLP and the consolidated financial statements for each of the years in the three-year period ended December 31, 2003 were audited by Ernst & Young LLP. The following information should be read together with our consolidated financial statements and the notes related to those financial statements, which are incorporated by reference into this prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of or for the Years Ended December 31,
	2005	2004	2003	2002		2001
	(In millions, except per share amounts)

Statement of Operations Data:
Net operating revenues	$34,680	$27,428	$26,197	$26,679		$25,562
Operating income (loss)(1)(2)	3,826	(303)	1,007	2,096		(910)
Income (loss) from continuing operations(1)(2)	1,801	(1,012)	(292)	451		(1,599)
Net income (loss)(1)(2)	1,785	(1,012)	1,290	610		(1,447)
Diluted earnings (loss) per common share from continuing operations(1)(2)(3)(4)	$0.87	$(0.71)	$(0.21)	$0.32		$(1.16)
Basic earnings (loss) per common share from continuing operations(1)(2)(3)(4)	$0.88	$(0.71)	$(0.21)	$0.32		$(1.16)
Diluted earnings (loss) per common share(3)(4)	$0.87	$(0.71)	$0.91	$0.43		$(1.05)
Basic earnings (loss) per common share(3)(4)	$0.87	$(0.71)	$0.91	$0.43		$(1.05)
Diluted weighted average common shares outstanding(3)(4)	2,054	1,443	1,415	1,404		1,382
Basic weighted average common shares outstanding(3)(4)	2,033	1,443	1,415	1,400		1,382
Dividends per common share(5)(6)	0.30	Note (6)	Note (6)	Note	(6)	Note (6)
Balance Sheet Data:
Total assets	$102,580	$41,321	$42,675	$45,113		$45,619
Property, plant and equipment, net	31,133	22,628	27,101	28,565		28,786
Total debt (including short-term and long-term borrowings, equity unit notes and redeemable preferred stock)	25,926	17,451	19,407	22,273		22,883
Stockholders’ equity	51,937	13,521	13,113	12,108		12,450

(1)	In 2005, we recorded net charges reducing our operating income by $844 million and income from continuing operations by $520 million. These charges related to merger and integration costs, asset impairments, restructurings and hurricane-related costs.

In 2004, we recorded net charges reducing our operating income by $3.7 billion to an operating loss and reducing income from continuing operations by $2.3 billion to an overall loss from continuing operations. The charges related primarily to restructurings and a long distance network impairment, partially offset by recoveries of fully reserved MCI Communications Corporation, or MCI, (now Verizon) receivables.

In 2003, we recorded net charges reducing our operating income by $1.9 billion and reducing income from continuing operations by $1.2 billion resulting in an overall loss from continuing operations. The charges related primarily to restructurings, asset impairments, and executive separation agreements, offset by recoveries of fully reserved MCI receivables.

In 2002, we recorded charges reducing our operating income by $402 million and reducing income from continuing operations by $253 million. The charges related primarily to restructurings, asset impairments and expected loss on MCI receivables.

In 2001, we recorded charges reducing our operating income by $1.8 billion to an operating loss and increasing the loss from continuing operations by $1.2 billion. The charges related primarily to restructurings and asset impairments.

(2)	We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangibles, on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.

(3)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are antidilutive, both basic loss per share and diluted loss per share reflect the same calculation for the years ended December 31, 2004, 2003 and 2001.

(4)	All per share amounts have been restated, for all periods before 2004, to reflect the recombination of our common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.50 shares of our common stock for each share of PCS common stock). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employees stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(5)	In the first and second quarter 2005, a dividend of $0.125 per share was paid. In the third and fourth quarter 2005, the dividend was $0.025 per share.

(6)	Before the recombination of our two tracking stocks, shares of PCS common stock did not receive dividends. For each of the four years ended December 31, 2004 and prior, shares of our common stock (before the conversion of shares of PCS common stock) received dividends of $0.50 per share. In the first quarter 2004, shares of our common stock (before the conversion of shares of PCS common stock) received a dividend of $0.125 per share. In the second, third and fourth quarter 2004, shares of our common stock, which included shares resulting from the conversion of shares of PCS common stock, received quarterly dividends of $0.125 per share.

RISK FACTORS

You should carefully consider the risk factors discussed below, as well as the other information included and incorporated by reference into this prospectus, in connection with participation in the consent solicitation.

Risk Factors Relating to the Proposed Amendments to the Indentures

  The proposed amendments to the indentures would result in fewer restrictions on Alamosa’s and AirGate’s conduct than currently exist.

If the proposed amendments to the indentures become effective, the covenants in the amended indentures would generally impose fewer restrictions on Alamosa’s and AirGate’s conduct than the covenants currently in the indentures. The proposed amendments would allow Alamosa and AirGate to take actions that would otherwise have been restricted or conditioned, including certain transactions with affiliates, and with which you may not agree. For example, if permitted by the collateral documents related to the indentures governing the AirGate notes, the proposed amendments would allow AirGate to sell assets to any of our subsidiaries without using the proceeds to acquire other assets used or useful in AirGate’s business. This could result in a decrease in revenues of AirGate that would be available to repay its indebtedness, including the AirGate notes. Similarly, the proposed amendments to the indentures would permit Alamosa and AirGate to engage in transactions with affiliates, which might, in certain circumstances, otherwise require Alamosa and AirGate, respectively, to seek a waiver from noteholders. See “The Consent Solicitation — Description of the Proposed Amendments” and Annexes A through D to this prospectus for more information about the differences between what actions are currently restricted by the covenants currently applicable to the Alamosa notes and AirGate notes and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.

  Holders of the notes may be adversely affected if we do not issue our guarantees because, in that case, holders will have a claim only against Alamosa or AirGate, or their respective subsidiary guarantors and not us.

Alamosa and AirGate each have a substantial amount of debt, including their respective obligations under the Alamosa notes and AirGate notes, $749 million and $345 million of which was outstanding, respectively, as of December 31, 2005. The indentures governing the Alamosa notes and AirGate notes limit Alamosa’s and AirGate’s respective abilities to, among other things, borrow more money, which limits their respective abilities to raise additional capital that may be necessary to pay their respective debts, including the notes. If we do not receive the required consents, in which case we would not issue the guarantees, and Alamosa and/or AirGate are unable to satisfy their respective payment obligations on the notes, holders of the notes would have no direct claim against us for these payment obligations.

  There can be no assurance that the implementation of the proposed amendments to the indentures and the provision of our guarantees of the notes will not constitute a taxable event for the holders of the notes.

We believe that the adoption of the proposed amendments and the provision of our guarantees of the notes should not constitute a taxable event for the holders of the notes. However, these actions could be treated as significant modifications of the notes resulting in a “deemed” exchange not treated as a recapitalization for tax purposes. If, contrary to our belief, the implementation of the proposed amendments and the provision of our guarantees were treated in this manner, a holder of the notes would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged.

Risk Factors Relating to the Sprint-Nextel Merger and the Spin-off of Embarq

  We may not be able to successfully integrate the businesses of Nextel with ours and realize the anticipated benefits of the merger.

Significant management attention and resources are being devoted to integrating the Nextel wireless network and other wireless technologies with ours, as well as the business practices, operations and support functions of the two companies. The challenges we are facing and/or may face in the future in connection with these integration efforts include the following:

•	integrating our code division multiple access, or CDMA, and integrated Digital Enhanced Network, or iDEN®, wireless networks, which operate on different technology platforms and use different spectrum bands, and developing wireless devices and other products and services that operate seamlessly on both technology platforms;

•	developing and deploying next generation wireless technologies;

•	combining and simplifying diverse product and service offerings, subscriber plans and sales and marketing approaches;

•	preserving subscriber, supplier and other important relationships;

•	consolidating and integrating duplicative facilities and operations, including back-office systems;

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting our operational and financial goals; and

•	adequately addressing business integration issues while also planning and preparing for the contemplated spin-off of our local telecommunications business, which will be known as Embarq Corporation, or Embarq.

The process of integrating Nextel’s operations with ours could cause interruptions of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two companies’ operations could have an adverse effect on our business, financial condition or results of operations. We may also incur additional and unforeseen expenses in connection with the integration efforts. There can be no assurance that the expense savings and synergies that we anticipate from the merger will be realized fully or within our expected timeframe.

We also recently acquired five third party affiliates that offer wireless services under the Sprint brand name on CDMA networks built and operated at their own expense, or PCS Affiliates (US Unwired, Inc., IWO Holdings, Inc., Gulf Coast Wireless Limited Partnership, Alamosa Holdings and Enterprise Communications Partnership), and will acquire Nextel Partners Inc., or Nextel Partners, which provides service under the Nextel brand name in certain areas of the U.S., when the required regulatory approvals are obtained. The process of integrating the business practices, operations and support functions of these companies could involve challenges similar to those identified above or add to those challenges by placing a greater strain on our management and employees.

  Operational challenges, proposed tax law changes and other uncertainties may make it difficult or less economical to complete the contemplated spin-off of Embarq on terms that are acceptable to us. Failure to complete the spin-off could adversely affect our growth.

There are significant operational and technical challenges that need to be addressed in order to separate the assets and operations of Embarq from the rest of our business in connection with the planned spin-off of Embarq to our shareholders. The spin-off will require the creation of a new publicly traded company with a capital structure appropriate for that company, the creation and staffing of operational and corporate functional groups and the establishment of ongoing commercial arrangements and transition services arrangements between us and Embarq. The spin-off may result in additional and unforeseen expenses, and completion of the spin-off cannot be assured because it is conditioned upon, among other things, receipt of required consents and approvals from various federal and state regulatory agencies, including state public utility commissions, or PUCs. These consents and approvals, if received, may impose conditions and limitations that could jeopardize or delay completion of the spin-off and could reduce the anticipated benefits of the Nextel merger and the spin-off.

The U.S. House of Representatives and the U.S. Senate have separately approved legislation either of which would, if enacted, make certain changes to Section 355 of the Internal Revenue Code of 1986, as amended, or the Code, which governs the tax treatment of the spin-off. These bills, which are currently subject to conference negotiation between members of the House and Senate, contain similar, but not identical provisions. In addition, the U.S. Department of the Treasury, or Treasury, has recommended a similar provision regarding spin-offs in its revenue proposals for the fiscal year 2007 budget. After consultation with our tax advisors, we believe that it is unlikely that any of the proposed legislation, as currently drafted, would prevent the contemplated spin-off of Embarq. However, if we are unable to obtain satisfactory opinions from counsel regarding the tax-free qualification of the spin-off, our Board of Directors would consider several options, including electing not to complete the spin-off.

We expect to receive approximately $6.6 billion in the form of cash and senior notes of Embarq in exchange for the assets contributed to Embarq. We expect to sell the senior notes issued to us and intend to use the proceeds from any such sale and the proceeds paid to us by Embarq to repay various obligations. There can be no assurance of the final amount of indebtedness to be incurred by Embarq or the proceeds to be received by us.

If the contemplated spin-off of Embarq is not completed, we may have slower rates of growth than currently expected because of the industry-wide trends of increased competition and product substitution that are adversely affecting local communications businesses. Moreover, our strategy of developing our higher growth wireless business may conflict with the strategy and interests of Embarq, particularly as customers are increasingly choosing between wireline and wireless services.

  If the spin-off of Embarq does not qualify as a tax-free transaction, tax could be imposed on both our shareholders and us.

We have received a private letter ruling from the Internal Revenue Service, or IRS, that the spin-off of Embarq will qualify for tax-free treatment under Code Sections 355 and 361. In addition, we intend to obtain opinions of counsel from each of Cravath, Swaine & Moore LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP that the spin-off will so qualify. The IRS ruling relies, and the opinions will rely, on certain representations, assumptions and undertakings, including those relating to the past and future conduct of Embarq’s and our business, and neither the IRS ruling nor the opinions would be valid if such representations, assumptions and undertakings were incorrect. Moreover, the IRS private letter ruling does not address all the issues that are relevant to determining whether the distribution will qualify for tax-free treatment. Notwithstanding the IRS private letter ruling and opinions, the IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling are false or have been violated, or if it disagrees with the conclusions in the opinions that are not covered by the IRS private letter ruling. If the distribution fails to qualify for tax-free treatment, it will be treated as a taxable distribution to our shareholders in an amount equal to the fair market value of Embarq’s equity securities (i.e., Embarq’s common stock issued to our common shareholders) received by them. In addition, we would be required to recognize gain in an amount up to the fair market value of the Embarq equity securities that we distribute on the distribution date plus the fair market value of the senior notes of Embarq received by us.

Furthermore, subsequent events could cause us to recognize gain on the distribution. For example, even minimal acquisitions of our equity securities or Embarq’s equity securities that are deemed to be part of a plan or a series of related transactions that include the distribution and the Sprint-Nextel merger could cause us to recognize gain on the distribution.

  We will be subject to restrictions on acquisitions involving our stock and other stock issuances and possibly other corporate opportunities in order to enable the contemplated spin-off of Embarq to qualify for tax-free treatment.

The contemplated spin-off of Embarq cannot qualify for tax-free treatment if 50% or more (by vote or value) of our stock, or the stock of Embarq, is acquired or issued as part of a plan, or series of related transactions, that includes the contemplated spin-off. Because the Nextel merger generally is treated as involving the acquisition of 49.9% of our stock (and the stock of Embarq) for purposes of this analysis, until the completion of the spin-off (and for some period thereafter), we will be subject to restrictions on certain acquisitions using our stock and other issuances of our stock in order to enable the spin-off to qualify for tax-free treatment. At this time, it is not possible to determine how long these restrictions will apply. In addition, it is not possible to determine whether these limitations will have a material impact on us.

  We are subject to exclusivity provisions and other restrictions under our arrangements with the remaining independent PCS Affiliates. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel in the geographic areas served by those PCS Affiliates, and we could incur significant costs to resolve issues related to the merger under these arrangements. The manner in which these restrictions will be addressed is not currently known.

The arrangements with the remaining five independent PCS Affiliates restrict our and their ability to own, operate, build or manage specified wireless communication networks or to sell certain wireless services within specified geographic areas. Several of these PCS Affiliates have commenced litigation against us asserting that actions that we have taken or may take in the future in connection with our integration efforts are inconsistent with our obligations under our agreements with them, particularly with respect to the restrictions noted above. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel and Nextel Partners, following its expected acquisition, in the areas served by those PCS Affiliates. We could incur significant costs to resolve these issues.

Risk Factors Relating to Our Business and Operations

  We face intense competition that may reduce our market share and harm our financial performance.

Each of our three operating segments faces intense competition. Our ability to compete effectively depends on, among other things, the factors discussed below.

  The blurring of the traditional dividing lines between local, long distance, wireless, cable and Internet services contributes to increased competition.

The traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service expansion strategies, major providers are striving to provide integrated services in many of the markets we serve. This trend is also reflected in changes in the regulatory environment that have encouraged competition and the offering of integrated services.

We expect competition to intensify across all of our business segments as a result of the entrance of new competitors or the expansion of services offered by existing competitors, and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products or services. To the extent we do not keep pace with technological advances or fail to timely respond to changes in the competitive environment affecting our industry, we could lose market share or experience a decline in revenue, cash flows and net income. As a result of the financial strength and benefits of scale enjoyed by some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues, growth and profitability.

  If we are not able to attract and retain customers, our financial performance could be impaired.

Our ability to compete successfully for new customers and to retain our existing customers will depend on:

•	our marketing and sales and service delivery activities;

•	our ability to anticipate and develop new or enhanced services that are attractive to existing or potential customers; and

•	our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced by our competitors, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies that may be implemented by our competitors.

A key element in the economic success of communications carriers is the ability to retain customers as measured by the rate of subscriber churn. Our ability to retain customers and reduce our rate of churn is affected by a number of factors including, with respect to our wireless business, the actual or perceived quality and coverage of our network and the attractiveness of our service offerings. Our ability to retain customers in our businesses also is affected by competitive pricing pressures and the quality of our customer service. Our efforts to reduce churn may not be successful. A high rate of churn could impair our ability to increase the revenues of, or cause a deterioration in the operating margins of, our wireless operations or our operations as a whole.

As the wireless market matures, we must increasingly seek to attract customers from competitors and face increased credit risk from first time wireless subscribers.

We increasingly must attract a greater proportion of our new customers from our competitors’ existing customer bases rather than from first time purchasers of wireless services. The higher market penetration also means that customers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, which generally results in both a higher churn rate due to involuntary churn and in a higher bad debt expense.

Competition and technological changes in the market for wireless services could negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs, which would adversely affect our revenues, growth and profitability.

We compete with several other wireless service providers in each of the markets in which we provide wireless services. As competition among wireless communications providers has increased, we have created pricing plans that have resulted in declining average revenue per minute of use for voice services, a trend which we expect will continue. Competition in pricing and service and product offerings may also adversely impact customer retention, which would adversely affect our results of operations.

The wireless communications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation wireless technology and the deployment of unlicensed spectrum devices. This causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. The rapid change in technology may lead to the development of wireless communications technologies or alternative services that exceed our levels of service or that consumers prefer over our services. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose customers to our competitors.

Mergers or other combinations involving our competitors and new entrants, including resellers commonly known as mobile virtual network operators, beginning to offer wireless services may also continue to increase competition. These wireless operators may be able to offer subscribers network features or products and services not offered by us, coverage in areas not served by either of our wireless networks or pricing plans that are lower than those offered by us, all of which would negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs.

One of the primary differentiating features of our Nextel branded service is the two-way walkie-talkie service available on our iDEN network. A number of wireless equipment vendors, including Motorola, Inc., or Motorola, which supplies equipment for our Nextel branded service, have begun to offer wireless equipment that is capable of providing walkie-talkie services that are designed to compete with our walkie-talkie services. Several of our competitors have introduced handsets that are capable of providing walkie-talkie services. If these competitors’ services are perceived to be or become, or if any such services introduced in the future are, comparable to our Nextel branded walkie-talkie services, a key competitive advantage of our Nextel service would be reduced, which in turn could adversely affect our business.

  Failure to improve wireless subscriber service and to continue to enhance the quality and features of our wireless networks and meet capacity requirements of our subscriber growth could impair our financial performance and adversely affect our results of operations.

We must continually make investments and incur costs in order to improve our wireless subscriber service and remain competitive. In connection with our continuing enhancement of the quality of our wireless networks and related services, we must:

•	maintain and expand the capacity and coverage of our networks;

•	obtain additional spectrum in some or all of our markets, if and when necessary;

•	secure sufficient transmitter and receiver sites and obtain zoning and construction approvals or permits at appropriate locations; and

•	obtain adequate quantities of system infrastructure equipment and handsets, and related accessories to meet subscriber demand.

Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our wireless subscribers, resulting in decreased revenues. Even if we continuously upgrade our wireless networks, there can be no assurance that existing subscribers will not prefer features of our competitors and switch wireless providers.

Consolidation and competition in the wholesale market for wireline services could adversely affect our revenues and profitability.

Our long distance segment competes with AT&T (formerly known as SBC Communications, or SBC, which recently acquired AT&T), Verizon Communications (which recently acquired MCI), or Verizon, BellSouth Corporation (which has agreed to be acquired by AT&T), or BellSouth, Qwest Communications, Level 3 Communications, Inc., and cable operators, as well as a host of smaller competitors, in the provision of wireline services. Some of these companies have built high-capacity, Internet protocol-based fiber-optic networks capable of supporting large amounts of voice and data traffic. These companies claim certain cost structure advantages which, among other factors, may allow them to maintain profitability while offering services at a price below that which we can offer profitably. Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. Both AT&T and Verizon, as a result of their recent acquisitions, continue to be our two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from incumbent local exchange carriers, or ILECs, to serve our long distance customers, and payments to ILECs for these facilities is a significant cost of service for our long distance segment. The acquisition of AT&T by SBC and the proposed acquisition of BellSouth by AT&T, and the acquisition of MCI by Verizon could give those carriers’ long distance operations cost and operational advantages with respect to these access facilities because those carriers serve significant geographic areas, including many large urban areas, as the incumbent local carrier.

In urban areas where Embarq operates, there is substantial competition from competitive local exchange carriers and cable operators, and competition is increasing in the suburban and rural areas that it serves. Cable companies selling cable modems continue to provide competition for high-speed data services to residential customers in Embarq’s service areas and are beginning to offer voice telephone service using their cable facilities in those areas. Competition from wireless services also affects Embarq, as e-mail and wireless services continue to grow as an alternative to the wireline services we offer.

  Failure to complete development, testing and deployment of new technology that supports new services could affect our ability to compete in the industry and the technology we use places us at a competitive disadvantage.

We develop, test and deploy various new technologies and support systems intended both to enhance our competitiveness by supporting new services and features and reducing the costs associated with providing those services. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by our customers or may not be profitable, in which case we could not recover our investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services. Any resulting customer dissatisfaction could affect our ability to retain customers and have an adverse effect on our results of operations and growth prospects.

Our wireless networks provide services utilizing CDMA and iDEN technologies. Wireless subscribers served by these two technologies represent a smaller portion of global wireless subscribers than the subscribers served by wireless networks that utilize global system for mobile communication, or GSM, technology. As a result, our costs with respect to both CDMA and iDEN network equipment and handsets are generally higher than the comparable costs incurred by our competitors who use GSM technology.

  If we are unable to meet our future capital needs relating to investment in our networks and other obligations, it may be necessary for us to curtail, delay or abandon our business growth plans. If we incur significant additional indebtedness to fund our plans, it could cause a decline in our credit rating and could increase our borrowing costs or limit our ability to raise additional capital.

We have substantial indebtedness, and we will require capital to satisfy our debt service requirements and other obligations, such as the obligation to (i) purchase the shares of Nextel Partners common stock that we do not already own, (ii) pay debt that we will assume in connection with the acquisition of Nextel Partners, and (iii) pay debt that we have assumed in connection with the acquisitions of PCS Affiliates. We also will require additional capital to make the capital expenditures necessary to implement our business plans or support future growth of our wireless business. Continued declines in the ability of our long distance segment to generate cash from its operations requires us to increase cash generated from our other segments. A decrease in our ability to generate cash from operations, or to obtain funds from other sources, may require us to seek additional financing to expand our businesses and meet our other obligations or divert cash used for capital expenditures, which could detract from operations and limit our ability to increase, or cause a decline in, revenues and net income. In addition, any future acquisitions may be made with additional borrowings. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing when needed could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, or if we do not continue to generate sufficient cash from our operations, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

  We have entered into outsourcing agreements related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, interruption of our services or a delay in the roll-out of new technology.

We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide customer service and related support to our wireless subscribers and outsourced many aspects of our customer care and billing functions to third parties. We also have entered into an agreement whereby a third party has leased or operates a significant number of our communications towers, and we sublease space on these towers. As a result, we must rely on third parties to perform certain of our operations and, in certain circumstances, interface with our customers. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

  The intellectual property rights utilized by us and our suppliers and service providers may infringe on intellectual property rights owned by others.

Some of our products and services use intellectual property that we own. We also purchase products from suppliers, including handset device suppliers, and outsource services to service providers, including billing and customer care functions, that incorporate or utilize intellectual property. We and some of our suppliers and service providers have received, or may receive in the future, assertions and claims from third parties that the products or software utilized by us or our suppliers and service providers infringe on the patents or other intellectual property rights of these third parties. These claims could require us or an infringing supplier or service provider to cease certain activities or to cease selling the relevant products and services. Such claims and assertions also could subject us to costly litigation and significant liabilities for damages or royalty payments, or require us to cease certain activities or to cease selling certain products and services.

  If Motorola is unable or unwilling to provide us with equipment and handsets in support of our Nextel branded services, as well as anticipated handset and infrastructure improvements for those services, our iDEN operations will be adversely affected.

Motorola is our sole source for most of the equipment that supports the iDEN network and for all of the handsets we offer under the Nextel brand except BlackBerry® devices. Although our handset supply agreement with Motorola is structured to provide competitively priced handsets, the cost of iDEN handsets is generally higher than handsets that do not incorporate a similar multi-function capability. This difference may make it more difficult or costly for us to offer handsets at prices that are attractive to potential customers. In addition, the higher cost of iDEN handsets requires us to absorb a larger part of the cost of offering handsets to new and existing customers. These increased costs and handset subsidy expenses may reduce our growth and profitability. Also, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to subscribers of services on our iDEN network, including a dual-mode handset. A decision by Motorola to discontinue manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. In addition, because iDEN technology is not as widely adopted and has fewer subscribers than other wireless technologies and because we expect that over time more of our customers will utilize service offered on our CDMA network, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets. Further, our ability to timely and efficiently implement the spectrum reconfiguration plan to eliminate interference with public safety operations in the 800 megahertz, or MHz, band, set forth in the Report and Order released by the Federal Communications Commission, or FCC, which provides for the exchange of a portion of the FCC licenses used in our iDEN network for other licenses, including 10 MHz of spectrum in the 1.9 gigahertz, or GHz, band, is dependent, in part, on Motorola.

  The reconfiguration process contemplated by the FCC’s Report and Order may adversely affect our business and operations, which could adversely affect our future growth and operating results.

In order to accomplish the reconfiguration of the 800 MHz spectrum band that is contemplated by the Report and Order, in most cases we will need to cease our use of a portion of the 800 MHz spectrum on our iDEN network in a particular market before we are able to commence use of replacement 800 MHz spectrum in that market. To mitigate the temporary loss of the use of this spectrum, in many markets we will need to construct additional transmitter and receiver sites or acquire additional spectrum in the 800 MHz or 900 MHz bands. This spectrum may not be available to us on acceptable terms. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our iDEN network, require us to curtail subscriber additions in those markets until the capacity limitation can be corrected, or a combination of the two. Degradation in network performance in any market could result in higher subscriber churn in that market, the effect of which could be exacerbated if we are forced to curtail subscriber additions in that market. A resulting loss of a significant number of subscribers could adversely affect our results of operations. We expect that the reconfiguration process will have at least some adverse impact on the capacity and performance of our iDEN network, particularly in some of our more capacity constrained markets. In addition, the Report and Order gives the FCC the authority to suspend our use of the 1.9 GHz spectrum that we received under the Report and Order if we do not comply with our obligations under the Report and Order.

  Government regulation could adversely affect our prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects or results of operations.

The FCC and other federal, state and local governmental authorities have jurisdiction over our business and could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

Wireless Operations.  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to:

•	how radio spectrum is used by licensees;

•	the nature of the services that licensees may offer and how such services may be offered; and

•	resolution of issues of interference between spectrum bands.

The Communications Act of 1934, or Communications Act, preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except that states may exercise authority over such things as certain billing practices and consumer-related issues. The California PUC has imposed rules designed to impose consumer protections. Several other states are considering similar initiatives. These regulations could increase the costs of our wireless operations.

The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain buildout requirements and substantially comply with applicable FCC rules and policies and the Communications Act in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area. There is no guarantee that our licenses will be renewed.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. For example, it is considering new concepts that might permit unlicensed users to “share” our licensed spectrum to the extent the FCC believes harmful interference will not occur. These new uses could adversely impact our utilization of our licensed spectrum and our operational costs.

CMRS providers must implement enhanced 911, or E911, capabilities in accordance with FCC rules. Failure to deploy E911 service consistent with FCC requirements could subject us to significant fines. We were unable to satisfy the requirement that 95% of our subscriber base have Assisted-GPS capable handsets by December 31, 2005. We have filed a request for a waiver with the FCC seeking an extension of the December 31, 2005 handset penetration deadline to December 31, 2007, on which the FCC has not yet ruled.

The FCC, together with the Federal Aviation Administration, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of projects, which makes it more difficult and expensive to deploy antenna facilities. The FCC is also considering changes to its rules regarding environmental protection as related to tower construction, which, if adopted, could make it more difficult to deploy facilities.

Wireline Operations.  The FCC order released in February 2005 on unbundled network elements, or UNEs, has largely eliminated the ability of our long distance segment to use the unbundled network element platform to offer competing local services to small business and residential customers in areas outside the Embarq local service areas, and the FCC’s pending re-examination of pricing guidelines for UNEs could limit our future ability to use high-capacity loop and transport UNEs to offer competing local services to medium and large business customers.

The continued regulatory uncertainty regarding voice over IP, or VoIP, may result in a reduction in access revenues for our local segment and may adversely affect the competitive position of our long distance segment to the extent it makes less use of VoIP than our competitors. While clarification of VoIP’s status as either an “information service” or a “telecommunications service” will provide greater certainty regarding the payment structure for VoIP traffic, the resulting decision could adversely impact access revenues for our local segment. Adoption by the FCC of intercarrier compensation reform also may provide more regulatory certainty regarding charges applicable to VoIP traffic, but it could also reduce the revenues of our local segment unless the plan provides a mechanism to replace those revenues with revenues from other sources.

Depending upon its outcome, the FCC’s proceedings regarding regulation of special access rates could affect the rates paid by our long distance segment and revenues received by our local segment for special access services in the future.

  Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

  Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “intends,” “targets,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties in addition to those outlined in the above “Risk Factors” section and elsewhere in this prospectus including, but not limited to:

•	the uncertainties related to the benefits of the Sprint-Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the uncertainties related to, and the impact of, the contemplated spin-off of Embarq;

•	the effects of vigorous competition and the overall demand for our service offerings in the markets in which we operate and the impact of new, emerging and competing technologies on our business;

•	the costs and business risks associated with providing new services and entering new markets;

•	the impact of potential adverse change in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless segment to continue to grow and improve profitability;

•	the ability of our local and long distance segments to achieve expected revenues;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to our investments in networks, systems and other businesses;

•	the uncertainties related to the implementation of our business strategies;

•	unexpected results of litigation filed against us;

•	a significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our iDEN network;

•	the impact of adverse network performance, including any performance issues resulting from the reconfiguration of the 800 MHz band of our iDEN network contemplated by the Report and Order;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order and deployment of E911 services on the iDEN network;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	inability of third parties to perform to our requirements under agreements related to business operations;

•	one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

	For the Years Ended December 31,
	2005	2004	2003	2002	2001

Sprint Nextel(1)	2.45	—(a)	—(b)	1.21	—(c)

(1)	For purposes of calculating the ratio,

(i) earnings include:

•	income (loss) from continuing operations before income taxes, plus

•	equity in the net earnings (losses) of less-than-50% owned entities, less

•	capitalized interest; and

(ii) fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt issuance costs; and

•	the interest component of operating rents.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

(earnings + fixed charges)
(fixed charges) + (pretax earnings required to cover preferred stock dividends)

Pretax earnings required to cover preferred stock dividends are calculated as follows:

preferred stock dividends, as adjusted for the tax benefits related to unallocated shares
1−(Sprint Nextel’s effective income tax rate)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $1.6 billion in 2004.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $491 million in 2003.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $2.3 billion in 2001.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of our guarantees.

THE CONSENT SOLICITATION

Introduction

We are seeking valid and unrevoked consents of registered holders of a majority in aggregate principal amount of each of the series of notes outstanding at the close of business on          , 2006, the record date for determining the holders of the notes entitled to deliver consents in connection with this consent solicitation. As of the record date, the principal amount of the 12% notes outstanding was $233,291,000, the principal amount of the 11% notes outstanding was $250,561,000, the principal amount of the 8 1/2% notes outstanding was $250,000,000, the principal amount of the first priority notes outstanding was $175,000,000 and the principal amount of the second priority notes outstanding was $158,854,300.

If holders of a majority in aggregate principal amount of each of the series of notes consent to the proposed amendments, we will become a guarantor of the notes and will fully and unconditionally guarantee the due and punctual payment of the principal of, and any accrued but unpaid interest in respect of, the notes when and as the same shall become due and payable. Obligations under our guarantees with respect to the notes will be senior and unsecured, and will rank equal in right of payment with all of our existing and future senior, unsecured debt. On December 31, 2005, we had approximately $25.4 billion of senior, unsecured debt (excluding the guarantees relating to the notes) outstanding.

Description of the Proposed Amendments

We are soliciting the consents of the holders of the notes to the proposed amendments with respect to each of the Alamosa indentures and AirGate indentures. The proposed amendments would be set forth in supplemental indentures to each of the indentures, certain of which have already been amended by one or more supplemental indentures. If the proposed amendments become operative, each indenture, as amended by the supplemental indenture, would apply to holders of the corresponding notes.

The proposed amendments are being presented as one proposal for the Alamosa notes and one proposal for the AirGate notes, and in each case, the related indentures. Consequently, the delivery of a consent by a holder of Alamosa notes or AirGate notes is the delivery of a consent to all of the proposed amendments to the applicable indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid.

Furthermore, we are requiring the consent of the holders of a majority in aggregate principal amount of each series of the Alamosa notes for the proposed amendments to any of the Alamosa indentures to become operative. We may waive this requirement, however, for any series of the Alamosa notes, if we receive the required consents from the holders of a majority of such series of notes. For example:

•	if we do not receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of any series of the Alamosa notes, we will not implement the proposed amendments in any of the Alamosa indentures or issue our guarantee with respect to any series of the Alamosa notes or the Alamosa indentures;

•	if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of all series of the Alamosa notes, we will implement the proposed amendments in each of the Alamosa indentures and issue our guarantee with respect to each series of the Alamosa notes and the Alamosa indentures;

•	if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the 11% notes, but not the 12% notes or 8 1/2% notes, we may choose to waive approval from the holders of the 12% notes and 8 1/2% notes, and implement the proposed amendments in the indentures governing the 11% notes and issue our guarantee only with respect to these notes and the indenture governing them; and

•	if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the 12% notes and 11% notes, but not the 8 1/2% notes, we may choose to waive approval from the holders of the 8 1/2% notes, and implement the proposed amendments in the indentures governing the 12% notes and 11% notes and issue our guarantee only with respect to these notes and the respective indentures governing them.

We are also requiring the consent of the holders of a majority in aggregate principal amount of each of the AirGate notes for the proposed amendments to either of the AirGate indentures to become operative. We may waive this requirement, however, for either the first priority notes or second priority notes, if we receive the required consents from the holders of only the first priority notes or second priority notes. For example, if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the first priority notes, but not the second priority notes, we may choose to waive approval from the holders of the second priority notes and implement the proposed amendments in the indenture governing the first priority notes and issue our guarantee only with respect to the first priority notes and the indenture governing them. Alternatively, if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the second priority notes, but not the first priority notes, we may choose to waive approval from the holders of the first priority notes and implement the proposed amendments in the indenture governing the second priority notes and issue our guarantee only with respect to the second priority notes and the indenture governing them.

In no event, however, will the proposed amendments become operative in any indenture without approval from a majority in aggregate principal amount of the holders of the series of notes issued pursuant to that indenture.

The supplemental indentures to the indentures governing each of the Alamosa notes will become effective upon execution by Alamosa, its subsidiary guarantors and the trustee, and the supplemental indentures to the indentures governing each of the AirGate notes will become effective upon execution by AirGate, its subsidiary guarantors and the trustee. If the supplemental indentures are executed and the proposed amendments become operative, holders of notes will be bound by the applicable supplemental indentures, even if they have not consented to the proposed amendments. Until the proposed amendments become operative, however, each indenture, without giving effect to the proposed amendments, will remain in effect.

The following is a summary of the key provisions of the proposed amendments to the Alamosa indentures and AirGate indentures. Please see Annexes A through D to this prospectus for a complete description of the text of the proposed amendments to the Alamosa indentures and AirGate indentures. The following summary is qualified by reference to the description of the terms of the notes, as amended by the proposed amendments to the indentures, in “Description of the Amended 12% Notes, 11% Notes and 8 1/2% Notes” and “Description of the Amended AirGate Notes,” and the full provisions of the indentures and the forms of supplemental indentures to the indentures, which supplemental indentures have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of the proposed amendments is presented in the order the relevant provisions appear in the indentures and not necessarily in the order of importance.

  Amendment to Asset Sale Definition to Permit Certain Transfers of Assets to Us or Our Other Subsidiaries

Subject to certain exceptions, the indentures prohibit Alamosa and AirGate, and their respective restricted subsidiaries, from selling or transferring assets unless they receive at least fair market value in return for such assets and at least 75% of the consideration received is in the form of cash or cash equivalents. In addition, the cash proceeds from each such asset sale are required, among other things, to be applied to acquire assets that are used or useful in Alamosa’s or AirGate’s respective businesses. We would benefit from the flexibility to use Alamosa’s and AirGate’s assets in combination with our other assets where they can be most beneficial to our business as a whole. In order to create that flexibility, we are proposing amendments to each of the indentures that would revise the definition of “Asset Sale” to exclude specifically any transaction or series of related transactions involving the sale or other transfer of assets by Alamosa or AirGate, or their respective restricted subsidiaries, to us or any of our other direct or indirect subsidiaries. Such sales or transfers would be subject to the proposed amended affiliate transactions covenant in the Alamosa indentures and the AirGate indentures described below under “— Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries.” The proposed amendment to the definition of “Asset Sale” would not amend any of the collateral documents related to the AirGate indentures, and, therefore, your rights, if any, under those documents would not be affected.

  Amendment to Reporting Covenants

The “Commission Reports” covenant in the Alamosa indentures requires Alamosa to file with the SEC and provide the trustee under such indentures and the holders of the corresponding notes with such annual reports and such information, documents and other reports as are specified in sections 13 and 15(d) of the Securities Exchange Act of 1934, or Exchange Act, and applicable to a U.S. corporation subject to those sections.

Similarly, the “Commission Reports” covenant in each of the AirGate indentures requires AirGate to provide to the holders of the AirGate notes:

•	all quarterly and annual financial information that is required to be filed with the SEC on Forms 10-Q and 10-K to the extent AirGate does not file such forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AirGate’s independent accountants; and

•	all current reports that are required to be filed with the SEC on Form 8-K to the extent AirGate does not file such reports with the SEC.

In an effort to eliminate the expense associated with continuing to produce and provide to holders of the Alamosa notes and AirGate notes separate financial reports for Alamosa and AirGate, as applicable, and file such reports with the SEC, we are seeking consents to amend the Alamosa indentures and the AirGate indentures to permit Alamosa and AirGate, as applicable, to provide the financial reports of a parent guarantor of such notes (without including any condensed consolidated financial information related to Alamosa or AirGate), in lieu of separate reports relating only to Alamosa or AirGate, as applicable. As a result, if the proposed amendments become effective, following the issuance of our guarantees of such notes, we, as a parent guarantor of such notes, would be permitted to provide to the holders of the Alamosa notes and AirGate notes our financial reports filed with the SEC (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X) instead of the reports of Alamosa or AirGate, as applicable.

  Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries

The “Limitation on Transactions with Affiliates” covenant in the Alamosa indentures generally prohibits Alamosa and its restricted subsidiaries from engaging in any transaction with, or for the benefit of, any affiliate (other than, in certain cases, Alamosa and its restricted subsidiaries) unless:

•	the terms of such affiliate transaction are set forth in writing, and are no less favorable to Alamosa or such restricted subsidiary than those that could be obtained in a comparable arm’s-length transaction with a person that is not an affiliate of Alamosa;

•	if such affiliate transaction involves aggregate payments or value in excess of $5.0 million, the board of directors of Alamosa (including a majority of the disinterested members of the board of directors) approves such affiliate transaction and, in its good faith judgment, believes that such affiliate transaction complies with the foregoing clause, as evidenced by a board resolution promptly delivered to the Alamosa trustee; and

•	if such affiliate transaction involves aggregate payments or value in excess of $25.0 million, Alamosa obtains a written opinion from an independent financial advisor to the effect that the consideration to be paid or received in connection with such affiliate transaction is fair, from a financial point of view, to Alamosa and its restricted subsidiaries, taken as a whole.

Similarly, the “Limitation on Transactions with Affiliates” covenant in each of the AirGate indentures generally prohibits AirGate and its restricted subsidiaries from engaging in any transaction with, or for the benefit of, any affiliate (other than AirGate and its restricted subsidiaries) unless:

•	such affiliate transaction is on terms that are no less favorable to AirGate or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by AirGate or such restricted subsidiary with an unrelated person;

•	subject to certain exceptions, AirGate delivers to the applicable AirGate trustee, with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of AirGate’s board of directors set forth in an officers’ certificate certifying that such affiliate transaction complies with the covenant and that such affiliate transaction has been approved by a majority of the disinterested members of the AirGate board of directors; and

•	AirGate delivers to the applicable AirGate trustee, with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of the AirGate notes of such affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

We want to integrate Alamosa’s and AirGate’s businesses with ours and have Alamosa, AirGate and their respective restricted subsidiaries engage freely in transactions with us or any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to Alamosa, AirGate and their respective restricted subsidiaries than those that would have been obtained in comparable transactions by Alamosa, AirGate and their respective restricted subsidiaries with an unrelated person, without the necessity of having, as applicable, Alamosa’s or AirGate’s board of directors or a majority of the disinterested directors of Alamosa’s or AirGate’s board of directors approve such transactions and/or obtaining an independent fairness opinion if such transactions exceed the applicable dollar thresholds. In an effort to create that flexibility, we are proposing amendments to the Alamosa indentures and AirGate indentures that would (i) remove the third bullet point from each of the summaries above (the requirement of obtaining an independent fairness opinion if such transaction exceeds $25.0 million) and (ii) with respect to the second bullet point of each of the summaries above, increase the dollar threshold to $10.0 million and modify the requirement of obtaining approval by a majority of the disinterested members of the board of directors of Alamosa or AirGate, as applicable, to instead require approval by the board of directors of Alamosa or AirGate, as applicable.

As a result, Alamosa and AirGate would be permitted to engage in transactions with affiliates if such transactions are on terms not less favorable to Alamosa, AirGate or their restricted subsidiaries than those that would have been obtained in a comparable transaction with an unrelated person, and, to the extent they involve aggregate consideration in excess of $10.0 million, such transactions have been approved by Alamosa’s and AirGate’s board of directors, neither of which need include disinterested directors.

  Revision of Certain Definitions and Other Text

In connection with the proposed amendments described above, certain defined terms contained in the indentures would be amended or deleted, and new defined terms would be added to the indentures. Please see Annexes A through D to this prospectus and the forms of supplemental indentures for a more complete description of those amendments. In addition, we reserve the right to make certain technical changes to the indentures pursuant to the provisions thereof and to include such changes in the applicable supplemental indentures. Any such technical changes will not affect the substantive rights of the holders of the notes, other than as described above.

The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the notes corresponding to the provisions in each of the indentures that are deleted or amended by virtue of the proposed amendments.

Expiration Date; Extension; Waiver; Amendment; Termination

The consent solicitation will expire at 5:00 p.m., New York City time, on           ,          , 2006, unless we extend the consent solicitation. If we extend the consent solicitation, the expiration date will be the latest time and date to which the consent solicitation is extended. We expressly reserve the right to extend the consent solicitation from time to time or for such period or periods as we may determine in our discretion by giving oral (to be confirmed in writing) or written notice of such extension to the consent agents and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the consent solicitation, all consents validly executed and delivered to the consent agents will remain effective unless validly revoked prior to such extended expiration date. If, on the expiration date, holders of a majority in principal amount of less than all series of Alamosa notes or AirGate notes, as applicable, have consented to the proposed amendments, we may waive the requirement of consent of a majority of each of the series of Alamosa notes or AirGate notes, as applicable. In such event, we expressly reserve the right to accept consents for all series of Alamosa notes, or either series of AirGate notes, the holders of a majority of which have delivered consents, and extend the expiration date of the consent solicitation with respect to any or all of the remaining series of notes. In such event, expiration date will mean the date the consents are accepted in the case of the notes as to which the required consents have been obtained, and the date to which the consent solicitation is extended in the case of the remaining notes.

We expressly reserve the right, in our discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the expiration date in a manner that constitutes a material change, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the consent agents and disseminate a prospectus supplement in a manner reasonably designed to give holders of the notes notice of the change on a timely basis. We expressly reserve the right, in our discretion, to waive any condition of the consent solicitation.

We expressly reserve the right, in our discretion, to terminate the consent solicitation for any reason as to any or all series of the notes. Any such termination will be followed promptly by public announcement thereof. In the event we terminate the consent solicitation, we will give prompt notice thereof to the consent agents and the consents previously executed and delivered pursuant to the consent solicitation will in respect of any series of the notes, to the extent not accepted prior to the termination date, be of no further force and effect. See “— Revocation of Consents.”

Procedures for Delivering Consents

In order to consent to the proposed amendments to the Alamosa indentures, a holder of Alamosa notes must execute and deliver to the Alamosa consent agent a copy of the accompanying letter of consent relating to the Alamosa indentures, or cause the Alamosa letter of consent to be delivered to the Alamosa consent agent on the holder’s behalf, before the expiration date in accordance with the procedures described below. In order to consent to the proposed amendments to the AirGate indentures, a holder of AirGate notes must execute and deliver to the AirGate consent agent a copy of the accompanying letter of consent relating to the AirGate indentures, or cause the AirGate letter of consent to be delivered to the AirGate consent agent on the holder’s behalf, before the expiration date in accordance with the procedures described below. The Alamosa letter of consent and AirGate letter of consent are referred to together in this prospectus as the letters of consent.

In accordance with the indentures governing the notes, only registered holders of the notes as of 5:00 p.m., New York City time, on the record date may execute and deliver to the consent agents the letters of consent. We expect that The Depository Trust Company, or DTC, will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to the notes they hold through DTC as if the participants were the registered holders of those notes. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.

If you are a beneficial owner of notes held through a bank, broker or other financial institution, in order to consent to the proposed amendments, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute the applicable letter of consent and deliver it either to the applicable consent agent on your behalf or to you for forwarding to the applicable consent agent before the expiration date or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver the applicable letter of consent with respect to the notes on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver the executed applicable letter of consent, together with the proxy, to the applicable consent agent before the expiration date. Beneficial owners of notes are urged to contact the bank, broker or other financial institution through which they hold their notes to obtain a valid proxy or to direct that a letter of consent be executed and delivered in respect of their notes.

Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer its notes. All consents received from the holder of record on the record date and not revoked by that holder before the expiration date will be effective notwithstanding any transfer of those notes after the record date.

Registered holders of notes as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent to the applicable consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” in accordance with the instructions set forth in this prospectus, the Alamosa letter of consent and the AirGate letter of consent. Alamosa letters of consent should be delivered to the Alamosa consent agent and AirGate letters of consent should be delivered to the AirGate consent agent, not to us, Alamosa or AirGate. However, we reserve the right to accept any letter of consent received by us, Alamosa or AirGate.

All letters of consent that are properly completed, executed and delivered to the consent agents, and not revoked before the expiration date, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the proposed amendments should complete, sign and date the applicable letter of consent and mail, deliver or send by overnight courier or facsimile (confirmed by the expiration date by physical delivery) the signed letter of consent to the applicable consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” all in accordance with the instructions contained in this prospectus and the applicable letter of consent.

Letters of consent delivered by the registered holders of notes as of the record date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the notes or on the position listings of DTC, as applicable. If notes to which a letter of consent relate are registered in the names of two or more holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of notes registered in the name of a holder, or relates to only certain of the Alamosa notes or the AirGate notes, the registered holder must list the series of notes and the certificate numbers and principal amount of notes registered in the name of that holder to which the letter of consent relates. If no series or aggregate principal amount of notes as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all notes of such holder. If notes are registered in different names, separate letters of consent must be signed and delivered with respect to each registered note. If a letter of consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.

In connection with the consent solicitation, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, the letters of consent and related documents to the beneficial owners of the notes and in handling or forwarding deliveries of consents by their customers.

All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by us, in our discretion, which determination will be final and binding. We also reserve the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the expiration date. Any holder who has delivered a consent, or who succeeds to ownership of notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the expiration date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed letters of consent that are received by the consent agents will be counted as consents with respect to the proposed amendments, unless the consent agents receive a written notice of revocation prior to the expiration date.

In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent and the description of the notes to which it relates, the certificate numbers of such notes and the aggregate principal amount represented by such notes. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the letter of consent (including any required signature guarantees) or be accompanied by evidence satisfactory to us and the consent agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the letter of consent was executed by a person other than the registered holder of the notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the expiration date by the consent agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.

Solicitation, Consent and Information Agents

We have retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the consent solicitation. We have agreed to pay the solicitation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Questions may be directed to the solicitation agent at the following address and telephone numbers:

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll-free)
(877) 696-2327

We have retained Wells Fargo Bank, National Association to act as the Alamosa consent agent and The Bank of New York to act as the AirGate consent agent. We have agreed to pay the consent agents customary fees and reimburse them for their reasonable out-of-pocket expenses. All executed letters of consent and notices of revocation should, and questions relating to the procedures for consenting to the proposed amendments and requests for assistance may, be directed to the applicable consent agent at the indicated address and telephone and facsimile numbers:

Letters of Consent Relating to the Alamosa Notes and the Alamosa Indentures:

Wells Fargo Bank, National Association
MAC — N9303-121
Corporate Trust Operations
P.O. Box 1517
Minneapolis, Minnesota 55480-1517
(800) 934-6802
By Facsimile: (612) 344-5128, Attn: Corporate Trust Operations

Letters of Consent Relating to the AirGate Notes and the AirGate Indentures:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
(212) 815-3687
By Facsimile: (212) 298-1915

We have appointed Georgeson Shareholder Communications, Inc. to act as the information agent with respect to the consent solicitation. We will pay the information agent customary fees for its services and reimburse it for its reasonable out-of-pocket expenses. We have also agreed to indemnify the information agent for certain liabilities. Requests for additional copies of this prospectus or the letter of consent may be directed to the information agent at the following address and telephone numbers:

17 State Street
New York, New York 10004
(866) 257-5415
Banks/Brokers (212) 440-9800

Fees and Expenses

The total amount of funds required to pay all fees and expenses in connection with the consent solicitation is expected to be approximately $850,000. We expect to obtain these funds from available cash.

DESCRIPTION OF OUR GUARANTEES

The following is a summary of our proposed guarantees of the notes. The following summary is qualified by reference to the full provisions of the forms of the guarantees, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

If the proposed amendments to the indentures are approved, contemporaneously with the execution of the supplemental indentures, we will issue guarantees of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the notes, and all other monetary obligations of Alamosa and AirGate under the amended indentures, insofar as such monetary obligations relate to the notes. We will execute a guarantee in favor of the holders of each of the Alamosa notes, and we will also execute a guarantee in favor of the holders of each of the AirGate notes. It will not be necessary for new certificates to be issued evidencing the notes to reflect the benefit of the guarantees, and no separate certificates will be issued to evidence the guarantees. Regardless of the outcome of the consent solicitation, the notes will continue to be guaranteed by the same subsidiaries of Alamosa and AirGate that currently guarantee the Alamosa notes and AirGate notes, respectively, under the terms of the applicable indentures.

Our guarantees with respect to the notes will be:

•	senior, unsecured obligations, equal in right of payment with all of our existing and future senior, unsecured debt;

•	effectively junior to our obligations secured by liens, to the extent of the value of the assets securing those obligations; and

•	senior in right of payment to our subordinated debt, if any.

Our guarantees will not make us or any of our subsidiaries subject to the covenants contained in the indentures and will not otherwise contain any restrictions on our operations.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the consent solicitation to holders of notes who are U.S. Holders (as defined below) and, subject to the limitations described below, constitutes the opinion of Jones Day. It is not a complete analysis of all the potential tax considerations relating to the consent solicitation. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the IRS has been sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that such contrary position taken by the IRS would not be sustained by a reviewing court.

This summary is applicable to initial purchasers of the notes who purchased the notes on original issuance at their initial offering price. It assumes that the notes are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	holders who are not U.S. Holders;

•	persons that hold notes as part of a hedge, straddle, or conversion transaction;

•	persons deemed to sell notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes is urged to consult his or her tax advisor regarding the tax consequences of the consent solicitation.

For purposes of this discussion, a holder is a “U.S. Holder” if such holder is beneficial owner of a note and is:

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia),

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (and certain other trusts that have elected to continue to be treated as U.S. trusts).

  General

Although the issue is not free from doubt, a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees, and such holder should continue to have the same tax basis and holding period with respect to the notes as it had before the consent solicitation.

  Tax Consequences of the Proposed Amendments and Our Guarantees of the Notes

Generally.  The modification of the terms of a debt instrument is treated, for federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Although the matter is not free from doubt, the adoption of the proposed amendments, in and of itself, should not constitute a significant modification of the terms of the notes for federal income tax purposes. Upon adoption of the proposed amendments, Sprint Nextel will also guarantee Alamosa’s and AirGate’s respective payment obligations with respect to the notes. The Treasury regulations provide that the addition of a co-obligor on a debt instrument is a significant modification if the addition of the co-obligor results in a change in payment expectations. The Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. If Sprint Nextel’s guarantees of Alamosa’s and AirGate’s respective payment obligations with respect to the notes do not result in a significant modification, there would be no deemed exchange of the notes for U.S. federal income tax purposes and holders would not recognize any gain or loss. In addition, holders would continue to have the same tax basis and holding period with respect to the notes as they had before the consent solicitation. To the extent the notes were originally issued with original issue discount, or OID, holders would continue to be required to include OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income, regardless of the holder’s method of tax accounting.

Recapitalization Treatment.  If the proposed amendments or Sprint Nextel’s guarantees are treated as a significant modification of the notes for U.S. federal income tax purposes, a holder will be treated as having exchanged its “old” notes for “new” notes for U.S. federal income tax purposes. Even so, the holder will not be taxable if the notes, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. In such event, the “deemed” exchange would be treated as a tax-free recapitalization for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. A debt instrument with a term to maturity of five years or less generally does not qualify as a security, and a debt instrument with a term to maturity of ten years or more generally does qualify as a security. Whether a debt instrument with a term to maturity of between five and ten years qualifies as a security is unclear. The notes have original maturities ranging from approximately five and one-half years to eight years. Although the matter is not free from doubt, given the maturities and the other terms of the notes, the notes should constitute securities for U.S. federal income tax purposes. In such event, a holder of a note would not recognize any income, gain or loss as a result of the proposed amendments or our guarantees. The holder would take a tax basis in the “new” note equal to its tax basis in the “old” note immediately prior to the “deemed” exchange and the holder’s holding period for the “new” note would include the period during which the “old” note was held.

Treatment if Recapitalization Does Not Apply.  If, on the other hand, the proposed amendments or Sprint Nextel’s guarantees were treated as constituting a significant modification of the notes resulting in a deemed exchange, but the deemed exchange was not treated as a recapitalization for U.S. federal income tax purposes (e.g., because the notes were not deemed securities for U.S. federal income tax purposes), a holder would recognize gain or loss at the time of such deemed exchange. The amount of such gain or loss would be equal to the difference, if any, between the amount realized by the holder in the deemed exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged. In addition, the holder’s holding period in the “new” notes that are deemed to be received would begin on the day after the deemed exchange and the holder’s tax basis in the “new” notes would be equal to the amount realized by such holder in the deemed exchange.

Original Issue Discount.  If there is a deemed exchange of “old” notes for “new” notes as a result of the proposed amendments or our guarantees, regardless of whether or not the exchange qualifies as a recapitalization, the “new” notes will be treated as issued with OID in an amount equal to the excess, if any (to the extent that it exceeds a statutorily defined de minimis amount), of the stated redemption prices at maturity of the “new” notes over their respective issue prices. If either the “old” notes or the “new” notes are considered to be publicly traded for purposes of the applicable provisions of the Code, the “new” notes will have an issue price equal to the fair market value of the “old” notes or “new” notes, as applicable. If neither the “old” notes nor the “new” notes are publicly traded, the issue price of the “new” notes would generally either be the “new” notes’ stated principal amount or an imputed principal amount. A holder that is deemed to hold “new” notes with OID generally will be required to include OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income regardless of the holder’s method of tax accounting. The amount of OID required to be included in gross income with respect to the “new” notes may differ from the amount of OID (if any) required to be included in gross income with respect to the “old notes.”

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSENT SOLICITATION TO THEIR PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF THE AMENDED 12% NOTES, 11% NOTES AND 8 1/2% NOTES

Alamosa (Delaware), Inc. (“Alamosa”) has, among other notes, issued the following notes pursuant to the following indentures:

•	12% Senior Discount Notes due 2009 (the “12% Notes”) issued pursuant to an Indenture, dated as of November 10, 2003 (the “12% Indenture”), by and among Alamosa, the Subsidiary Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee (the “Trustee”);

•	11% Senior Notes due 2010 (the “11% Notes”) issued pursuant to an Indenture, dated as of November 10, 2003 (the “11% Indenture”), by and among Alamosa, the Subsidiary Guarantors party thereto and the Trustee; and

•	8 1/2% Senior Notes due 2012 (the “8 1/2% Notes”) issued pursuant to an Indenture, dated as of January 20, 2004 (the “8 1/2% Indenture”), by and among Alamosa, the Subsidiary Guarantors party thereto and the Trustee.

The following description is a summary of the relevant provisions of the 12% Indenture, 11% Indenture and 8 1/2% Indenture (collectively, the “12%, 11% and 8 1/2% Indentures”), as amended by the proposed amendments pursuant to the applicable supplemental indentures. Except as noted in this description, the 12% Notes, 11% Notes and 8 1/2% Notes (collectively, the “12%, 11% and 8 1/2% Notes”) and the 12%, 11% and 8 1/2% Indentures contain substantively similar terms and conditions. This description does not restate such indentures in their entirety, and this description is qualified in its entirety by reference to all of the provisions of the 12%, 11% and 8 1/2% Notes and the 12%, 11% and 8 1/2% Indentures. We urge you to read the 12%, 11% and 8 1/2% Indentures because they, and not this description, define the rights of holders of the 12%, 11% and 8 1/2% Notes.

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Other terms used in this description but not defined below under the subheading “— Certain Definitions” have the meanings assigned to them in the 12%, 11% and 8 1/2% Indentures. In this description, “we” refers only to Sprint Nextel Corporation, and “Alamosa” refers to Alamosa (Delaware), Inc. and not to any of its subsidiaries. When we refer to “holders,” we are referring to those persons who are registered holders of the 12%, 11% and 8 1/2% Notes on the books of the registrar appointed under the 12%, 11% or 8 1/2% Indenture, as applicable. Only registered holders have any rights under the 12%, 11% and 8 1/2% Indentures.

The 12%, 11% and 8 1/2% Indentures are governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the 12%, 11% and 8 1/2% Notes include those stated in the 12%, 11% and 8 1/2% Indentures and those made part of the 12%, 11% and 8 1/2% Indentures by reference to the Trust Indenture Act. Each of the 12%, 11% and 8 1/2% Indentures was qualified as an indenture under the Trust Indenture Act.

The 8 1/2% Notes, as originally issued, were not registered under the Securities Act and were subject to transfer restrictions. Thereafter, Alamosa consummated an exchange offer whereby each of the originally issued, unregistered 8 1/2% Notes was exchanged for a registered version thereof. The form and terms of the new, registered 8 1/2% Notes were the same in all material respects as the form and terms of the original, unregistered 8 1/2% Notes, except that the new 8 1/2% Notes were registered under the Securities Act and, therefore, do not bear legends restricting their transfer. The 12% Notes and the 11% Notes were registered under the Securities Act of 1933 and therefore do not bear legends restricting their transfer.

Alamosa issued approximately $233.3 million in aggregate principal amount at maturity of the 12% notes, $250.9 million in aggregate principal amount of the 11% notes, and $250.0 million in aggregate principal amount of the 8 1/2% notes. In connection with Alamosa’s tender offer that expired on March 16, 2005, $12,000 in aggregate principal amount of the 12% notes and $334,000 in aggregate principal amount of the 11% notes were validly tendered and not withdrawn.

The 12%, 11% and 8 1/2% Notes were issued without coupons, in denominations of $1,000 and integral multiples thereof.

Principal, Maturity and Interest

The 12% Notes will mature on July 31, 2009. Approximately $233.3 million in aggregate principal amount at maturity of the 12% Notes are currently outstanding. The 12% Notes were issued at a discount to their aggregate principal amount, so that the principal amount at issuance was approximately $190.2 million. The 12% Notes accreted in value at a rate of approximately 12.0% per annum, compounded semi-annually, to an aggregate principal amount of approximately $233.3 million at July 31, 2005. Starting on July 31, 2005, interest on the 12% Notes began to accrue at the rate of 12.0% per annum and will be payable in cash semi-annually on January 31 and July 31 of each year, beginning on January 31, 2006, to those persons who were holders of record on the July 15 or January 15 immediately preceding each interest payment date. Interest on the 12% Notes will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 11% Notes will mature on July 31, 2010. Approximately $250.6 million in aggregate principal amount of 11% Notes are currently outstanding. Interest on the 11% Notes accrues at the rate of 11.0% per annum and is payable in cash semi-annually on January 31 and July 31 of each year to those persons who were holders of record on the July 15 or January 15 immediately preceding each interest payment date. Interest on the 11% Notes accrues from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

The 8 1/2% Notes will mature on January 31, 2012. Approximately $250.0 million in aggregate principal amount of 8 1/2% Notes are currently outstanding. Alamosa may issue additional 8 1/2% Notes under the 8 1/2% Indenture from time to time. Any issuance of additional 8 1/2% Notes is subject to all of the covenants in the 8 1/2% Indenture, including the covenant described below under the caption “— Certain Covenants — Limitation on debt.” The 8 1/2% Notes and any additional 8 1/2% Notes subsequently issued under the 8 1/2% Indenture will be treated as a single class for all purposes under the 8 1/2% Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the 8 1/2% Notes accrues at the rate of 8 1/2% per annum and is payable in cash semi-annually on January 31 and July 31 of each year to those persons who were holders of record on the January 15 or July 15 immediately preceding each interest payment date. Interest on the 8 1/2% Notes accrues from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The 12%, 11% and 8 1/2% Notes are:

•	senior unsecured obligations of Alamosa;

•	equal in right of payment (“pari passu”) with each other and with all existing and future unsecured senior debt of Alamosa, including the 2001 Notes;

•	senior in right of payment to all existing and future subordinated debt of Alamosa;

•	subordinated in right of payment to Designated Senior Debt; and

•	effectively subordinated in right of payment to all existing and future secured debt of Alamosa to the extent of the assets securing such secured debt.

The Subsidiary Guarantees are:

•	senior subordinated unsecured obligations of the Subsidiary Guarantors;

•	pari passu in right of payment with each other and with the guarantees on the 2001 Notes and any future senior subordinated debt of that Subsidiary Guarantor;

•	senior in right of payment to all existing and future subordinated debt of that Subsidiary Guarantor; and

•	effectively subordinated in right of payment to all existing and future Designated Senior Debt of that Subsidiary Guarantor.

As of December 31, 2005, the total outstanding debt of Alamosa and the Subsidiary Guarantors, excluding unused commitments made by lenders, was approximately $749 million. As of that date, none of Alamosa’s debt, excluding unused commitments made by lenders, was subordinate to the 12%, 11% and 8 1/2% Notes or the Subsidiary Guarantees.

Alamosa has only a stockholder’s claim against the assets of its Subsidiaries. This stockholder’s claim is junior to the claims that creditors of Alamosa’s Subsidiaries have against those Subsidiaries. Holders of the 12%, 11% and 8 1/2% Notes have claims as creditors in the assets of the Subsidiary Guarantors, but those claims are subordinated to the claims of the holders of any Designated Senior Debt of the Subsidiary Guarantors.

All of Alamosa’s operations are conducted through its Subsidiaries. Therefore, Alamosa’s ability to service its debt, including the 12%, 11% and 8 1/2% Notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to Alamosa. Certain laws restrict the ability of Alamosa’s Subsidiaries to pay dividends and make loans and advances to it. In addition, any future Credit Facilities may place restrictions on the ability of the Restricted Subsidiaries to make distributions to Alamosa. If the restrictions described above are applied to Subsidiaries that are not Subsidiary Guarantors, then Alamosa would not be able to use the earnings of those Subsidiaries to make payments on the 12%, 11% and 8 1/2% Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, Alamosa would also be unable to use the earnings of the Subsidiary Guarantors to the extent they face restrictions on distributing funds to Alamosa. Any of the situations described above could make it more difficult for Alamosa to service its debt.

The total balance sheet liabilities of the Subsidiary Guarantors, as of December 31, 2005, was approximately $124 million.

The Subsidiary Guarantors have other liabilities, including contingent liabilities, which may be significant. As of the date of this prospectus, other than Alamosa Delaware Operations, LLC, Alamosa does not have any Subsidiaries that are not Subsidiary Guarantors. The 12%, 11% and 8 1/2% Indentures contain limitations on the amount of additional Debt which Alamosa and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could be substantial and may be Incurred either by Subsidiary Guarantors or by Alamosa’s other Subsidiaries.

The 12%, 11% and 8 1/2% Notes are unsecured obligations of Alamosa and the Subsidiary Guarantors. Secured Debt of Alamosa and the Subsidiary Guarantors will be effectively senior to the 12%, 11% and 8 1/2% Notes to the extent of the value of the assets securing such Debt.

Subsidiary Guarantees

The obligations of Alamosa under the 12%, 11% and 8 1/2% Indentures, including the repurchase obligation resulting from a Change of Control, are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by all the existing and any future Domestic Restricted Subsidiaries of Alamosa. However, the holders of any Designated Senior Debt or their authorized representative must be provided written notice of an Event of Default at least 10 business days prior to the Trustee or any holder of 12%, 11% and 8 1/2% Notes making any demand for payment under or exercising any right or remedy with respect to a Subsidiary Guarantee and prior to any Subsidiary Guarantor making payment under its Subsidiary Guarantee.

If Alamosa sells or otherwise disposes of either

1. its entire ownership interest in a Subsidiary Guarantor, or

2. all or substantially all of the assets of a Subsidiary Guarantor, then such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. In addition, if Alamosa redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which Alamosa is permitted to do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. See “— Certain Covenants — Designation of Restricted and Unrestricted

Subsidiaries,” “— Certain Covenants — Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries” and “— Merger, Consolidation and Sale of Property” below.

If any Subsidiary Guarantor makes payments under its Subsidiary Guarantee, each of Alamosa and the other Subsidiary Guarantors must contribute their share of such payments. Alamosa’s and the other Subsidiary Guarantors’ shares of such payment will be computed based on the proportion that the net worth of Alamosa or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of Alamosa and all the Subsidiary Guarantors combined.

In addition to the Subsidiary Guarantees described above in this section, upon the execution of the applicable supplemental indentures for each of the 12%, 11% and 8 1/2% Indentures, we will also guarantee the 12%, 11% and 8 1/2% Notes pursuant to the Parent Guarantee. See the section entitled “— Description of Our Guarantees” in this prospectus for more information regarding our guarantees of the 12%, 11% and 8 1/2% Notes.

Subordination of Subsidiary Guarantees

The obligations of the Subsidiary Guarantors under their respective Subsidiary Guarantees are subordinated to any Designated Senior Debt as described below. As a result of this subordination, holders of Designated Senior Debt are entitled to receive full payment in cash on all obligations owed to them before any Subsidiary Guarantor can make any payment to holders of the 12%, 11% and 8 1/2% Notes upon a total or partial liquidation or total or partial dissolution of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor.

As a result of the subordination referred to above, no Subsidiary Guarantor may make any payment pursuant to its Obligations or repurchase, redeem or otherwise retire or defease any 12%, 11% and 8 1/2% Notes (collectively, “make a Subsidiary Guarantor payment”), if

(a) any principal, premium or interest in respect of any Designated Senior Debt is not paid when due (including at maturity), or

(b) any other default on Designated Senior Debt occurs and the maturity of such Debt is accelerated in accordance with its terms,

unless, in either case,

(i) the default has been cured or waived and any such acceleration has been rescinded, or

(ii) such Designated Senior Debt has been paid in full in cash;

provided, however, that a Subsidiary Guarantor may make a Subsidiary Guarantor payment without regard to the foregoing if such Subsidiary Guarantor and the Trustee receive written notice approving such payment from the holders of such Designated Senior Debt.

During the continuance of any default (other than a default described in clause (a) or (b) above) under any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, no Subsidiary Guarantor may make a Subsidiary Guarantor payment for a period (a “Payment Blockage Period”) commencing upon the receipt by such Subsidiary Guarantor and the Trustee of written notice of such default from a representative under such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated:

(a) by written notice to the Trustee and such Subsidiary Guarantor from the holders of such Designated Senior Debt;

(b) because such default is no longer continuing; or

(c) because all such Designated Senior Debt has been repaid in full in cash.

Unless the holders of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, a Subsidiary Guarantor may (unless otherwise prohibited as described in the first or second paragraphs under the heading “— Subordination of Subsidiary Guarantees”) resume making Subsidiary Guarantor payments after the end of such Payment Blockage Period.

Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults during such period.

Upon any payment or distribution of the assets of a Subsidiary Guarantor upon a total or partial liquidation or total or partial dissolution of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor:

•	the holders of Designated Senior Debt will be entitled to receive payment in full in cash before the holders of the 12%, 11% and 8 1/2% Notes are entitled to receive any payment pursuant to the Subsidiary Guarantee of such Subsidiary Guarantor; and

•	until the Designated Senior Debt is paid in full in cash, any distribution to which holders of the 12%, 11% and 8 1/2% Notes would be entitled but for the subordination provisions of the 12%, 11% and 8 1/2% Indentures with respect to the Subsidiary Guarantees will be made to holders of such Designated Senior Debt, except that holders of 12%, 11% and 8 1/2% Notes may receive and retain shares of stock and any debt securities of such Subsidiary Guarantor that are subordinated to the Designated Senior Debt to at least the same extent as the Subsidiary Guarantee of such Subsidiary Guarantor is subordinated to the Designated Senior Debt.

If a payment or distribution is made to holders of 12%, 11% and 8 1/2% Notes that, due to the subordination provisions with respect to the Subsidiary Guarantees, should not have been made to them, such holders are required to hold it in trust for the holders of Designated Senior Debt and pay it over to them as their interests may appear.

If payment of the 12%, 11% and 8 1/2% Notes is accelerated when any Designated Senior Debt is outstanding, no Subsidiary Guarantor may make a Subsidiary Guarantor payment until ten business days after the holders of such Designated Senior Debt receive notice of such acceleration and, thereafter, may make a Subsidiary Guarantor payment only if the 12%, 11% and 8 1/2% Indentures otherwise permit payment at that time.

Because of the 12%, 11% and 8 1/2% Indentures’ subordination provisions with respect to the Subsidiary Guarantees, holders of Designated Senior Debt may recover disproportionately more than the holders of the 12%, 11% and 8 1/2% Notes recover in a bankruptcy or similar proceeding relating to any Subsidiary Guarantor. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the 12%, 11% and 8 1/2% Notes.

Optional Redemption

12% Notes

Except as set forth in the following paragraph, the 12% Notes will not be redeemable at the option of Alamosa prior to July 31, 2006. Starting on that date, Alamosa may redeem all or any portion of the 12% Notes, at once or over time, after giving the required notice under the 12% Indenture. The 12% Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for 12% Notes redeemed during the 12-month period commencing on July 31 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price

2006	106.000%
2007	103.000%
2008	101.500%
2009 and thereafter	100.000%

At any time and from time to time, prior to July 31, 2006, Alamosa may redeem up to a maximum of 35% of the original aggregate principal amount at maturity of the 12% Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 112.000% of the total principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount at maturity of the 12% Notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

11% Notes

Except as set forth in the following paragraph, the 11% Notes will not be redeemable at the option of Alamosa prior to July 31, 2007. Starting on that date, Alamosa may redeem all or any portion of the 11% Notes, at once or over time, after giving the required notice under the 11% Indenture. The 11% Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for 11% Notes redeemed during the 12-month period commencing on July 31 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price

2007	105.500%
2008	102.750%
2009	101.375%
2010 and thereafter	100.000%

At any time and from time to time, prior to July 31, 2007, Alamosa may redeem up to a maximum of 35% of the original aggregate principal amount of the 11% Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 111.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the 11% Notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

8 1/2% Notes

Except as set forth in the following paragraph, the 8 1/2% Notes will not be redeemable at the option of Alamosa prior to January 31, 2008. Starting on that date, Alamosa may redeem all or any portion of the 8 1/2% Notes, at once or over time, after giving the required notice under the 8 1/2% Indenture. The 8 1/2% Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for 8 1/2% Notes redeemed during the 12-month period commencing on January 31 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price

2008	104.250%
2009	102.125%
2010 and thereafter	100.000%

At any time and from time to time, prior to January 31, 2007, Alamosa may redeem up to a maximum of 35% of the original aggregate principal amount of the 8 1/2% Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the 8 1/2% Notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Mandatory Sinking Fund

There are no mandatory sinking fund payments for the 12%, 11% and 8 1/2% Notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of 12%, 11% and 8 1/2% Notes will have the right to require Alamosa to repurchase all or any part of such holder’s 12%, 11% and 8 1/2% Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, Alamosa shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or a similar business news service in the United States, and

(b) send, by first-class mail, with a copy to the Trustee, to each holder of 12%, 11% and 8 1/2% Notes, at such holder’s address appearing in the book of the registrar appointed under the 12%, 11% and 8 1/2% Indentures, a notice stating:

(i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Change of Control covenant and that all 12%, 11% and 8 1/2% Notes timely tendered will be accepted for payment;

(ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(iii) that any 12%, 11% or 8 1/2% Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(iv) that any 12%, 11% or 8 1/2% Note (or portion thereof) not properly tendered will continue to accrue interest;

(v) the circumstances and relevant facts regarding the Change of Control (including, if and to the extent material, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(vi) the procedures that holders of 12%, 11% and 8 1/2% Notes must follow in order to tender their 12%, 11% and 8 1/2% Notes (or portions thereof) for payment, and the procedures that holders of 12%, 11% and 8 1/2% Notes must follow in order to withdraw an election to tender 12%, 11% and 8 1/2% Notes (or portions thereof) for payment.

Alamosa will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 12%, 11% and 8 1/2% Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, Alamosa will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of such compliance.

Alamosa’s management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Alamosa would decide to do so in the future. Subject to certain covenants described below, Alamosa could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 12%, 11% and 8 1/2% Indentures, but that could increase the amount of debt outstanding at such time or otherwise materially affect Alamosa’s capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of Alamosa’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if Alamosa disposes of less than all its assets by any of the means described above, the ability of a holder of 12%, 11% and 8 1/2% Notes to require Alamosa to repurchase its 12%, 11% and 8 1/2% Notes may be uncertain. In such a case, holders of the 12%, 11% and 8 1/2% Notes may not be able to resolve this uncertainty without resorting to legal action.

Future debt of Alamosa may contain prohibitions of certain events that would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of 12%, 11% and 8 1/2% Notes of their right to require Alamosa to repurchase the 12%, 11% and 8 1/2% Notes could cause a default under existing or future debt of Alamosa, even if the Change of Control itself does not, due to the financial effect of the repurchase on Alamosa. Finally, Alamosa’s ability to pay cash to holders of 12%, 11% and 8 1/2% Notes upon a repurchase may be limited by Alamosa’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Alamosa’s failure to repurchase any 12%, 11% or 8 1/2% Notes in connection with a Change of Control would result in a default under the 12%, 11% or 8 1/2% Indenture, as applicable. Such a default would, in turn, constitute a default under existing debt of Alamosa and may constitute a default under future debt as well. Since the Subsidiary Guarantees are subordinate in right of payment to the lenders under the Designated Senior Debt, the Subsidiary Guarantors would first be obligated to pay any such Designated Senior Debt in full before repurchasing any of the 12%, 11% or 8 1/2% Notes. Alamosa’s obligation to make an offer to repurchase the 12%, 11% and 8 1/2% Notes as a result of the completion of a transaction constituting a Change of Control may be waived or modified at any time prior to the completion of such Change of Control transaction with respect to the applicable indenture by the written consent of the holders of at least a majority in aggregate principal amount of the applicable notes. See “— Amendments and Waivers” below.

Certain Covenants

Each of the 12%, 11% and 8 1/2% Indentures contains the following covenants which place limitations on the ability of Alamosa and the Subsidiary Guarantors to engage in certain activities and transactions, as described below.

Limitation on Debt

Alamosa shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and:

1. such Debt is Debt of Alamosa or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Leverage Ratio of Alamosa and the Restricted Subsidiaries (calculated on a consolidated basis using Annualized Pro Forma EBITDA which gives pro forma effect to those Asset Sales, Investments or acquisitions of Property described in the definition of Pro Forma EBITDA) would not exceed 6.5 to 1.0; or

2. such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include obligations which meet the requirements of any of the following clauses (a) through (j):

(a) Debt of Alamosa, in the case of the 12% Notes and the 11% Notes, evidenced by the 12% Notes, 11% Notes, the 2001 Notes and Debt of Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the 12% Notes, 11% Notes and the 2001 Notes, and, in the case of the 8 1/2% Notes, the 12%, 11% and 8 1/2% Notes, the 2001 Notes and Debt of Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the 12%, 11% and 8 1/2% Notes and the 2001 Notes;

(b) Debt of Alamosa or a Subsidiary Guarantor under any Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed an amount equal to $330.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase 12%, 11% and 8 1/2% Notes or Repay other Debt, pursuant to the covenant described under “— Limitation on Asset Sales;”

(c) Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; and

(ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $50.0 million;

(d) Debt of Alamosa owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Alamosa or any Restricted Subsidiary; provided, however, that (i) if Alamosa or any Subsidiary Guarantor is the obligor on such Debt and the payee is not Alamosa or a Subsidiary Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the 12%, 11% and 8 1/2% Notes, in the case of Alamosa, or to the Subsidiary Guarantee, in the case of a Subsidiary Guarantor, and (ii) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Alamosa or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) Debt under Interest Rate Agreements entered into by Alamosa or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of Alamosa or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are related to payment obligations on Debt otherwise permitted by the terms of the limitation on debt covenant;

(f) Debt in connection with one or more standby letters of credit or performance bonds issued by Alamosa or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(g) Debt outstanding on the applicable Issue Date not otherwise described in clauses (a) through (f) above;

(h) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of the limitation on debt covenant or clause (a), (c) or (g) above or clause (j) below;

(i) additional Debt of Alamosa in an aggregate principal amount outstanding at any one time not to exceed $75.0 million; and

(j) Acquired Debt Incurred by a Subsidiary Guarantor at the time a Sprint PCS Affiliate is merged with or into or becomes a Subsidiary of or transfers all or substantially all of its assets to such Subsidiary Guarantor on or prior to January 1, 2005, but only to the extent that immediately after giving effect to the Incurrence of such Debt (i) the Leverage Ratio would not exceed 7.75 to 1.0; and (ii) the Leverage Ratio immediately following such Incurrence would decrease as compared to the Leverage Ratio immediately prior to such Incurrence.

For purposes of determining compliance with the limitation on debt covenant:

(a) in the event that any Debt is allowed to be Incurred pursuant to more than one of the categories of Debt described above, including clause (1) of the first paragraph of the limitation on debt covenant or as Permitted Debt, Alamosa, in its sole discretion, will classify such Debt, as of the time of Incurrence thereof, as Debt incurred pursuant to a particular clause under the first paragraph of the limitation on debt covenant, and if Incurred as Permitted Debt will specify under which clause of Permitted Debt the Debt is Incurred; and

(b) Debt may be divided and classified in more than one of the categories of Debt described above.

Notwithstanding anything to the contrary contained in the limitation on debt covenant:

(a) Alamosa shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt pursuant to the limitation on debt covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the 12%, 11% and 8 1/2% Notes or the applicable Subsidiary Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations; and

(b) Alamosa shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to the limitation on debt covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of Alamosa or any Subsidiary Guarantor.

Limitation on Restricted Payments

Alamosa shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) Alamosa could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described above under “— Limitation on Debt,” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since (i) in the case of the 12% and 11% Notes, the applicable Issue Date and (ii) in the case of the 8 1/2% Notes, November 10, 2003 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value), would exceed an amount equal to the sum of:

(1) the result of:

(A) Cumulative EBITDA, minus

(B) the product of 1.5 and Cumulative Interest Expense, plus

(2) Capital Stock Sale Proceeds, plus

(3) the aggregate net cash proceeds received by Alamosa or any Restricted Subsidiary from the issuance or sale after (i) in the case of the 12% and 11% Notes, the applicable Issue Date and (ii) in the case of the 8 1/2% Notes, November 10, 2003, of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Alamosa or any direct or indirect parent holding company of Alamosa, excluding (x) any such Debt issued or sold to Alamosa or a Subsidiary of Alamosa or an employee stock ownership plan or trust established by Alamosa or any such Subsidiary for the benefit of their employees, and (y) the aggregate amount of any cash or other Property distributed by Alamosa or any Restricted Subsidiary upon any such conversion or exchange, plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than Alamosa or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Alamosa or any Restricted Subsidiary from such Person, less the cost of the disposition of such Investment, plus

(B) the portion (proportionate to Alamosa’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, however, that the sum in this clause (4) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Alamosa or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, Alamosa may take any action if it is in compliance with any of the following clauses (a) through (h):

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the 12%, 11% and 8 1/2% Indentures; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Alamosa or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Alamosa (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Alamosa or an employee stock ownership plan or trust established by Alamosa or any such Subsidiary for the benefit of their employees); provided, however, that:

(i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) make a Restricted Payment, if at the time Alamosa or any Restricted Subsidiary first Incurred a commitment for such Restricted Payment, such Restricted Payment could have been made; provided, however, that all commitments Incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by Alamosa or a Restricted Subsidiary at the time the commitments were Incurred, except that commitments Incurred and outstanding that are treated as a Restricted Payment expended by Alamosa or a Restricted Subsidiary and that are terminated shall no longer be treated as a

Restricted Payment expended by Alamosa or a Restricted Subsidiary upon the termination of such commitment;

(e) repurchase shares of, or options to purchase shares of, common stock of Alamosa or any of its Subsidiaries (or pay dividends on its capital stock for the purpose of enabling any direct or indirect parent company of Alamosa to repurchase shares of, or options to purchase shares of, its common stock) from current or former officers, directors or employees of Alamosa or any of its Subsidiaries or any direct or indirect parent holding company of Alamosa (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Alamosa or such parent holding company under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

(i) the aggregate amount of such repurchases (or such dividends made to facilitate such repurchases) shall not exceed $3.0 million in any calendar year, although any unused amount in any calendar year may be carried forward to one or more future calendar years,

(ii) at the time of such repurchase (or such dividends made to facilitate such repurchases), no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases (or such dividends made to facilitate such repurchases) shall be included in the calculation of the amount of Restricted Payments;

(f) make Investments in any Person, provided that the Fair Market Value thereof, measured on the date each such Investment is made or returned, as applicable, when taken together with all other Investments made pursuant to this clause (f), does not exceed the sum of $50.0 million, plus the aggregate amount of the net reduction in Investments in any Person made pursuant to this clause (f) on and after the applicable Issue Date resulting from dividends, repayments of loans or other transfers of Property, in each case to Alamosa or any Restricted Subsidiary from such Person, except to the extent that any such net reduction amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph; provided, however, that at the time of such Investment, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Investment shall be included in the calculation of the amount of Restricted Payments;

(g) make payments to any direct or indirect parent holding company of Alamosa for legal, audit and other expenses directly relating to the administration of such parent holding company which payments do not exceed $2.0 million in any fiscal year; and

(h) make direct or indirect payments to Alamosa Holdings in amounts necessary to enable Alamosa Holdings to make cash dividend payments with respect to its shares of Series B Convertible Preferred Stock and Series C Convertible Stock Preferred Stock; provided, however, that for purposes of the 8 1/2% Notes and 8 1/2% Indenture with respect to any dividend payments occurring on or prior to July 31, 2008:

(i) at the time of payment of any such dividend, no other Default or Event of Default shall have occurred and be continuing; and

(ii) immediately after giving effect to the payment of any such dividend, the Leverage Ratio would not exceed 7.75 to 1.0.

Limitation on Liens

Alamosa shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the applicable Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the 12%, 11% and 8 1/2% Notes or the applicable Subsidiary Guarantee will be secured by such Lien equally and ratably with (or prior to) all other Debt of Alamosa or any Restricted Subsidiary secured by such Lien.

Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries

Alamosa shall not:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, except pledges of Capital Stock which constitute Permitted Liens; or

(b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than, in the case of either (a) or (b):

(1) directors’ qualifying shares;

(2) to Alamosa or a Restricted Subsidiary;

(3) a disposition of Capital Stock of such Restricted Subsidiary where immediately after giving effect thereto, either such Restricted Subsidiary remains a Restricted Subsidiary or Alamosa and the Restricted Subsidiaries no longer own any Capital Stock of such entity, provided, however, that, in the case of this clause (3),

(A) such issuance, sale or disposition is effected in compliance with the covenant described below under “— Limitation on Asset Sales,” and

(B) upon consummation of any such disposition which results in Alamosa and the Restricted Subsidiaries no longer owning any Capital Stock of an entity and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such entity shall be released from any Subsidiary Guarantee previously made by such entity;

(4) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation;

(5) Capital Stock issued and outstanding on the applicable Issue Date;

(6) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person’s becoming a Restricted Subsidiary or otherwise being acquired by Alamosa; or

(7) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into common stock of any Restricted Subsidiary) otherwise permitted by the 12%, 11% and 8 1/2% Indentures.

Limitation on Asset Sales

Alamosa shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) Alamosa or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to Alamosa or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or Telecommunications Assets or the assumption by the purchaser of liabilities of Alamosa or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the 12%, 11% and 8 1/2% Notes or the applicable Subsidiary Guarantee) as a result of which Alamosa and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

(c) Alamosa delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Alamosa or a Restricted Subsidiary, to the extent Alamosa or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Senior Debt of Alamosa or any Subsidiary Guarantor (including the 12%, 11% and 8 1/2% Notes and 2001 Notes), or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to Alamosa or an Affiliate of Alamosa); or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Alamosa or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), Alamosa will be required to make offers to purchase (each a “Prepayment Offer”) the 12%, 11% and 8 1/2% Notes, each of which offer shall be in the amount of the Allocable Excess Proceeds of such series of 12%, 11% and 8 1/2% Notes, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, as the case may be, in each case plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the 12%, 11% and 8 1/2% Indentures. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of 12%, 11% and 8 1/2% Notes have been given the opportunity to tender their 12%, 11% and 8 1/2% Notes for purchase in accordance with the 12%, 11% and 8 1/2% Indentures, Alamosa or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the 12%, 11% and 8 1/2% Indentures and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean, with respect to each series of 12%, 11% and 8 1/2% Notes, the product of:

(a) the Excess Proceeds; and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of such series of 12%, 11% and 8 1/2% Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the 12%, 11% and 8 1/2% Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of Alamosa (including the 2001 Notes) outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the 12%, 11% and 8 1/2% Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described above and requiring Alamosa to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

Within five business days after Alamosa is obligated to make a Prepayment Offer as described in the preceding paragraphs, Alamosa shall send a written notice, by first-class mail, to the holders of 12%, 11% and 8 1/2% Notes (with a copy to the Trustee), accompanied by such information regarding Alamosa and its Subsidiaries as Alamosa in good faith believes will enable such holders to make an informed decision with respect to the Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

Alamosa will comply, to the extent applicable, with the requirements of section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 12%, 11% and 8 1/2% Notes pursuant to the covenant described above. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described above, Alamosa will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Alamosa shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Alamosa or any other Restricted Subsidiary;

(b) make any loans or advances to Alamosa or any other Restricted Subsidiary; or

(c) transfer any of its Property to Alamosa or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) contained in an agreement or instrument governing or relating to Debt contained in any Credit Facility outstanding pursuant to clause (b) of the definition of Permitted Debt in the covenant described above under “— Limitation on Debt;” provided, however, that

(x) the provisions of any Credit Facilities with a Stated Maturity prior to the scheduled maturity date of any of the 12%, 11% and 8 1/2% Notes must permit distributions to Alamosa for the sole purpose of, and in an amount sufficient to fund, the payment of interest when due as scheduled in respect of each such series of the 12%, 11% and 8 1/2% Notes maturing subsequent to such Stated Maturity; and

(y) the provisions of any Credit Facilities with a Stated Maturity on or after the scheduled maturity date of any of the 12%, 11% and 8 1/2% Notes must permit distributions to Alamosa for the sole purpose of, and in an amount sufficient to fund, the payment of principal at scheduled maturity and interest when due as scheduled in respect of each such series of the 12%, 11% and 8 1/2% Notes maturing prior to such Stated Maturity

(provided, in the case of both (x) and (y), that such payment is due or to become due within 30 days from the date of such distribution and the cash distributed is in fact utilized to meet such payment obligation) at a time, in the case of both (x) and (y), when there does not exist an event (or such distribution would not cause an event) which, with the passage of time or notice or both, would permit the lenders under any Credit Facility to declare all amounts thereunder due and payable; provided further, however, that such agreement or instrument may nevertheless contain customary financial covenants;

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Alamosa;

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is not materially less favorable to the holders of 12%, 11% and 8 1/2% Notes than those under the agreement evidencing the Debt so Refinanced; and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the 12%, 11% and 8 1/2% Notes or the applicable Subsidiary Guarantee pursuant to the covenants described above under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by Alamosa or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or licenses or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) customarily contained in property sale agreements limiting the transfer of such Property pending the closing of such sale; or

(E) customarily contained in Debt instruments limiting the sale of all or substantially all the assets of the obligor.

Limitation on Transactions with Affiliates

Alamosa shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Alamosa (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are

(1) set forth in writing, and

(2) no less favorable to Alamosa or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Alamosa; and

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, Alamosa delivers to the Trustee a determination by the Board of Directors set forth in a Board Resolution and an Officers’ Certificate certifying that each such Affiliate Transaction complies with clause (a) above.

Notwithstanding the foregoing limitation, Alamosa or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between Alamosa and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Alamosa (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) and the provision of benefits for the personal services of officers, directors and employees of Alamosa or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

(d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of Alamosa or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3.0 million in the aggregate at any one time outstanding; and

(e) any transaction or series of transactions pursuant to any agreement in existence on the applicable Issue Date, and any renewal, extension or replacement of such agreement on terms no less favorable to Alamosa and the Restricted Subsidiaries than the agreement in existence on such Issue Date.

Limitation on Sale and Leaseback Transactions

Alamosa shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) Alamosa or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt;” and

(2) create a Lien on such Property securing such Attributable Debt without also securing the 12%, 11% and 8 1/2% Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under “— Limitation on Liens;” and

(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of Alamosa to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Alamosa or any other Restricted Subsidiary;

(b) either:

(i) the Subsidiary to be so designated has total assets of $1,000 or less, or

(ii) such designation is effective immediately upon such entity becoming a Subsidiary of Alamosa or as of the applicable Issue Date; and

(c) neither Alamosa nor any Restricted Subsidiary is directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of the Subsidiary to be so designated (including any right to take enforcement action against the Subsidiary to be so designated).

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Alamosa will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the third paragraph immediately following this paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

In addition, neither Alamosa nor any Restricted Subsidiary shall become directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Except as provided above, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) Alamosa could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt;” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions; and

(b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Alamosa in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Alamosa’s fiscal year, within 90 days after the end of such fiscal year).

The Board of Directors has designated Alamosa Delaware Operations, LLC as an Unrestricted Subsidiary.

Limitation on Alamosa’s Business

Alamosa shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Telecommunications Business.

Future Subsidiary Guarantors

Alamosa shall cause each Person that becomes a Domestic Restricted Subsidiary following the applicable Issue Date to become a Subsidiary Guarantor by causing such Person to execute and deliver to the Trustee a Supplemental Indenture in accordance with the 12%, 11% and 8 1/2% Indentures at the time such Person becomes a Domestic Restricted Subsidiary.

Limitation on Layered Debt

Alamosa shall not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such debt is expressly subordinated in right of payment to, or ranks pari passu with, the Obligations under its Subsidiary Guarantee.

Merger, Consolidation and Sale of Property

Alamosa shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into Alamosa) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) Alamosa shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than Alamosa) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than Alamosa) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the 12%, 11% and 8 1/2% Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the 12%, 11% and 8 1/2% Indentures to be performed by Alamosa;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of Alamosa, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such

Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, Alamosa or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described above under “— Certain Covenants — Limitation on Debt;”

(f) Alamosa shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent relating to such transaction have been satisfied; and

(g) the Surviving Person shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction or series of transactions and will be subject to Federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred.

Alamosa shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all such Subsidiary Guarantor’s Property in any one transaction or series of transactions unless:

(a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guarantee in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, Alamosa or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, Alamosa or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, Alamosa would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described above under “— Certain Covenants — Limitation on Debt;” and

(f) Alamosa shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent relating to such transaction have been satisfied.

The foregoing provisions (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if Alamosa has complied with the covenant described under “— Certain Covenants — Limitation on Asset Sales.”

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Alamosa under the 12%, 11% and 8 1/2% Indentures (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), but the predecessor Company in the case of

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Alamosa as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from the obligations to pay the principal of, and premium, if any, and interest on, the 12%, 11% and 8 1/2% Notes.

SEC Reports

Notwithstanding that Alamosa may not be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, Alamosa shall file with the U.S. Securities and Exchange Commission (the “SEC”) and provide the Trustee and holders of 12%, 11% and 8 1/2% Notes with such annual reports and such information, documents and other reports as are specified in sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections; provided, however, that Alamosa shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this covenant may instead be those filed with the SEC by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated pursuant to the Securities Act.

Events of Default

Events of Default in respect of each of the 12%, 11% and 8 1/2% Notes include:

(i) failure to make the payment of any interest on the 12%, 11% or 8 1/2% Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(ii) failure to make the payment of any principal of, or premium, if any, on, any of the 12%, 11% or 8 1/2% Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(iii) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property” with respect to the 12%, 11% or 8 1/2% Notes;

(iv) failure to comply with any other covenant or agreement with respect to the 12%, 11% or 8 1/2% Notes (other than a failure that is the subject of the foregoing clause (i), (ii) or (iii)) and such failure continues for 30 days after written notice is given to Alamosa as provided below;

(v) a default under any Debt by Alamosa or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $15.0 million (the “cross acceleration provisions”);

(vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $15.0 million that shall be rendered against Alamosa or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(vii) certain events involving bankruptcy, insolvency or reorganization of Alamosa or any Significant Subsidiary (the “bankruptcy provisions”);

(viii) any Subsidiary Guarantee with respect to the 12%, 11% or 8 1/2% Notes ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee with respect to the 12%, 11% or 8 1/2% Notes (the “guaranty provisions”); and

(ix) any event occurs that causes, after giving effect to the expiration of any applicable grace period, an Event of Termination with us (the “event of termination provisions”).

A Default under clause (iv) is not an Event of Default under the 12%, 11% or 8 1/2% Notes until the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the 12%, 11% or 8 1/2% Notes then outstanding notify Alamosa of the Default and Alamosa does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Alamosa shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default or any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action Alamosa is taking or proposes to take with respect thereto.

If an Event of Default with respect to the 12%, 11% or 8 1/2% Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Alamosa) shall have occurred and be continuing, the Trustee or the registered holders of (i) not less than 25% in aggregate principal amount of the 11% or 8 1/2% Notes then outstanding or (ii) not less than 25% in aggregate principal amount at maturity of the 12% Notes then outstanding, as the case may be, may in each case declare to be immediately due and payable the principal amount of all, as applicable, the 12%, 11% or 8 1/2% Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Alamosa shall occur, such amount with respect to all the 12%, 11% and 8 1/2% Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the 12%, 11% and 8 1/2% Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of (i) a majority in aggregate principal amount of the 11% or 8 1/2% Notes then outstanding or (ii) a majority in aggregate principal amount at maturity of the 12% Notes then outstanding, as the case may be, may in each case, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the applicable 12%, 11% or 8 1/2% Indenture.

Subject to the provisions of the 12%, 11% and 8 1/2% Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 12%, 11% and 8 1/2% Indentures at the request or direction of any of the holders of the 12%, 11% or 8 1/2% Notes, as applicable, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the 12%, 11% or 8 1/2% Notes then outstanding, as applicable, will in each case have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the 12%, 11% and 8 1/2% Notes, as applicable.

No holder of the 12%, 11% or 8 1/2% Notes will have any right to institute any proceeding with respect to the applicable 12%, 11% or 8 1/2% Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount of the 11% or 8 1/2% Notes then outstanding or at least 25% of the aggregate principal amount at maturity of the 12% Notes then outstanding, as the case may be, have in each case made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the 11% or 8 1/2% Notes then outstanding or a majority of the aggregate principal amount at maturity of the 12% Notes then outstanding, as the case may be, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any 12%, 11% or 8 1/2% Note for enforcement of payment of the principal of, and premium, if any, or interest on, such 12%, 11% or 8 1/2% Note on or after the respective due dates expressed in such 12%, 11% or 8 1/2% Note.

Amendments and Waivers

Subject to certain exceptions, Alamosa, the Subsidiary Guarantors and the Trustee may amend the 12%, 11% and 8 1/2% Indentures and the 12%, 11% and 8 1/2% Notes with the consent of the registered holders of a majority in aggregate principal amount of the 11% or 8 1/2% Notes then outstanding or a majority of the aggregate principal amount at maturity of the 12% Notes then outstanding, as the case may be (including in each case consents obtained in connection with a tender offer or exchange offer for such 12%, 11% and 8 1/2% Notes), and any past default or compliance with any provisions may also be waived (except (i) a default in the payment of principal, premium or interest and (ii) certain covenants and provisions of the applicable 12%, 11% or 8 1/2% Indenture that cannot be amended without the consent of each holder of an outstanding 12%, 11% or 8 1/2% Note affected thereby) with the consent of the registered holders of at least a majority in aggregate principal amount of the 12%, 11% or 8 1/2% Notes then outstanding. However, without the consent of each holder of an outstanding 12%, 11% and 8 1/2% Note affected thereby, no amendment of the 12%, 11% or 8 1/2% Indenture may, among other things,

(i) reduce the amount of 12%, 11% or 8 1/2% Notes whose holders must consent to an amendment or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any 12%, 11% or 8 1/2% Note;

(iii) reduce the principal of or extend the Stated Maturity of any 12%, 11% or 8 1/2% Note;

(iv) impair the right of any holder of the 12%, 11% or 8 1/2% Notes to receive payment of principal of and interest on such holder’s 12%, 11% or 8 1/2% Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s 12%, 11% or 8 1/2% Notes or any Subsidiary Guarantee;

(v) reduce the premium payable upon the redemption or repurchase of any 12%, 11% or 8 1/2% Note as described under “— Optional Redemption,” “— Certain Covenants — Limitation of Asset Sales,” or “— Repurchase at the Option of Holders Upon a Change of Control,” change the time at which any 12%, 11% or 8 1/2% Note may be redeemed as described under “— Optional Redemption,” or, at any time after a Change of Control or Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the 12%, 11% or 8 1/2% Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer;

(vi) make any 12%, 11% or 8 1/2% Note payable in money other than that stated in such 12%, 11% or 8 1/2% Note;

(vii) make any change in Article XI (Subordination of Subsidiary Guarantees) that adversely affect the holders of the 12%, 11% or 8 1/2% Notes under such Article XI;

(viii) make any change in any Subsidiary Guarantee that would adversely effect the holders of the 12%, 11% or 8 1/2% Notes;

(ix) release any security interest that may have been granted in favor of the holders of the 12%, 11% or 8 1/2% Notes other than pursuant to the terms of such security interest;

(x) make any change in Section 6.04 (Waiver of Past Default) or Section 6.07 (Right of Holders to Receive Payment) of the 12%, 11% or 8 1/2% Indenture, as applicable, or the amendment provision described in this sentence;

(xi) subordinate the 12%, 11% or 8 1/2% Notes or any Subsidiary Guarantee to any other obligation of Alamosa or the applicable Subsidiary Guarantor; or

(xii) in the case of the 12% Indenture, modify any provision of such 12% Indenture relating to the calculation of Accreted Value.

Without the consent of any holder of the 12%, 11% or 8 1/2% Notes, Alamosa and the Trustee may amend any of the 12%, 11% and 8 1/2% Indentures to:

(i) cure any ambiguity, omission, defect or inconsistency;

(ii) provide for the assumption by a successor corporation of the obligations of Alamosa under such 12%, 11% or 8 1/2% Indenture;

(iii) provide for uncertificated 12%, 11% and 8 1/2% Notes in addition to or in place of certificated 12%, 11% and 8 1/2% Notes (provided that the uncertificated 12%, 11% and 8 1/2% Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated 12%, 11% and 8 1/2% Notes are described in Section 163(f)(2)(B) of the Code);

(iv) make any change in Article XI (Subordination of Subsidiary Guarantees) that would limit or terminate the benefits available to any holder of Designated Senior Debt under such Article XI;

(v) add Guarantees with respect to the 12%, 11% and 8 1/2% Notes, secure the 12%, 11% and 8 1/2% Notes, or release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of the 12%, 11% or 8 1/2% Indenture;

(vi) add covenants of Alamosa for the benefit of the holders of the 12%, 11% and 8 1/2% Notes or surrender any right or power herein conferred upon Alamosa;

(vii) comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, the 12%, 11% and 8 1/2% Indentures under the Trust Indenture Act; or

(viii) make any change that does not adversely affect the rights of any of the holders of the 12%, 11% or 8 1/2% Notes.

The consent of the holders of the 12%, 11% and 8 1/2% Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment. After an amendment becomes effective, Alamosa is required to mail to each registered holder of the 12%, 11% and 8 1/2% Notes at such holder’s address appearing in the books of the registrar appointed under the applicable 12%, 11% or 8 1/2% Indenture a notice briefly describing the amendment. However, the failure to give notice to all holders of the 12%, 11% and 8 1/2% Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

Subject to the conditions described below, Alamosa at any time may terminate all its obligations, together with all the obligations of all Restricted Subsidiaries, under the 12%, 11% or 8 1/2% Notes and the related 12%, 11% or 8 1/2% Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the 12%, 11% or 8 1/2% Notes, to replace mutilated, destroyed, lost or stolen 12%, 11% or 8 1/2% Notes and to maintain a registrar and paying agent in respect of the 12%, 11% or 8 1/2% Notes. Also subject to the conditions described below, Alamosa at any time may terminate, with respect to the 12%, 11% or 8 1/2% Notes:

(1) its obligations under the covenants described above under “— SEC Reports,” “— Repurchase at the Option of Holders Upon a Change of Control” and “— Certain Covenants;”

(2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guaranty provisions and the event of termination provisions described under “— Events of Default” above;

(3) the limitations contained in clause (e) under the first paragraph of, and in the second paragraph of, “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

Alamosa may exercise its legal defeasance option with respect to the 12%, 11% and 8 1/2% Notes notwithstanding its prior exercise of its covenant defeasance option with respect to the 12%, 11% or 8 1/2% Notes.

If Alamosa exercises its legal defeasance option with respect to the 12%, 11% and 8 1/2% Notes, payment of the 12%, 11% and 8 1/2% Notes may not be accelerated because of an Event of Default with respect thereto. If Alamosa exercises its covenant defeasance option with respect to the 12%, 11% and 8 1/2% Notes, payment of the 12%, 11% and 8 1/2% Notes may not be accelerated because of an Event of Default specified in clause (iv) (with respect to the covenants described under “— SEC Reports,” “Repurchase at the Option of Holders Upon a Change of Control” and “— Certain Covenants”), (v), (vi), (vii) (but in the case of clauses (vi) and (vii) with respect only to Significant Subsidiaries), (viii), (ix) or (x) under “— Events of Default” above with respect thereto or because of the failure of Alamosa to comply with clause (e) under the first or second paragraph of “— Merger, Consolidation and Sale of Property” above with respect thereto. If Alamosa exercises its legal defeasance option or its covenant defeasance option with respect to the 12%, 11% and 8 1/2% Notes, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee with respect to such 12%, 11% and 8 1/2% Notes.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) Alamosa irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on, as applicable, the 12%, 11% and 8 1/2% Notes to maturity or redemption, as the case may be;

(b) Alamosa delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on, as applicable, all the 12%, 11% and 8 1/2% Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (vi) or (vii) under “— Events of Default” occurs with respect to Alamosa or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on Alamosa;

(f) Alamosa delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, Alamosa delivers to the Trustee an Opinion of Counsel stating that:

(i) Alamosa has received from the Internal Revenue Service a ruling, or

(ii) since the date of the 12%, 11% or 8 1/2% Indenture, as applicable, there has been a change in the applicable Federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of, as applicable, the 12%, 11% or 8 1/2% Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

(h) in the case of the covenant defeasance option, Alamosa delivers to the Trustee an Opinion of Counsel to the effect that the holders of, as applicable, the 12%, 11% or 8 1/2% Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) Alamosa delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of, as applicable, the 12%, 11% or 8 1/2% Notes have been complied with as required by, as applicable, the 12%, 11% or 8 1/2% Indentures.

Governing Law

The 12%, 11% and 8 1/2% Indentures and the 12%, 11% and 8 1/2% Notes are governed by the internal laws of the State of New York.

The Trustee

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the 12%, 11% and 8 1/2% Indentures. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the 12%, 11% and 8 1/2% Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the 12%, 11% and 8 1/2% Indentures, as applicable. Reference is made to the 12%, 11% and 8 1/2% Indentures for the full definition of all these terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“2001 Notes” means, collectively, Alamosa’s 13 5/8% Senior Notes due 2011 issued pursuant to an Indenture, dated August 15, 2001, and Alamosa’s 12 1/2% Senior Notes due 2011 issued pursuant to an Indenture, dated January 31, 2011; as such notes (or the indentures relating thereto) may be amended, supplemented or otherwise modified from time to time.

“Accreted Value” for each $1,000 principal amount at maturity of any outstanding 12% Notes, at and after the date of this prospectus, means $1,000.

“Acquired Debt” means, with respect to any specified Person, (1) Debt of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of or transfers all or substantially all of its assets to such specified Person, which is not Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, or transferring all or substantially all of its assets to, such specified Person, and (2) Debt secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by Alamosa or any Restricted Subsidiary and used in a Telecommunications Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Alamosa or another Restricted Subsidiary from any Person other than Alamosa or an Affiliate of Alamosa; provided, however, that, in the case of this clause (b), such acquired Restricted Subsidiary is primarily engaged in a Telecommunications Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b) any other Person who is a director or officer of:

(i) such specified Person;

(ii) any Subsidiary of such specified Person; or

(iii) any Person described in clause (a) above.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Transactions with Affiliates” and “— Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Alamosa or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

“Alamosa Holdings” means Alamosa Holdings, Inc., a Delaware corporation and an indirect parent of Alamosa.

“Annualized Pro Forma EBITDA” means, as of any date of determination, the product of Pro Forma EBITDA of Alamosa and its consolidated Restricted Subsidiaries for Alamosa’s two most recently completed fiscal quarters for which financial statements are available prior to such determination date multiplied by two.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Alamosa or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares); or

(b) any other assets of Alamosa or any Restricted Subsidiary outside of the ordinary course of business of Alamosa or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above,

(i) any disposition by a Restricted Subsidiary to Alamosa or by Alamosa or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(iii) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property;”

(iv) any disposition of assets having an aggregate Fair Market Value of, and for which the aggregate consideration received by Alamosa and its Restricted Subsidiaries is equal to, $1.0 million or less in any 12-month period; and

(v) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, and with respect to the 12%, 11% and 8 1/2% Notes,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation,” and

(b) in all other instances, the present value (discounted at the interest rate borne by, as applicable, the 12%, 11% and 8 1/2% Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Beneficial Owner” has the meaning given to such term under Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by Alamosa (or received by any direct or indirect parent Person of Alamosa and subsequently contributed to Alamosa) from the issuance or sale (other than to a Subsidiary of Alamosa or an employee stock ownership plan or trust established by Alamosa or any such Subsidiary for the benefit of their employees) by Alamosa or any direct or indirect parent Person of Alamosa of Capital Stock (other than Disqualified Stock) of Alamosa or such parent Person after (i) with respect to the 12% and 11% Notes, the applicable Issue Date and (ii) with respect to the 8 1/2% Notes, November 10, 2003, in each case, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred by Alamosa or any Restricted Subsidiary of Alamosa in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(1) the sale, transfer, assignment, lease, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Alamosa and its Restricted Subsidiaries taken as a whole to any “person” or “group” as such terms are used in Section 13(d)(3) of the Exchange Act, other than any such disposition to a Wholly Owned Restricted Subsidiary;

(2) the adoption of a plan relating to the liquidation or dissolution of Alamosa;

(3) any “person” or “group” as defined above, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of Alamosa (or any direct or indirect parent company thereof);

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Alamosa was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(5) Alamosa or any direct or indirect parent company thereof consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Alamosa or any direct or indirect parent company thereof, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Alamosa or any direct or indirect parent company thereof is converted into or exchanged for cash, securities or other property, other than any such transaction where the Capital Stock of Alamosa or such direct or indirect parent company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person (or its ultimate parent Person) constituting at least a majority of the total voting power of the Voting Stock of such surviving or transferee Person (or such ultimate parent Person) immediately after giving effect to such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated Interest Expense” means, for any period, the total interest expense of Alamosa and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by Alamosa or its Restricted Subsidiaries:

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees);

(g) Preferred Stock Dividends;

(h) interest Incurred in connection with Investments in discontinued operations;

(i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by Alamosa or any Restricted Subsidiary or is secured by any Liens on the Property of Alamosa or any Restricted Subsidiary; and

(j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Alamosa) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of Alamosa and its consolidated Subsidiaries, on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than Alamosa) if such Person is not a Restricted Subsidiary, except that:

(i) subject to the exclusion contained in clause (d) below, Alamosa’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Alamosa or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

(ii) Alamosa’s equity in a net loss of any such Person, other than an Unrestricted Subsidiary or a Person as to which Alamosa is not, and under no circumstances would be, obligated to make any additional Investment, for such period shall be included in determining such Consolidated Net Income;

(b) for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, any net income (loss) of any Person acquired by Alamosa or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition;

(c) any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Alamosa, except that:

(i) subject to the exclusion contained in clause (d) below, Alamosa’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to Alamosa or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii) Alamosa’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d) any gain or loss realized upon the sale or other disposition of any Property of Alamosa or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(e) any extraordinary gain or loss;

(f) the cumulative effect of a change in accounting principles; and

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Alamosa or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Alamosa (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Alamosa or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Credit Facilities” means, with respect to Alamosa or any Restricted Subsidiary, one or more debt facilities, commercial paper facilities, indentures or other agreements, in each case with vendors, banks, life insurance companies, mutual funds, pension funds or other institutional lenders or trustees or investors, providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), notes or letters of credit, in each case together with all documents related thereto (including, without limitation, any guaranty agreements and security documents), as any of the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any refinancing, replacing (whether or not contemporaneously) or other restructuring of all or any portion of the indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more of the types of facilities, indentures or other agreements described above. Notwithstanding the foregoing, the 2001 Notes will not be deemed to be “Credit Facilities” for any purpose under the 8 1/2% Indenture.

“Cumulative EBITDA” means, as of any date of determination, the cumulative EBITDA of Alamosa and its consolidated Restricted Subsidiaries from and after the last day of the fiscal quarter of Alamosa immediately preceding (i) with respect to the 12% and 11% Notes, the applicable Issue Date and (ii) with respect to the 8 1/2% Notes, November 10, 2003, in each case, to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

“Cumulative Interest Expense” means, at any date of determination, the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued from the last day of the fiscal quarter of Alamosa immediately preceding (i) with respect to the 12% and 11% Notes, the applicable Issue Date and (ii) with respect to the 8 1/2% Notes, November 10, 2003, in each case, to the end of the fiscal quarter immediately preceding the date of determination.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(i) debt of such Person for money borrowed, and

(ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt;” or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” of any Subsidiary Guarantor means all obligations consisting of the principal, premium, if any, accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the applicable Subsidiary Guarantor to the extent post-filing interest is allowed in such proceeding) and all other monetary obligations (including commitment fees, facilities fees, reimbursable expenses, indemnities and costs of collection (including reasonable attorney’s fees)) payable or performable in connection with such obligations, whether outstanding on the date hereof or created or incurred after the date hereof in respect of Credit Facilities (including Permitted Refinancing Debt in respect thereof).

“Disqualified Stock” means, with respect to any Person, under the 12%, 11% and 8 1/2% Indentures, as applicable, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the 12%, 11% and 8 1/2% Notes; provided, however, that Capital Stock will not be deemed to be Disqualified Stock if it is redeemable by exchange for or through the issuance of Capital Stock (other than Disqualified Stock) of that issuer; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock with respect to the 12%, 11% and 8 1/2% Notes but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the 12%, 11% and 8 1/2% Notes shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described under “— Certain Covenants — Limitation on Asset Sales” and “— Repurchase at the Option of Holders Upon a Change of Control” and such Capital Stock specifically provides that:

(1) such Person shall not repurchase or redeem any such Capital Stock pursuant to such provisions prior to such Person having repurchased all the 12%, 11% and 8 1/2% Notes, as applicable, that are required to be repurchased pursuant to such covenants; and

(2) no default, event of default or similar occurrence under the terms of such Capital Stock shall result from such Person not so repurchasing or redeeming any such Capital Stock because of the prohibition described in the preceding clause (1).

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“EBITDA” means, for any period, an amount equal to, for Alamosa and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent such amount was deducted in calculating Consolidated Net Income for such period:

(i) the provision for taxes based on income or profits or utilized in computing net loss;

(ii) Consolidated Interest Expense;

(iii) depreciation;

(iv) amortization of intangibles; and

(v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary that is not a Subsidiary Guarantor shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Alamosa by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Event of Default” has the meaning set forth under “— Events of Default.”

“Event of Termination” means any of the events described in (i) Section 11.3 of the Management Agreements with us or (ii) Section 13.2 of the Trademark and Service Mark License Agreements with us, as such agreements referred to in clauses (i) and (ii) may be amended, supplemented or otherwise modified from time to time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $15.0 million, by any Officer of Alamosa, or

(b) if such Property has a Fair Market Value in excess of $15.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the applicable Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b) in the statements and pronouncements of the Financial Accounting Standards Board;

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” shall not include:

(i) an endorsement for collection or deposit in the ordinary course of business; or

(ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “— Certain Covenants — Limitation on Debt,” neither accrual of interest on Debt nor amortization of debt discount shall be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount to the principal amount at maturity thereof, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Alamosa.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, except that the acquisition of the Capital Stock of another Person in exchange for the Capital Stock of Alamosa, other than Disqualified Stock, shall not be considered an Investment by Alamosa. For purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to Alamosa’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Alamosa at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Alamosa shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) Alamosa’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to Alamosa’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means the date on which the 12%, 11% or 8 1/2% Notes, as the case may be, were initially issued.

“Leverage Ratio” means the ratio of:

(a) the outstanding Debt of Alamosa and the Restricted Subsidiaries on a consolidated basis, to

(b) the Annualized Pro Forma EBITDA.

The Leverage Ratio is calculated after giving pro forma effect to any Asset Sale, Investment or acquisition of Property required to be given pro forma effect pursuant to the definition of Pro Forma EBITDA.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions, brokerage fees and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by Alamosa or any Restricted Subsidiary after such Asset Sale.

“Obligations” means the obligation of each Subsidiary Guarantor pursuant to its Subsidiary Guarantee of:

(a) the full and punctual payment of principal and interest and premium, if any, on the 12%, 11% and 8 1/2% Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Alamosa under the 12%, 11% and 8 1/2% Notes; and

(b) the full and punctual performance within applicable grace periods of all other obligations of Alamosa under the 12%, 11% and 8 1/2% Notes.

“Officer” means the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Chief Technology Officer of Alamosa, as well as, in the case of the 8 1/2% Indenture, any Executive Vice President or any Senior Vice President of Alamosa.

“Officers’ Certificate” means a certificate signed by two Officers of Alamosa, at least one of whom shall be the principal executive officer or principal financial officer of Alamosa, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Alamosa or the Trustee.

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of Alamosa.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of Alamosa under any of the 12%, 11% and 8 1/2% Indentures and, as applicable, any outstanding 12%, 11% and 8 1/2% Notes.

“Permitted Holder” means (i) an issuer of Voting Stock issued to the shareholders of Alamosa Holdings (or any successor thereof) in a merger or consolidation of Alamosa (or any direct or indirect parent company thereof) that would not constitute a “Change of Control” pursuant to clause (5) of the definition of “Change of Control,” (ii) Alamosa Holdings (or any successor thereof), (iii) Alamosa PCS Holdings, Inc. (or any successor thereof), and (iv) any wholly-owned subsidiary of any Person in (i), (ii) and (iii) above.

“Permitted Investment” means any Investment by Alamosa or a Restricted Subsidiary in:

(a) Alamosa or any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b) any Person if substantially simultaneously with and/or as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, or otherwise becomes a Wholly Owned Restricted Subsidiary of, Alamosa or a Restricted Subsidiary, provided that such Person’s primary business is a Telecommunications Business;

(c) Temporary Cash Investments;

(d) receivables owing to Alamosa or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Alamosa or such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business consistent with past practices of Alamosa or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Alamosa or a Restricted Subsidiary or in satisfaction of judgments;

(h) Hedging Obligations Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Debt.”

“Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt;”

(b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” provided that any such Lien may not extend to any Property of Alamosa or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of Alamosa or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of Alamosa or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of Alamosa or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Alamosa and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time Alamosa or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Alamosa or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Alamosa or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Alamosa or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Alamosa or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by Alamosa or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Alamosa or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Alamosa or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens existing on the applicable Issue Date not otherwise described in clauses (a) through (i) above;

(k) Liens on the Property of Alamosa or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the 12%, 11% and 8 1/2% Indentures; and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Alamosa or such Restricted Subsidiary in connection with such Refinancing;

(l) Liens on the Property of Alamosa or any Restricted Subsidiary to secure Debt under any Interest Rate Agreement, provided that such Debt was Incurred pursuant to clause (e) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt;”

(m) any interest or title of a lessor in the Property subject to any lease incurred in the ordinary course of business, other than a Capital Lease; and

(n) judgment Liens securing judgment in an aggregate amount outstanding at any one time of not more than $15.0 million.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary Guarantor that Refinances Debt of Alamosa;

(y) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of Alamosa or a Subsidiary Guarantor (other than Debt Incurred pursuant to Credit Facilities); or

(z) Debt of Alamosa or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Alamosa or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of Alamosa, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Alamosa, as the case may be.

“Pro Forma EBITDA” means, for any period, the EBITDA of Alamosa and its consolidated Restricted Subsidiaries, after giving effect to the following:

(a) if since the beginning of such period, Alamosa or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property;

(b) if the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition; or

(c) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Alamosa or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the 12%, 11% and 8 1/2% Indentures, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of Alamosa or any direct or indirect parent Person of Alamosa pursuant to an effective registration statement under the Securities Act. In the event that any direct or indirect parent Person of Alamosa completes an underwritten public offering of such Person’s common stock, any amount of the proceeds of such offering which are contributed to Alamosa may be used for an optional redemption of the 12%, 11% and 8 1/2% Notes as described under “Optional Redemption.”

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by Alamosa or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by Alamosa or such Restricted Subsidiary.

“Receivables” means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

“Refinance” means, in respect of any Debt, to refinance, amend, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt, including through open market repurchases. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Alamosa or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Alamosa or any Restricted Subsidiary), except for:

(i) any dividend or distribution that is made solely to Alamosa or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Alamosa or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis); or

(ii) any dividend or distribution payable solely in shares (or options, warrants or other rights to purchase shares) of Capital Stock (other than Disqualified Stock) of Alamosa;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Alamosa (other than from Alamosa or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Alamosa that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of Alamosa other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Alamosa or a Restricted Subsidiary transfers such Property to another Person and Alamosa or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933.

“Senior Debt” of Alamosa means all Debt of Alamosa, except for:

(a) Debt of Alamosa that is by its terms subordinate in right of payment to the 12%, 11% and 8 1/2% Notes;

(b) any Debt Incurred in violation of the provisions of the 12%, 11% or 8 1/2% Indenture;

(c) accounts payable or any other obligations of Alamosa to trade creditors created or assumed by Alamosa in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(d) any liability for U.S. federal, state, local or other taxes owed or owing by Alamosa;

(e) any obligation of Alamosa to any Subsidiary; or

(f) any obligations with respect to any Capital Stock of Alamosa.

“Senior Debt” of any Subsidiary Guarantor has a correlative meaning to Senior Debt of Alamosa.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Alamosa within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sprint PCS Affiliate” means any Person whose sole or predominant business is operating (directly or through one or more subsidiaries) a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Management Agreements with us.

“Sprint PCS Affiliate Parent” means any Person that owns 75% or more of the issued and outstanding common stock, calculated on a fully diluted basis, of a Sprint PCS Affiliate and whose primary business is either being a Sprint PCS Affiliate or holding the Capital Stock of one or more Sprint PCS Affiliates.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is finally due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of a Change of Control or any other contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of Alamosa or any Subsidiary Guarantor (whether outstanding on the applicable Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the 12%, 11% and 8 1/2% Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Domestic Restricted Subsidiary and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors.”

“Subsidiary Guarantee” means a Guarantee on the terms set forth in the 12%, 11% and 8 1/2% Indentures by a Subsidiary Guarantor of Alamosa’s obligations with respect to the 12%, 11% and 8 1/2% Notes.

“Telecommunications Assets” means all assets and rights, contractual or otherwise, used or intended for use in connection with (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities or (ii) the ownership, design, construction, development, acquisition, installation or management of communications systems, and the Capital Stock of any Person engaged entirely or substantially entirely in the above listed activities.

“Telecommunications Business” means (a) the ownership, design, construction, development, acquisition, installation or management of communications systems, (b) the delivery or distribution of communications, voice, data or video services or (c) any business or activity reasonably related or ancillary to the activities described in clauses (a) or (b) of this definition, including, without limitation, any business conducted by Alamosa or any Restricted Subsidiary on the applicable Issue Date and the acquisition, holding or exploitation of any license relating to the activities described in clauses (a) or (b) of this definition.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations or in securities guaranteed by the full faith and credit of the United States of America, in each case maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(i) a bank meeting the qualifications described in clause (b) above;

(ii) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Alamosa) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(i) the long-term debt of such State is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(ii) such obligations mature within 180 days of the date of acquisition thereof.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Alamosa that is designated on or after the applicable Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by Alamosa and its other Wholly Owned Subsidiaries.

DESCRIPTION OF THE AMENDED AIRGATE NOTES

AirGate PCS, Inc. (“AirGate”) has issued the following notes pursuant to the following indentures:

•	First Priority Senior Secured Floating Rate Notes due 2011 (the “First Priority Notes”) issued under an Indenture, dated October 25, 2004 (the “First Priority Indenture”), among AirGate, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “First Priority Trustee”); and

•	9 3/8% Senior Subordinated Secured Notes due 2009 (the “Second Priority Notes” and together with the First Priority Notes, the “AirGate Notes”) issued under an Indenture, dated February 20, 2004 (the “Second Priority Indenture” and, together with the First Priority Indenture, the “AirGate Indentures”), among AirGate, the Guarantors and The Bank of New York, as trustee (the “Second Priority Trustee” and together with the First Priority Trustee, the “AirGate Trustees”).

The following description is a summary of the relevant provisions of the AirGate Notes and the AirGate Indentures, as amended by the proposed amendments pursuant to the applicable supplemental indenture. Except as noted in this description, the AirGate Notes and the AirGate Indentures contain substantively similar terms and conditions. This description does not restate such indentures in their entirety, and this description is qualified in its entirety by reference to all of the provisions of the AirGate Notes, the AirGate Indentures, the Intercreditor Agreement and the AirGate Security Documents. We urge you to read the AirGate Notes, AirGate Indentures, the Intercreditor Agreement and each of the AirGate Security Documents, because they, and not this description, define your rights as a holder of the AirGate Notes.

You can find the definitions of certain terms used in this description under the subheading “— Definitions.” Other terms used in this description but not defined below under the subheading “— Definitions” have the meanings assigned to them in the AirGate Indentures, the Intercreditor Agreement and the AirGate Security Documents, as applicable. In this description, “we” refers only to Sprint Nextel Corporation, and “AirGate” refers to AirGate PCS, Inc. and not to any of its subsidiaries. When we refer to “holders,” we are referring to those persons who are registered holders of the AirGate Notes on the books of the registrar appointed under the applicable AirGate Indenture. Only registered holders have any rights under the AirGate Indentures.

The AirGate Indentures are governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the AirGate Notes include those stated in the applicable AirGate Indenture and those made part of such AirGate Indenture by reference to the Trust Indenture Act. Each of the AirGate Indentures was qualified as an indenture under the Trust Indenture Act.

The First Priority Notes, as originally issued, were not registered under the Securities Act of 1933 and were subject to transfer restrictions. Thereafter, AirGate consummated an exchange offer whereby each of the originally issued, unregistered First Priority Notes was exchanged for a registered version thereof. The form and terms of the new, registered First Priority Notes were the same in all material respects as the form and terms of the original, unregistered First Priority Notes, except that the new First Priority Notes were registered under the Securities Act of 1933 and, therefore, do not bear legends restricting their transfer. The Second Priority Notes were issued only in registered form under the Securities Act of 1933, and, therefore, do not bear legends restricting their transfer.

AirGate issued approximately $175.0 million in aggregate principal amount of the First Priority Notes and approximately $159.0 million in aggregate principal amount of the Second Priority Notes. In connection with AirGate’s tender offer that expired on March 16, 2005, $180,300 in aggregate principal amount of the Second Priority Notes were validly tendered and not withdrawn.

General

Approximately $175.0 million in aggregate principal amount of First Priority notes are currently outstanding and approximately $158.9 million in aggregate principal amount of Second Priority notes are currently outstanding. The First Priority Notes will mature on October 15, 2011, and the Second Priority Notes will mature on September 1, 2009. The outstanding AirGate Notes were issued only in registered form without coupons. The First Priority Notes and Second Priority Notes were issued only in denominations of $1,000 and $100, respectively, and any integral multiple thereof. The AirGate Notes were issued as global notes and may be reissued as certificated notes only in limited circumstances. See “Book-Entry System” below. No service charge will be made for any registration of transfer or exchange or redemption of First Priority Notes, but AirGate may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The payment of principal, premium, if any, and interest on the First Priority Notes is unconditionally guaranteed on a senior secured basis by the Guarantors, and the payment of principal, premium, if any, and interest on the Second Priority Notes is unconditionally guaranteed on a senior subordinated secured basis by the Guarantors. See “— Guarantees.” The First Priority Notes are secured on a first-priority basis, and the Second Priority Notes are secured on a second-priority basis, by, in each case, Liens on substantially all of AirGate’s and its Restricted Subsidiaries’ existing and after-acquired assets. See “— Security.”

Ranking

First Priority Notes Ranking

The payment of principal of and premium, if any, and interest on the First Priority Notes ranks pari passu in right of payment to all other senior obligations of AirGate. The First Priority Notes are:

•	senior secured obligations of AirGate;

•	secured by a first-priority Lien, subject to certain exceptions and Permitted Liens, on the Collateral described below under “— Security;”

•	unconditionally guaranteed on a senior secured basis by the Guarantors;

•	pari passu in right of payment to all existing and future senior obligations of AirGate;

•	senior in right of payment to all existing and future obligations of AirGate that are subordinated in right of payment to the First Priority Notes, including the Second Priority Notes; and

•	effectively junior in right of payment to all existing and future debt and other liabilities of AirGate’s Subsidiaries that are not Guarantors.

Second Priority Notes Ranking

The payment of principal of and premium, if any, and interest on the Second Priority Notes is subordinate in right of payment, as set forth in the Second Priority Indenture, to the prior payment in full of all Senior Debt. The Second Priority Notes are:

•	senior subordinated obligations of AirGate;

•	secured by a second-priority Lien, subject to certain exceptions and Permitted Liens, on the Collateral described below under “— Security;”

•	unconditionally guaranteed on a senior subordinated basis by the Guarantors;

•	subordinated in right of payment to all existing and future Senior Debt (which consists of up to $175.0 million of Indebtedness under the Credit Facilities and Hedging Obligations in respect thereto) of AirGate;

•	equal in right of payment to all existing and future senior subordinated indebtedness of AirGate;

•	senior in right of payment to all existing and future subordinated indebtedness of AirGate; and

•	effectively junior in right of payment to all existing and future debt and other liabilities of AirGate’s Subsidiaries that are not Guarantors.

If AirGate fails to make any payment on the Second Priority Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to below, such failure would constitute an Event of Default under the Second Priority Indenture and would enable the holders to accelerate the maturity thereof. The rights of the holders of Second Priority Notes to receive payment upon an acceleration of the maturity are subordinated in right of payment to the rights of the holders of the Senior Debt. See “Events of Default and Remedies.”

The obligations of each Guarantor under its Guarantee with respect to the Second Priority Notes are senior subordinated secured obligations. As such, the rights of holders of Second Priority Notes to receive payment by a Guarantor pursuant to its Guarantee are subordinated in right of payment to the rights of holders of the Senior Debt. The terms of the subordination provisions described below with respect to AirGate’s obligations under the Second Priority Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

The terms of the subordination provisions described below do not apply to payments from money or the proceeds of U.S. Government obligations deposited in trust prior to the occurrence of an event prohibiting payment of or on the Second Priority Notes and held in trust by the Second Priority Trustee for the payment of principal of or interest on the Second Priority Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance.”

Upon any distribution to creditors of AirGate in a liquidation or dissolution of AirGate or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to AirGate or its property, an assignment for the benefit of creditors or any marshaling of AirGate’s assets and liabilities, the holders of Senior Debt are entitled to receive payment in full of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, before the holders of Second Priority Notes are entitled to receive any payment with respect to the Subordinated Note Obligations, and until all obligations with respect to Senior Debt are paid in full, and any distribution to which the holders of Second Priority Notes would be entitled shall be made to the holders of Senior Debt, except that holders of Second Priority Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “Legal Defeasance and Covenant Defeasance.”

AirGate also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance,” if (a) a default in the payment of the principal of, or premium, if any, or interest on, or commitment fees relating to, Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Second Priority Trustee receives a notice of such default (a “Payment Blockage Notice”) from AirGate or the holders of any Designated Senior Debt. Payments on the Second Priority Notes may and shall be resumed, including the payment of any amounts previously blocked by such Payment Blockage Notice (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Second Priority Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

The Second Priority Indenture further requires that AirGate promptly notify holders of Designated Senior Debt if payment of the Second Priority Notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Second Priority Notes may recover less ratably than creditors of AirGate who are holders of First Priority Notes or other Senior Debt.

Outstanding Indebtedness and Restricted Subsidiaries

As of December 31, 2005, AirGate and its Restricted Subsidiaries had approximately $334.0 million of total outstanding Indebtedness comprised of approximately $175.0 million in aggregate principal amount of First Priority Notes and approximately $159.0 million in aggregate principal amount of Second Priority Notes. As of such time, approximately $175.0 million of AirGate’s total outstanding Indebtedness ranked senior to the Second Priority Notes.

As of the date of this prospectus, all of AirGate’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under “Selected Covenants — Designation of Restricted and Unrestricted Subsidiaries,” AirGate will be permitted to designate Subsidiaries meeting particular requirements as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not Guarantee the AirGate Notes, nor will assets of Unrestricted Subsidiaries secure the AirGate Notes, and Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the AirGate Indentures.

Principal, Maturity and Interest

First Priority Notes

AirGate issued the First Priority Notes in an initial aggregate principal amount of $175.0 million. Under certain circumstances, the First Priority Indenture permits AirGate to incur up to an additional $50.0 million of debt and other obligations that may also be secured by Liens on the Collateral that are pari passu with the Liens securing the First Priority Notes. In addition, subject to certain restrictions, the First Priority Indenture permits AirGate to incur additional debt and other obligations that may be secured by Liens on the Collateral that are junior to the Liens securing the First Priority Notes.

The First Priority Notes will mature on October 15, 2011.

Interest is payable at a rate per annum, reset quarterly, equal to LIBOR plus 3.75%, as determined by the calculation agent (the “Calculation Agent”), which as of the date of this prospectus is the First Priority Trustee. Interest on the First Priority Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 to the holders of record of the First Priority Notes on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the First Priority Notes accrues from the most recent date to which interest has been paid.

Set forth below is a summary of certain of the defined terms used in the First Priority Indenture relating to the First Priority Notes.

“Determination Date,” with respect to an Interest Period, is the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.

“LIBOR,” with respect to an Interest Period, is the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the First Priority Notes are outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the First Priority Notes. The amount of interest to be paid on the First Priority Notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations are rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations are rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the First Priority Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the holder of any First Priority Note, provide the interest rate then in effect with respect to the First Priority Notes. All calculations made by the Calculation Agent in the absence of manifest error are conclusive for all purposes and binding on AirGate, the Guarantors and the holders of the First Priority Notes.

The principal of, premium, if any, and interest on the First Priority Notes are payable, and the First Priority Notes are exchangeable and transferable, at the office or agency of AirGate in the City of New York maintained for such purposes, which as of the date of this prospectus is the office of the First Priority Trustee or an affiliate of the First Priority Trustee located at 101 Barclay Street, New York, New York 10286.

Second Priority Notes

AirGate issued the Second Priority Notes in an aggregate principal amount of $159,034,600. The Second Priority Notes will mature on September 1, 2009.

Interest is payable at a rate of 9 3/8% per annum, semi-annually in arrears on January 1 and July 1 of each year to holders of record of such Second Priority Notes on the immediately preceding December 15 and June 15. Interest accrues from the most recent date to which interest has been paid or duly provided for. Cash interest is computed on a basis of a 360-day year of twelve 30-day months. Certain of AirGate’s existing debt agreements restrict the ability of AirGate’s Subsidiaries to pay dividends to enable AirGate to pay interest on the Second Priority Notes.

The principal of, premium, if any, and interest on the Second Priority Notes is payable, and the Second Priority Notes are exchangeable and transferable, at the office or agency of AirGate in the City of New York maintained for such purposes, which as of the date of this prospectus is the office of the Second Priority Trustee or an affiliate of the Second Priority Trustee located at 101 Barclay Street, New York, New York 10286.

Mandatory Sinking Fund

The AirGate Notes are not subject to any sinking fund.

Payment Agent and Registrar for the Notes

The applicable AirGate Trustee is, as of the date of this prospectus, acting as the Paying Agent and Registrar for the applicable series of AirGate Notes. AirGate may change the Paying Agent or Registrar without prior notice to the holders of the AirGate Notes, and AirGate or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A holder of AirGate Notes may transfer or exchange such AirGate Notes in accordance with the applicable AirGate Indenture. The Registrar and the applicable AirGate Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and AirGate may require a holder to pay any taxes and fees required by law or permitted by the applicable AirGate Indenture. AirGate is not required to transfer or exchange any AirGate Note selected for redemption. Also, AirGate is not required to transfer or exchange any AirGate Note for a period of 15 days before a selection of AirGate Notes to be redeemed.

The registered holder of an AirGate Note will be treated as the owner of it for all purposes.

Guarantees

The Guarantors, jointly and severally, fully and unconditionally guarantee AirGate’s obligations on a senior secured basis under the First Priority Notes and on a senior subordinated secured basis under the Second Priority Notes.

Each Guarantee made in connection with the First Priority Notes is:

•	pari passu in right of payment to all existing and future senior Indebtedness of each Guarantor; and

•	senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

Each Guarantee made in connection with the Second Priority Notes is:

•	subordinated in right of payment to all existing and future senior Indebtedness of each Guarantor;

•	equal in right of payment to all other existing and future senior subordinated Indebtedness of each Guarantor; and

•	senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person, whether or not such Guarantor is the surviving Person, unless:

•	immediately after giving effect to that transaction, no Default or Event of Default exists; and either:

•	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the applicable AirGate Indenture and the applicable AirGate Security Documents satisfactory to the applicable AirGate Trustee; or

•	the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales.”

The Guarantee of a Guarantor will be released:

•	if AirGate designates the Guarantor as an Unrestricted Subsidiary;

•	in connection with any sale of all of the capital stock of a Guarantor, if AirGate applies the Net Proceeds of that sale in accordance with the applicable provisions of the applicable AirGate Indenture; or

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if AirGate applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the applicable AirGate Indenture.

See “— Repurchase at the Option of Holders — Asset Sales.”

In addition to the Guarantees by the Guarantors described above in this section, upon the execution of the applicable supplemental indentures for each of the AirGate Indentures, we will also guarantee the AirGate Notes pursuant to the Parent Guarantee. See the section entitled “— Description of Our Guarantees” in this prospectus for more information regarding our guarantees of the AirGate Notes.

Security

First Priority Notes Security

Pursuant to the First Priority Security Documents, the First Priority Notes are secured by a first-priority Lien, subject to Permitted Liens identified in the First Priority Indenture, in the Collateral, which includes the following property of AirGate and the Guarantors, whether now owned or hereafter acquired:

•	goods, accounts, accounts receivable and contract rights;

•	general intangibles;

•	intellectual property;

•	all chattel paper, documents, instruments and securities;

•	cash, chattel paper, deposit accounts, securities accounts and other investment property;

•	all furniture, equipment, inventory and other personal property of AirGate and the Guarantors; and

•	proceeds and products of the foregoing;

provided that the Collateral shall not include (i) any asset which is subject to a Lien permitted by clauses (2), (3), (5), (8) and (9) of subsection (a) of the definition of Permitted Liens to the extent the instrument providing for such Lien prohibits the granting of a security interest in such asset, and (ii) any right, title or interest in any agreement, license, permit or instrument to which AirGate or a Guarantor is a party which is not material to the business of AirGate and the Guarantors and which contains a valid prohibition on the granting of a security interest in such asset.

The security interests created by the First Priority Security Documents with respect to cash and deposit accounts have not been and will not be perfected. As a result, the First Priority Notes will not have the benefit of a perfected security interest in the cash of AirGate and the Guarantors. As of the date of this prospectus, AirGate and its Subsidiaries had approximately $110.0 million of cash and short-term investments in deposit accounts. In addition, the First Priority Notes will not have a perfected security interest in any of the Collateral to the extent perfection cannot be effected through filings under the Uniform Commercial Code or through the taking possession by the First Collateral Agent under the First Priority Security Documents of stock certificates and debt securities. To the extent that any Collateral is not perfected, the First Collateral Agent’s rights will be equal to the rights of the general unsecured creditors of AirGate and the Guarantors in the event of a bankruptcy. Outside of a bankruptcy, the security interests of certain holders of Liens, such as judgment creditors and any creditor who obtained a perfected security interest in any of such Collateral would take priority over the First Collateral Agent’s security interest in the Collateral. Accordingly, there can be no assurance that the assets in which the First Collateral Agent’s security interest is unperfected will be available to satisfy obligations under the First Priority Notes. In addition, certain assets may be subject to Permitted Liens applicable to the First Priority Notes that would take priority over the security interests in such assets under the First Priority Security Documents.

The First Priority Indenture and First Priority Security Documents permit AirGate to incur additional first-priority secured Indebtedness under certain circumstances, including capitalized leases, purchase money obligations and other Indebtedness secured by a first-priority Lien on the underlying assets relating to such obligations. In some cases, the First Priority Notes will be secured by a second-priority Lien on such assets.

AirGate is permitted to issue certain additional debt or other obligations, including additional First Priority Indebtedness, secured by the Collateral, subject to the covenants described below under “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” and subject to compliance with the other debt that may be secured by the Collateral. The holders of certain Permitted Liens applicable to the First Priority Notes are entitled to control the Collateral under certain circumstances, including the sale or other disposition thereof to the extent permitted or not otherwise prohibited by the First Priority Indenture, and such persons and holders of such Permitted Liens may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the First Collateral Agent on behalf of the holders of the First Priority Notes to realize or foreclose on the Collateral.

Second Priority Notes Security

Pursuant to the Second Priority Security Documents, the Second Priority Notes are secured by a second-priority security interest, subject to Permitted Liens identified in the Second Priority Indenture, in the Collateral. Such second-priority security interest is junior to the obligations of AirGate and its Subsidiaries under the Credit Facilities, which are generally secured on a first-priority basis. In addition, AirGate and the Guarantors have pledged all the capital stock of their directly-owned subsidiaries (and are required to pledge the capital stock of any subsidiaries formed or acquired in the future) in connection with the Credit Facilities. Other than foregoing stock pledges, the Second Priority Indenture and the Second Priority Security Documents require that the Second Priority Trustee be granted a second-priority Lien, subject to Permitted Liens identified in the Second Priority Indenture, in the Collateral, which includes the following property of AirGate and the Guarantors, whether now owned or hereafter acquired:

•	goods, accounts, accounts receivable and contract rights;

•	general intangibles;

•	intellectual property;

•	all chattel paper, documents, instruments and securities;

•	cash, chattel paper, deposit accounts, securities accounts and other investment property;

•	all furniture, equipment, inventory and other personal property of AirGate and the Guarantors; and

•	proceeds and products of the foregoing;

provided that (i) AirGate shall not grant, nor shall be deemed to have granted, a security interest in any item of Collateral which is subject to a Lien permitted under the covenant described below under the heading “— Selected Covenants — Limitation on Liens” to the extent the instrument providing for such Lien prohibits the granting of a Lien in such asset, and (ii) the Collateral shall not include any right, title or interest in any agreement, license, permit or instrument to which AirGate or a Guarantor is a party which is not material to the business of AirGate and the Guarantors and which contains a valid prohibition on the granting of a security interest in such asset.

In addition to borrowings under the First Priority Notes and the other Credit Facilities, the Second Priority Indenture and Second Priority Security Documents permit AirGate and its Restricted Subsidiaries to incur additional Indebtedness, including capitalized leases and purchase money obligations, secured by Liens that have priority over the Lien securing the Second Priority Notes. See “— Selected Covenants — Limitation on Liens.” These obligations are generally secured by a first-priority Lien on the underlying assets relating to such obligations, and, in some instances, a second-priority Lien has been granted for the benefit of the lenders under the Credit Facilities on such underlying assets. As a result, the Second Priority Notes may be secured by a third-priority security interest in such underlying assets.

AirGate is permitted to issue certain additional debt or other obligations secured by the Collateral, subject to the covenants described below under “— Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” and subject to compliance with the terms of the Credit Facilities and other debt that may be secured by the Collateral. The second-priority Liens securing the Second Priority Notes are junior to the first-priority Liens securing the First Priority Indebtedness and to certain Permitted Liens described in the Second Priority Indenture. See “— Selected Covenants — Limitation on Liens.” The persons holding such Liens are entitled to control the Collateral under certain circumstances, including the sale or other disposition thereof to the extent permitted or not otherwise prohibited by the Second Priority Indenture, and such persons and holders of such Permitted Liens may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the Second Collateral Agent on behalf of the holders of the Second Priority Notes to realize or foreclose on the Collateral.

Proceeds from the Sale of, Appraisals of and Control over the Collateral

Upon any foreclosure or related sale of the assets constituting the Collateral by the First Collateral Agent, the proceeds will be applied as follows:

•	FIRST, to pay fees and expenses of the First Collateral Agent;

•	SECOND, to repay the First Priority Indebtedness in accordance with the AirGate Indentures, including, without limitation, the First Priority Notes; and

•	THIRD, to pay to the Second Priority Trustee for application to the Second Priority Notes pursuant to the applicable provisions of the Second Priority Indenture to the full extent thereof at such time; and

•	FOURTH, to pay to AirGate any surplus then remaining.

If such proceeds are insufficient to repay all First Priority Indebtedness, then the holders of the AirGate Notes would only have an unsecured claim against AirGate and the Guarantors for the remaining unpaid obligations with respect to the AirGate Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral.

Subject to certain terms and conditions in the AirGate Indentures and the AirGate Security Documents, AirGate and the Guarantors have the right to remain in possession and retain control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral Securing the First Priority Notes

AirGate and the Guarantors, as the case may be, will have the right to obtain a release from the Lien of the First Priority Security Documents of items of Collateral subject to a sale or disposition (the “Released Collateral”), and the First Collateral Agent will release Released Collateral from the Lien of the relevant First Priority Security Document and reconvey the Released Collateral to AirGate or any such Guarantor upon compliance with the condition that AirGate delivers to the First Collateral Agent the following:

(a) a notice from AirGate requesting the release of Released Collateral, (i) specifically describing the proposed Released Collateral, (ii) stating that such Released Collateral is to be sold and that the consideration to be received in respect of the Released Collateral is at least equal to the fair market value of the Released Collateral and that such consideration is also to be made subject to the Lien of the First Priority Security Documents to the extent required by the First Priority Indenture, (iii) confirming the sale of, or an agreement to sell, such Released Collateral is a bona fide sale to a person that is not an Affiliate of AirGate or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth under “— Selected Covenants — Limitation on Transactions with Affiliates” and (iv) certifying that if the sale of such Released Collateral constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the First Priority Indenture with respect thereto, including, without limitation, the applicable provisions set forth under “— Repurchase at the Option of Holders — Asset Sales;” and

(b) an Officers’ Certificate stating that (i) such sale covers only the Released Collateral or such other property that does not constitute Collateral, (ii) after giving effect to such sale or disposition, there is no Default or Event of Default in effect or continuing on the date thereof and the release of the Collateral will not result in a Default or Event of Default under the First Priority Indenture, and (iii) all conditions precedent in the AirGate Indentures, the First Priority Security Documents and the Second Priority Security Documents relating to the release in question have been complied with by AirGate and, in the event that there is to be a substitution of property for the Released Collateral subject to an Asset Sale, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant First Priority Security Documents have been provided to the First Collateral Agent.

The First Priority Indenture provides that AirGate and the Guarantors also shall be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain or condemnation or in similar circumstances.

The First Priority Indenture provides that AirGate and the Guarantors shall be entitled to obtain a full release of all of the Collateral securing the First Priority Notes following legal defeasance or covenant defeasance of the First Priority Indenture as described below under “— Legal Defeasance and Covenant Defeasance.”

Release of Collateral Securing the Second Priority Notes

Liens on the Collateral securing the Second Priority Notes may be released under certain circumstances as described below in “— Intercreditor Agreement.”

The Second Priority Indenture provides that AirGate and the Guarantors shall be entitled to obtain a full release of all of the Collateral securing the Second Priority Notes following legal defeasance or covenant defeasance of the Second Priority Indenture as described below under “— Legal Defeasance and Covenant Defeasance.”

Intercreditor Agreement

All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement, dated October 25, 2004 (the “Intercreditor Agreement”), among the First Collateral Agent, the Second Collateral Agent, AirGate and the Guarantors. Pursuant to the AirGate Indentures, the First Collateral Agent and the Second Collateral Agent, as applicable, has the authority to act as the exclusive agent for each of the holders of the First Priority Notes and Second Priority Notes, respectively, with respect to the Collateral, including the enforcement of any remedy against the Collateral.

For so long as the Obligations of AirGate with respect to the First Priority Notes, the First Priority Indenture or the First Priority Security Documents have not been paid in full and the First Priority Indenture has not been discharged, the decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the First Collateral Agent. Following the date on which all Obligations of AirGate with respect to the First Priority Notes, the First Priority Indenture and the First Priority Security Documents have been paid in full, the Second Collateral Agent will, subject to Permitted Liens identified in the Second Priority Indenture, have the exclusive right or remedy with respect to the Collateral in accordance with the Second Priority Indenture and the Second Priority Security Documents without any consent of, notice to or consultation with the First Collateral Agent. Prior to that date, the Second Collateral Agent does not have any right to initiate or direct the exercise of remedies against the Collateral. As a result, even during a bankruptcy case, neither the Second Collateral Agent nor the holders of the Second Priority Notes have any right or ability to exercise or cause the exercise of remedies against the Collateral until such date, except that the Second Collateral Agent is permitted to file a claim of interest in a bankruptcy case with respect to the second-priority Liens in order to preserve its rights in the Collateral.

If any Second Collateral Agent or any holder of the Second Priority Notes receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when such proceeds or monies are required to be delivered to the First Collateral Agent under the Intercreditor Agreement, such proceeds will be applied in accordance with the terms of the Intercreditor Agreement.

The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies will be applied pursuant to the Intercreditor Agreement in the order and priority as stated under “— Security.”

The Intercreditor Agreement provides that the Second Priority Liens will automatically be released on the applicable portion of the Collateral if (1) the First Collateral Agent exercises any remedies in respect of such Collateral; or (2) such Collateral is sold or otherwise disposed of as permitted or not prohibited by the Credit Facilities (unless prohibited under the Second Priority Indenture).

Certain Bankruptcy Limitations

The right of the AirGate Trustees to foreclose upon and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against AirGate prior to the AirGate Trustees having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as an AirGate Trustee is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional collateral, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the AirGate Notes could be delayed following commencement of a bankruptcy case, whether or when the AirGate Trustees could foreclose upon or dispose of the Collateral or whether or to what extent holders of the AirGate Notes would be adequately compensated for any delay in payment or loss of value of the Collateral.

Redemption

Optional Redemption

Optional Redemption of the First Priority Notes

Except as described below with respect to an optional redemption upon an Equity Offering, the First Priority Notes are not redeemable at the option of AirGate prior to October 15, 2006. Starting on that date, AirGate may redeem all or a part of the First Priority Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Percentage of Principal
Year	Amount at Maturity

2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

At any time, or from time to time, on or prior to October 15, 2006, AirGate may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the First Priority Notes issued under the First Priority Indenture at a redemption price equal to 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of First Priority Notes issued under the First Priority Indenture remains outstanding immediately after any such redemption; and

(2) AirGate makes such redemption not more than 90 days after the consummation of any such Equity Offering.

Optional Redemption of the Second Priority Notes

Starting on January 1, 2006, AirGate may redeem all or a part of the Second Priority Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Percentage of Principal
Year	Amount at Maturity

2006	104.688%
2007	102.344%
2008 and thereafter	100.000%

Notwithstanding the foregoing, the outstanding Senior Debt currently prohibits AirGate from redeeming any of the Second Priority Notes.

Selection and Notice

If less than all of the First Priority Notes or Second Priority Notes are to be redeemed at any time, the applicable AirGate Trustee will select First Priority Notes or Second Priority Notes for redemption as follows:

•	if the applicable AirGate Notes are listed, in compliance with the requirements of the principal national securities exchange on which those AirGate Notes are listed; or

•	if the applicable AirGate Notes are not listed, on a pro rata basis, by lot or by such other method as such AirGate Trustee shall deem fair and appropriate.

No First Priority Notes of $1,000 or less, or Second Priority Note of $100 or less, shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the AirGate Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any AirGate Note is to be redeemed in part only, the notice of redemption that relates to that AirGate Note shall state the portion of the principal amount thereof to be redeemed. A new First Priority Note or Second Priority Note, as applicable, in principal amount equal to the unredeemed portion of the original AirGate Note will be issued in the name of the holder thereof upon cancellation of such original AirGate Note. AirGate Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on AirGate Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of AirGate Notes has the right to require AirGate to repurchase all or any part, equal to $1,000, with respect to the First Priority Notes, or $100, with respect to the Second Priority Notes, or an integral multiple thereof, of that holder’s AirGate Notes pursuant to a Change of Control Offer, as defined below. In the Change of Control Offer, AirGate will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the applicable AirGate Notes, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, AirGate will mail a notice to each holder of AirGate Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase AirGate Notes (a “Change of Control Offer”) on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the AirGate Indentures and described in such notice.

AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the AirGate Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the AirGate Indentures, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the AirGate Indentures by virtue of such conflict.

On the Change of Control Payment Date, AirGate will, to the extent lawful:

•	accept for payment all AirGate Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent(s) an amount equal to the Change of Control Payment in respect of all AirGate Notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the applicable AirGate Trustee the appropriate AirGate Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such AirGate Notes or portions thereof being purchased by AirGate.

The Paying Agent(s) will promptly mail to each holder of AirGate Notes so tendered the Change of Control Payment for such AirGate Notes, and the applicable AirGate Trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new AirGate Note equal in principal amount to any unpurchased portion of such AirGate Notes surrendered, if any; provided that each such new AirGate Note will be in a principal amount of $1,000, with respect to any First Priority Note, or $100, with respect to any Second Priority Note, or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant applicable to the Second Priority Notes, but in any event within 90 days following a Change of Control, AirGate will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Second Priority Notes as required by this covenant.

AirGate will publicly announce the results of the Change of Control Offer on the Change of Control Payment Date.

The provisions described above that require AirGate to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the AirGate Indentures are applicable.

AirGate will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the AirGate Indentures applicable to a Change of Control Offer made by AirGate and purchases all AirGate Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of AirGate and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of AirGate Notes to require AirGate to repurchase such AirGate Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AirGate and its Subsidiaries taken as a whole to another Person or group is uncertain.

On January 11, 2005, AirGate commenced a consent solicitation with respect to the AirGate Notes (the “Solicitation Notes”). The purpose of the consent solicitation was to obtain the requisite consents to amend the definition of “change of control” in each of the indentures governing the Solicitation Notes to eliminate the requirement that AirGate make a repurchase offer for the Solicitation Notes upon completion of Alamosa Holdings’ acquisition of AirGate. The consent solicitation expired on January 25, 2005, and AirGate received the consents necessary to amend the definition of “change of control” in each of the indentures. Each of the holders of Solicitation Notes who validly delivered their consents prior to 5:00 p.m., New York time, on January 25, 2005, received a consent payment equal to 0.25% of the principal amount of the Solicitation Notes represented by such consents.

Asset Sales

AirGate will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) AirGate or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by AirGate’s Board of Directors and, if such fair market value exceeds $5.0 million, is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the applicable AirGate Trustee; and

(3) at least 75% of the consideration received by AirGate or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities, as shown on AirGate’s or such Restricted Subsidiary’s most recent balance sheet, of AirGate or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the First Priority Notes or Second Priority Notes, as applicable, or any Guarantee, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases AirGate or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by AirGate or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by AirGate or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) if such Asset Sale involves the transfer of Collateral, (a) such Asset Sale complies with the applicable provisions of the applicable AirGate Security Documents, and (b) all consideration (other than cash) received in such Asset Sale shall be expressly made subject to the Lien under the applicable AirGate Security Documents (which Lien with respect to the Second Priority Security Documents and Second Priority Notes shall be junior in priority to a similar Lien granted to secure Senior Debt).

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, AirGate may apply such Net Proceeds at its option:

(1) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business which becomes part of, or which is or becomes, a Restricted Subsidiary;

(2) to make a capital expenditure in assets that are used or useful in a Permitted Business;

(3) to acquire other long-term assets that are used or useful in a Permitted Business; or

(4) in the case of the Second Priority Indenture, to repay Senior Debt;

provided that, in the case of any Asset Sale subject to the First Priority Indenture, if the assets disposed of in such Asset Sale were Collateral and had a fair market value of $3.0 million or more, the assets acquired pursuant to clauses (1) through (3) above are also Collateral.

Pending the final application of any such Net Proceeds, AirGate may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the AirGate Indentures.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds in respect of the First Priority Indenture exceeds $10.0 million, the First Priority Indenture requires AirGate to make an Asset Sale Offer to all holders of First Priority Notes, and all holders of other First Priority Indebtedness containing provisions similar to those set forth in the First Priority Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of First Priority Notes and other First Priority Indebtedness that may be purchased out of the Excess Proceeds. Similarly, when the aggregate amount of Excess Proceeds in respect of the Second Priority Indenture exceeds $10.0 million, the Second Priority Indenture requires AirGate to make an Asset Sale Offer to all holders of Second Priority Notes, and all holders of other Indebtedness that is equal in right of payment with the Second Priority Notes containing provisions similar to those set forth in the Second Priority Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Second Priority Notes and such other Indebtedness that is equal in right of payment that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, AirGate may use such Excess Proceeds for any purpose not otherwise prohibited by the First Priority Indenture and the First Priority Security Documents or the Second Priority Indenture and the Second Priority Security Documents, as applicable. If the aggregate principal amount of applicable AirGate Notes and such other Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable AirGate Trustee shall select, as required, the First Priority Notes and the other First Priority Indebtedness, or the Second Priority Notes and other Indebtedness that is equal in right of payment, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of the AirGate Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the AirGate Indentures, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the AirGate Indentures by virtue of such conflict.

Events of Loss

The First Priority Indenture provides that in the event of an Event of Loss with respect to any Collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million, AirGate or the affected Guarantor, as the case may be, will apply any Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the affected Property (the “Subject Property”), with no concurrent obligation to make any purchase of any First Priority Notes if AirGate delivers to the First Priority Trustee within 90 days of such Event of Loss:

(1) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed and operating within 360 days from the date of such certification; and

(2) an Officers’ Certificate certifying that AirGate or the affected Guarantor has available from Net Loss Proceeds (including amounts collectible from the applicable insurance carrier) or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will constitute Excess Loss Proceeds. When the aggregate amount of Excess Loss Proceeds received by AirGate and its Restricted Subsidiaries exceeds $10.0 million, AirGate will make an offer, on a pro rata basis (an “Event of Loss Offer”), to all holders of First Priority Notes, and all holders of other First Priority Indebtedness containing provisions similar to those set forth in the First Priority Indenture with respect to offers to purchase or redeem with the proceeds resulting from an Event of Loss, to purchase the maximum principal amount of First Priority Notes and such other First Priority Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the purchase date and will be payable in cash. If any Excess Loss Proceeds remain after consummation of any purchase contemplated by an Event of Loss Offer, AirGate may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the First Priority Indenture and the First Priority Security Documents. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset to zero.

AirGate will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of First Priority Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, AirGate will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the covenant described hereunder by virtue of such conflict.

Selected Covenants

Limitation on Restricted Payments

AirGate shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to the holders of, any shares of its Equity Interests, other than dividends or distributions payable solely in its Equity Interests, other than Disqualified Stock, or in options, warrants or other rights to purchase any such Equity Interests, other than Disqualified Stock;

(2) purchase, redeem or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, any Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests;

(3) redeem, repurchase, defease or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, prior to (or, in the case of the First Priority Indenture, more than one year prior to) any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate, whether pursuant to its terms or by operation of law, in right of payment to the AirGate Notes; or

(4) make any Investment that is not a Permitted Investment;

(each of the foregoing actions set forth in clauses (1) through (4), other than any such action that is a Permitted Investment, being referred to as a “Restricted Payment”), unless, at the time thereof, and after giving effect thereto,

(a) no Default or Event of Default shall have occurred and be continuing;

(b) AirGate would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the applicable Closing Date shall not exceed:

(i) the amount of (x) the Operating Cash Flow of AirGate after June 30, 2003, through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of AirGate after June 30, 2003, through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment treated as a single accounting period, plus

(ii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

(A) in the case of any property other than cash with a value less than $25.0 million, by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution, or

(B) in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by AirGate from the issuance and sale, other than to a Restricted Subsidiary, on or after the Second Priority Notes Closing Date of shares of its Equity Interests other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, plus

(iii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

(A) in the case of any property other than cash with a value less than $25.0 million, by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution, or

(B) in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by AirGate from the issuance or sale, other than to a Restricted Subsidiary, on or after the Second Priority Notes Closing Date of any Equity Interests of AirGate, other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, upon the conversion of, or exchange for, Indebtedness of AirGate or a Restricted Subsidiary, plus

(iv) the aggregate Net Proceeds received by AirGate or any Restricted Subsidiary from the sale, disposition or repayment, other than to AirGate or a Restricted Subsidiary, of any Investment made on or after the Second Priority Notes Closing Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment previously made (and treated as a Restricted Payment), in either case, less the cost of disposition of such Investment.

The foregoing limitations in this “Limitation on Restricted Payments” covenant do not limit or restrict the making of any Permitted Investment, and a Permitted Investment shall not be counted as a Restricted Payment for purposes of clause (c) above, except that a Permitted Investment made pursuant to clause (7) of the definition of Permitted Investments shall be counted as a Restricted Payment for the purposes of clause (c) above. In addition, so long as no Default or Event of Default shall have occurred and be continuing, the foregoing limitations do not prevent AirGate from:

(1) the payment of a dividend on Equity Interests of AirGate within 60 days after the declaration thereof if, on the date when the dividend was declared, AirGate could have paid such dividend in accordance with the provisions of the applicable AirGate Indenture;

(2) the repurchase of Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests, from former employees or directors of AirGate or any Subsidiary thereof for consideration not to exceed $2.0 million in the aggregate in any fiscal year; provided that any unused amount in any 12 month period may be carried forward to one or more future periods; provided, further, that the amount of all such repurchases made pursuant to this clause (2) does not exceed $10.0 million in the aggregate;

(3) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the First Priority Notes (in the case of the First Priority Indenture) or the Second Priority Notes (in the case of the Second Priority Indenture), including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

(a) the proceeds of a capital contribution or a substantially concurrent offering of shares of Equity Interests, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests, or

(b) Indebtedness that (i) is at least as subordinated in right of payment to the First Priority Notes (in the case of the First Priority Indenture) or the Second Priority Notes (in the case of the Second Priority Indenture), including premium, if any, and accrued and unpaid interest, as the Indebtedness being purchased and (ii) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repurchased, with Restricted Payments pursuant to this clause (3) not being counted as Restricted Payments for purposes of clause (c) above;

(4) the repurchase, redemption or other acquisition of Equity Interests of AirGate, or options, warrants or other rights to acquire such Equity Interests, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of AirGate’s common stock, other than Disqualified Stock, or options, warrants or other rights to acquire such Equity Interests;

(5) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of AirGate to the holders of its Equity Interests on a pro rata basis; or

(6) other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above.

Restricted Payments made pursuant to clause (1) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the second preceding paragraph to the extent such Investments would otherwise be so counted.

For purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests either upon the conversion of, or exchange for, Indebtedness of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or accreted value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by AirGate upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests upon the exercise of any options or warrants of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by AirGate upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

For purposes of this “Limitation on Restricted Payments” covenant, if a particular Restricted Payment involves a noncash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the noncash portion of such Restricted Payment, as determined by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution. Not later than the date of making any Restricted Payment, AirGate shall deliver to the applicable AirGate Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Limitation on Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the applicable AirGate Indenture.

The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received in cash, up to the amount of such Investment on the date made.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

AirGate shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness, including Acquired Debt, other than Permitted Debt, and AirGate shall not issue any Disqualified Stock unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds to repay Indebtedness or make any Restricted Payment, the Consolidated Debt to Operating Cash Flow Ratio would be, in the case of the First Priority Indenture, less than 6.5 to 1.0 and, in the case of the Second Priority Indenture, less than 6.0 to 1.0, if on or after September 30, 2005, or, if on or after September 30, 2006, less than 5.0 to 1.0.

So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the foregoing will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by AirGate and its Subsidiaries of Existing Indebtedness;

(2) the incurrence by AirGate and the Guarantors of Indebtedness represented by, in the case of the First Priority Indenture, the First Priority Notes issued on the Closing Date for the First Priority Notes or, in the case of the Second Priority Indenture, the Second Priority Notes and the related Guarantees;

(3) the incurrence by AirGate or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in the business of AirGate or such Restricted Subsidiary, including telephone and computer systems and operating facilities, in an aggregate principal amount not to exceed $5.0 million at any time outstanding and the aggregate principal amount of such Indebtedness does not exceed the fair market value (on the date of incurrence thereof) of the property so leased or financed;

(4) the incurrence by AirGate or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the AirGate Indentures to be incurred under the first paragraph of this covenant description or clauses (1), (2) or (11) of this paragraph;

(5) the incurrence by AirGate or any of its Restricted Subsidiaries of intercompany Indebtedness between or among AirGate and any of its Wholly Owned Restricted Subsidiaries that are Guarantors; provided, however, that:

(a) if AirGate or any Guarantor is the obligor on such Indebtedness, such Indebtedness, other than intercompany obligations owed by AirGate to AGW Leasing Company, Inc. relating to tower leases or licenses and leases of real property, must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the AirGate Notes, in the case of AirGate, or the Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AirGate or a Wholly Owned Restricted Subsidiary thereof that, in the case of the First Priority Notes, is a Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either AirGate or a Wholly Owned Restricted Subsidiary thereof that, in the case of the First Priority Notes, is a Guarantor, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by AirGate or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by AirGate or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the AirGate Indentures to be outstanding;

(7) the guarantee by AirGate or any of the Guarantors of Indebtedness of AirGate or a Restricted Subsidiary of AirGate that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by AirGate’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of AirGate that was not permitted by this clause (8);

(9) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(10) Indebtedness (A) in respect of performance, surety or appeal bonds or bankers’ acceptances provided in the ordinary course of business; and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of AirGate or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by a person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by AirGate or any Restricted Subsidiary in connection with such disposition;

(11) the incurrence by AirGate or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $75.0 million for purposes of the First Priority Indenture or $50.0 million for purposes of the Second Priority Indenture; and

(12) solely for purposes of the Second Priority Notes and the Second Priority Indenture:

(a) the incurrence by AirGate of any Indebtedness under the promissory note executed by AirGate pursuant to the Lucent Consent; and

(b) the incurrence by AirGate and any Guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of AirGate and the Guarantors outstanding under all Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed an amount equal to $175.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by AirGate or any of its Subsidiaries since the date of the Second Priority Indenture to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” accompanied by a corresponding reduction in commitment thereunder.

For purposes of determining compliance with this “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above (and also (12) in the case of the Second Priority Indenture), or is entitled to be incurred pursuant to the first paragraph of this covenant description, AirGate will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Limitation on Amendment of Second Priority Notes

The First Priority Indenture provides that AirGate shall cause the First Priority Notes to be designated as “Designated Senior Debt” under the Second Priority Indenture, and that AirGate will not amend the terms of the Second Priority Indenture or Second Priority Security Documents governing the Second Priority Notes in any manner that would affect the ranking of the Second Priority Notes or the Liens on the Collateral securing the Second Priority Notes in a manner materially adverse to the holders of First Priority Notes.

Limitation on Senior Subordinated Debt

The Second Priority Indenture provides that AirGate and the Guarantors will not incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Senior Debt or any Permitted Debt described in clause (4) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” and senior in any respect in right of payment to the Second Priority Notes or the Guarantees; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Debt of AirGate or a Guarantor that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Debt.

Limitation on Liens

AirGate will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind, other than Permitted Liens (as identified in the applicable AirGate Indenture), on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

AirGate will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to AirGate or any of AirGate’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to AirGate or any of its Restricted Subsidiaries;

(2) make loans or advances to AirGate or any of AirGate’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to AirGate or any of AirGate’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness (or, in the case of the Second Priority Indenture, Credit Facilities) as in effect on the date of the applicable AirGate Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the applicable AirGate Indenture;

(2) for purposes of the First Priority Indenture, the First Priority Indenture, the First Priority Notes and the First Priority Security Documents or, for purposes of the Second Priority Indenture, the Second Priority Indenture, the Second Priority Notes and the Second Priority Security Documents;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by AirGate or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the applicable AirGate Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens relating to Indebtedness otherwise permitted to be incurred and secured pursuant to the provisions of the covenants described above under the captions “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” that limit the right of AirGate or any of its Restricted Subsidiaries to dispose of the assets securing such Indebtedness;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers or vendors under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

AirGate shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, and shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of AirGate and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless, at the time and after giving effect thereto:

(1) either: (A) if the transaction or series of transactions is a consolidation of AirGate with or a merger of AirGate with or into any other Person, AirGate shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into AirGate, or to which the properties and assets of AirGate or AirGate and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the “Surviving Entity”), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the AirGate Trustees, in form satisfactory to the AirGate Trustees, all the obligations of AirGate under the AirGate Notes, the AirGate Indentures and the AirGate Security Documents and, in each case, the AirGate Indentures and the AirGate Security Documents, as so supplemented, shall remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(3) AirGate or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of AirGate immediately preceding the transaction and (B) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;”

provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary or AirGate to any other Restricted Subsidiary or AirGate, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary or AirGate.

The AirGate Indentures also provide that AirGate may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, AirGate shall deliver, or cause to be delivered, to the AirGate Trustees, in form and substance reasonably satisfactory to the AirGate Trustees, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the AirGate Indentures and an opinion of counsel. Each such Officers’ Certificate shall set forth the manner of determination of AirGate’s compliance with clause (3) above.

For all purposes of the AirGate Indentures and the AirGate Notes, including the provisions described in the two immediately preceding paragraphs and the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “Designation of Restricted and Unrestricted Subsidiaries” covenants, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the “Designation of Restricted and Unrestricted Subsidiaries” covenant and all Indebtedness of the Surviving Entity and its Subsidiaries that was not Indebtedness of AirGate and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of AirGate under the AirGate Indentures and the AirGate Security Documents, and the predecessor company shall be released from all its obligations and covenants under the AirGate Indentures, the AirGate Security Documents and the AirGate Notes.

Limitation on Transactions with Affiliates

AirGate will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to AirGate or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by AirGate or such Restricted Subsidiary with an unrelated Person; and

(2) AirGate delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a determination by the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, including payments made thereunder in securities or cash, entered into by AirGate or any of its Restricted Subsidiaries in the ordinary course of business of AirGate or such Restricted Subsidiary;

(2) transactions between or among AirGate and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees, expenses and indemnification (whether such payment is made pursuant to AirGate’s charter or by-laws or a written agreement with any director or officer) to Persons who are not otherwise Affiliates of AirGate;

(4) Restricted Payments that are permitted by the provisions of the AirGate Indentures described above under the caption “— Limitation on Restricted Payments;” and

(5) sales of Equity Interests, other than Disqualified Stock, and the grant of registration rights with respect thereto, to Affiliates of AirGate.

Additional Guarantees

If AirGate or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the applicable AirGate Indenture, then that newly acquired or created Restricted Subsidiary must become a Guarantor and (1) execute a supplemental indenture to the applicable AirGate Indenture satisfactory to the applicable AirGate Trustee making the Restricted Subsidiary a party to such AirGate Indenture, (2) execute an endorsement of Guarantee for each AirGate Indenture, (3) deliver an Opinion of Counsel to the applicable AirGate Trustee and (4) become a party to the applicable AirGate Security Documents, in each case within 10 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by AirGate and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of the covenant described above under the caption “— Limitation on Restricted Payments.” All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Sale and Leaseback Transactions

AirGate will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that AirGate or any Restricted Subsidiary of AirGate that is a Guarantor may enter into a Sale and Leaseback Transaction if:

(1) AirGate or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the first paragraph of the covenant described above under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Limitation on Liens;”

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Leaseback Transaction, as determined in good faith by the Board of Directors and, if the aggregate consideration received in the Sale and Leaseback Transaction exceeds $1.0 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and AirGate applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

AirGate will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of AirGate to any Person, other than AirGate or a Wholly Owned Restricted Subsidiary of AirGate, unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) such transfer, conveyance, sale, lease or other disposition is effected in accordance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

In addition, AirGate will not permit any Wholly Owned Restricted Subsidiary of AirGate to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares, to any Person other than to AirGate or a Wholly Owned Restricted Subsidiary of AirGate.

Business Activities

AirGate will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

AirGate will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of AirGate Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable AirGate Indenture or the applicable AirGate Notes unless such consideration is offered to be paid and is paid to all holders of the applicable AirGate Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any AirGate Notes are outstanding, AirGate will furnish to the holders of such AirGate Notes:

(1) all quarterly and annual financial information that is required to be filed with the Commission on Forms 10-Q and 10-K to the extent AirGate does not file such Forms with the Commission, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AirGate’s independent accountants; and

(2) all current reports that are required to be filed with the Commission on Form 8-K to the extent AirGate does not file such reports with the Commission.

If AirGate has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of AirGate and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of AirGate.

In addition, whether or not required by the Commission, AirGate will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability unless the Commission will not accept such a filing, within the time periods specified in the Commission’s rules and regulations, and make such information available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, then the reports and other information described above may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the applicable AirGate Notes, whether or not prohibited by the subordination provisions of the applicable AirGate Indenture;

(2) default in payment when due of the principal of or premium, if any, on the applicable AirGate Notes;

(3) failure by AirGate or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Repurchase at the Option of Holders — Change of Control,” “— Asset Sales,” or, in the case of the First Priority Indenture, “— Event of Loss;”

(4) failure by AirGate or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the applicable AirGate Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AirGate or any of its Restricted Subsidiaries, or the payment of which is guaranteed by AirGate or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the applicable AirGate Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by AirGate or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) any applicable AirGate Security Document or the Intercreditor Agreement is held to be unenforceable or invalid for any reason, the security interests purported to be created by such AirGate Security Documents are held to be unenforceable, invalid or impaired with respect to a material portion of the Collateral, AirGate or any Guarantor defaults in the performance of the terms of any such AirGate Security Documents or the Intercreditor Agreement in a manner which adversely affects the enforceability or validity of the security interest on a material portion of the Collateral or in a manner which adversely affects the condition or value of a material portion of the Collateral, or AirGate or any Guarantor repudiates or disaffirms any of its obligations under any such AirGate Security Documents or the Intercreditor Agreement;

(8) except as permitted by the applicable AirGate Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(9) certain events of bankruptcy or insolvency with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(10) any event occurs that causes, subject to any applicable grace period, an Event of Termination under any of the Sprint Agreements; and

(11) for purposes of the First Priority Indenture, the occurrence of any Event of Default as defined in the Second Priority Indenture.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding AirGate Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable AirGate Trustee or the holders of at least 25% in principal amount of the then outstanding AirGate Notes under the Applicable AirGate Indenture may declare all the applicable AirGate Notes to be due and payable immediately.

For the purposes of clause (11) of the second paragraph that immediately precedes this paragraph, an Event of Default as defined in the Second Priority Indenture that, in accordance with its terms, (x) requires the passage of a period of time shall not be an Event of Default with respect to the First Priority Notes prior to the passage of such period of time and/or (y) requires the giving of notice shall not be an Event of Default with respect to the First Priority Notes unless the First Priority Trustee or the holders of First Priority Notes shall provide notice in accordance with the provisions of the First Priority Indenture generally applicable to the giving of notices of default, but shall not require that the holders of Second Priority Notes provide any comparable notice.

Holders of the AirGate Notes may not enforce the applicable AirGate Indenture, AirGate Security Documents or AirGate Notes except as provided in the applicable AirGate Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding AirGate Notes may direct the applicable AirGate Trustee in its exercise of any trust or power. Each AirGate Trustee may withhold from holders of the applicable AirGate Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the applicable AirGate Notes then outstanding by notice to the applicable AirGate Trustee may on behalf of the holders of all of such AirGate Notes waive any existing Default or Event of Default and its consequences under the applicable AirGate Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such AirGate Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding payment of the premium that AirGate would have had to pay if AirGate then had elected to redeem the applicable AirGate Notes pursuant to the optional redemption provisions of the applicable AirGate Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of such AirGate Notes. If an Event of Default occurs prior to October 15, 2006, in the case of the First Priority Indenture, by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding the prohibition on redemption of the First Priority Notes prior to October 15, 2006, then the amount payable in respect of the applicable AirGate Notes for purposes of this paragraph shall be equal to 102% of the aggregate principal amount.

AirGate is required to deliver to the applicable AirGate Trustee annually a statement regarding compliance with the applicable AirGate Indenture. Upon becoming aware of any Default or Event of Default, AirGate is required to deliver to the applicable AirGate Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of AirGate or any Guarantor, as such, shall have any liability for any obligations of AirGate or the Guarantors under the AirGate Notes, the AirGate Indentures, the Guarantees, the Intercreditor Agreement or any AirGate Security Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of AirGate Notes by accepting an AirGate Note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the AirGate Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

AirGate may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding AirGate Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding AirGate Notes to receive payments in respect of the principal of, premium, if any, and interest on such AirGate Notes when such payments are due from the trust referred to below;

(2) AirGate’s obligations with respect to the AirGate Notes concerning issuing temporary AirGate Notes, registration of AirGate Notes, mutilated, destroyed, lost or stolen AirGate Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the AirGate Trustees, and AirGate’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the AirGate Indentures.

In addition, AirGate may, at its option and at any time, elect to have the obligations of AirGate and the Guarantors released with respect to certain covenants that are described in the AirGate Indentures (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the AirGate Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under “Events of Default” will no longer constitute an Event of Default with respect to the AirGate Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) AirGate must irrevocably deposit with the applicable AirGate Trustee, in trust, for the benefit of the holders of the applicable AirGate Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding AirGate Notes on the stated maturity or on the applicable redemption date, as the case may be, and AirGate must specify whether such AirGate Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, AirGate shall have delivered to the applicable AirGate Trustee an Opinion of Counsel reasonably acceptable to such AirGate Trustee confirming that (a) AirGate has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the applicable AirGate Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the applicable outstanding AirGate Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, AirGate shall have delivered to the applicable AirGate Trustee an Opinion of Counsel reasonably acceptable to such AirGate Trustee confirming that the holders of the applicable outstanding AirGate Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the AirGate Indentures or any other material agreement or instrument to which AirGate or any of its Restricted Subsidiaries is a party or by which AirGate or any of its Restricted Subsidiaries is bound;

(6) AirGate must have delivered to the applicable AirGate Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of AirGate between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of AirGate under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) AirGate must deliver to the applicable AirGate Trustee an Officers’ Certificate stating that the deposit was not made by AirGate with the intent of preferring the holders of applicable AirGate Notes over the other creditors of AirGate with the intent of defeating, hindering, delaying or defrauding creditors of AirGate or others; and

(8) AirGate must deliver to the applicable AirGate Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the AirGate Indentures, the AirGate Notes, the Guarantees, the Intercreditor Agreement or any AirGate Security Document may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the applicable AirGate Notes (it being understood that the provisions of the Intercreditor Agreement and the AirGate Security Documents that may by their terms be amended or supplemented without the consent of the holders do not require the consent of the holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the applicable AirGate Notes, and any existing default or compliance with any provision of the AirGate Indentures, AirGate Notes, Intercreditor Agreement or any AirGate Security Document may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding applicable AirGate Notes (it being understood that the provisions of the Intercreditor Agreement and the AirGate Security Documents that may by their terms be waived without the consent of the holders do not require the consent of the holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the applicable AirGate Notes.

Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any AirGate Notes held by a non-consenting holder:

(1) reduce the aggregate of the principal amount of AirGate Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any AirGate Note or alter the provisions with respect to the redemption of the AirGate Notes, other than provisions relating to the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales;”

(3) reduce the rate of or change the time for payment of interest on any AirGate Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the AirGate Notes, except a rescission of acceleration of the AirGate Notes by the holders of at least a majority in aggregate principal amount of the affected AirGate Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any AirGate Note payable in money other than that stated in the AirGate Notes;

(6) make any change in the provisions of the applicable AirGate Indenture relating to waivers of past Defaults or the rights of holders of AirGate Notes to receive payments of principal of or premium, if any, or interest on the AirGate Notes;

(7) waive a redemption payment with respect to any AirGate Note, other than a payment required by one of the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales;” or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of the AirGate Notes, AirGate and the applicable AirGate Trustee may amend or supplement the applicable AirGate Indenture, the applicable AirGate Notes, the Intercreditor Agreement or any applicable AirGate Security Document:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated AirGate Notes in addition to or in place of certificated AirGate Notes;

(3) to provide for the assumption of AirGate’s obligations to holders under the applicable AirGate Indenture, the Intercreditor Agreement or any applicable AirGate Security Document, in the case of a merger or consolidation or sale of all or substantially all of AirGate’s assets in accordance with the applicable provisions of the applicable AirGate Indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of AirGate Notes or that does not adversely affect the legal rights under the applicable AirGate Indenture of any holder;

(5) to secure the AirGate Notes under the applicable AirGate Indenture, to add Guarantees with respect to the AirGate Notes, or to confirm and evidence the release, termination or discharge of any such security or Guarantee when such release, termination or discharge is permitted by the applicable AirGate Indenture and the applicable AirGate Security Documents;

(6) to add or release Collateral as permitted under the terms of the applicable AirGate Indenture, the Intercreditor Agreement or the applicable AirGate Security Documents;

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the AirGate Indentures under the Trust Indenture Act or otherwise to obtain an exemption from, or interpretation of, or elaboration on, the requirements of the Trust Indenture Act or to enable AirGate to rely on existing interpretations of the Commission regarding the requirements of the Trust Indenture Act;

(8) for purposes of the First Priority Notes and the First Priority Indenture, to equally and ratably secure First Priority Indebtedness incurred in compliance with the provisions of the First Priority Indenture; or

(9) for purposes of the Second Priority Notes and the Second Priority Indenture, to conform the automatic amendment or waiver of the Second Priority Security Documents pursuant to the terms of the Intercreditor Agreement.

Concerning the Trustee

If an AirGate Trustee becomes a creditor of AirGate or any Guarantor, the AirGate Indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such AirGate Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding applicable AirGate Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable AirGate Trustee, subject to certain exceptions. The AirGate Indentures provide that in case an Event of Default shall occur and be continuing, the applicable AirGate Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither of the AirGate Trustees is under any obligation to exercise any of its rights or powers under the applicable AirGate Indenture at the request of any holder of the applicable AirGate Notes, unless such holder shall have offered to such AirGate Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

Set forth below are many of the defined terms used in the AirGate Indentures. Reference is made to the AirGate Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“AirGate Security Documents” means the First Priority Security Documents and the Second Priority Security Documents.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, accounts receivable and sales of surplus or obsolete property or equipment in the ordinary course of business consistent with industry practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AirGate and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the AirGate Indentures described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Selected Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sale;” and

(2) the issuance of Equity Interests by any of AirGate’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to AirGate and its Restricted Subsidiaries of less than $1.0 million;

(2) a transfer of assets between or among AirGate and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to AirGate or to another Wholly Owned Restricted Subsidiary;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments;”

(5) without limiting (6) below, any transfer by Air Gate or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of AirGate in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), AirGate shall deliver to the AirGate Trustees an officer’s certificate certifying that such exchange complies with this clause (5); provided further that, for purposes of the First Priority Indenture, if the property or equipment exchanged constituted Collateral and had a fair market value of $3.0 million or more, the property or equipment so acquired also constitutes Collateral; and

(6) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of AirGate to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the applicable AirGate Trustee.

“Capital Lease Obligation” means, as of any date of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank, including the AirGate Trustees, having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from a Rating Organization and in each case maturing prior to one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of AirGate and its Subsidiaries taken as a whole to any “person,” as such term is used in Section 13(d)(3) of the Exchange Act;

(2) the adoption of a plan relating to the liquidation or dissolution of AirGate;

(3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person,” as defined above, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AirGate (or any direct or indirect parent thereof), measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of AirGate are not Continuing Directors; or

(5) AirGate or any direct or indirect parent company thereof consolidates with, or merges with or into, any Person (other than Alamosa Holdings or an affiliate thereof), or any Person (other than Alamosa Holdings or an affiliate thereof) consolidates with, or merges with or into, AirGate or any direct or indirect parent company thereof, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AirGate or such direct or indirect parent company thereof is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of AirGate or such direct or indirect parent company thereof outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person (or its ultimate parent Person) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or such ultimate parent Person) immediately after giving effect to such issuance.

Notwithstanding the foregoing, a “Change of Control” shall not occur under clause (5) above in the event AirGate (or any direct or indirect parent company thereof) merges or consolidates with a Sprint PCS Affiliate, if

(a) after announcement of the merger or consolidation but before consummation thereof,

(i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the applicable AirGate Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by a Rating Organization, that is not subsequently removed prior to such consummation;

(ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the applicable AirGate Notes (including, without limitation, the placing of any of the applicable AirGate Notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

(iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the applicable AirGate Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation; and

(iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the applicable AirGate Notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, that is not subsequently removed prior to such consummation;

(b) the Beneficial Owners of Voting Stock of AirGate or such direct or indirect parent company thereof prior to the merger or consolidation continue to be the Beneficial Owners of at least 35% of the outstanding Voting Stock of AirGate or such direct or indirect parent company thereof or the surviving or transferee Person (or its ultimate parent Person) after the merger or consolidation; and

(c) a majority of the members of the Board of Directors and the Chief Executive Officer, Chief Financial Officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate or such direct or indirect parent company thereof immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate or such direct or indirect parent company thereof or the surviving or transferee Person after the merger or consolidation.

“Closing Date” means, as applicable, the date on which the First Priority Notes were originally issued under the First Priority Indenture or the date which the Second Priority Notes were originally issued under the Second Priority Indenture.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to or required to be subject to the Liens created under the First Priority Security Documents or Second Priority Security Documents, as applicable.

“Consolidated Debt” means the aggregate amount of Indebtedness of AirGate and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

“Consolidated Debt to Operating Cash Flow Ratio” means, at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Operating Cash Flow for the period of the latest four fiscal quarters for which consolidated financial statements of AirGate are available.

“Consolidated Interest Expense” of any Person means, for any period: (1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals); (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements; and (4) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of AirGate (other than Disqualified Stock) or to AirGate or its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income, but not loss, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date of determination, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AirGate who:

(1) was a member of such Board of Directors on the date of the applicable AirGate Indenture; or

(2) was nominated for election or elected to the applicable Board of Directors either (i) with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or (ii) as a result of the Merger.

“Credit Facilities” means, for purposes of the Second Priority Indenture and with respect to AirGate or any Guarantor, one or more debt facilities or agreements or commercial paper facilities (including, without limitation, any First Priority Notes and any other senior secured notes), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in any manner in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means any Senior Debt that has been designated by AirGate in writing to the Second Priority Trustee as “Designated Senior Debt” in accordance with the Second Priority Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the applicable AirGate Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require AirGate to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to AirGate’s repurchase of the applicable AirGate Notes as required pursuant to such covenants.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means either (a) an underwritten public offering of Qualified Capital Stock of AirGate pursuant to a registration statement filed with the Commission in accordance with the Securities Act or (b) the sale of Qualified Capital Stock of AirGate to one or more accredited or institutional investors.

“Event of Loss” means, with respect to any property, any (i) loss, destruction or damage of or to such property, or (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation or requisition of the use of such property.

“Event of Termination” means any of the events described in (i) Section 11.3 of the Management Agreement, (ii) Section 13.2 of the Trademark Agreement, or (iii) Section 13.2 of the Spectrum Trademark Agreement.

“Existing Indebtedness” means, in the case of the First Priority Indenture, the approximately $159.0 million in aggregate principal amount of Indebtedness of AirGate and its Restricted Subsidiaries in existence on the date of the First Priority Indenture and, in the case of the Second Priority Indenture, the approximately $151.5 million in aggregate principal amount of Indebtedness of AirGate and its Restricted Subsidiaries in existence on the date of the Second Priority Indenture.

“First Collateral Agent” means the agent for the First Priority Trustee and any holders of the First Priority Notes under the First Priority Security Documents, which as of the date of this prospectus is The Bank of New York Trust Company, N.A.

“First Priority Indebtedness” means the First Priority Notes, the Guarantees and any other Indebtedness of AirGate and the Guarantors that is secured by a Lien permitted by clause (15) of subsection (a) of the definition of “Permitted Liens.”

“First Priority Security Documents” means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, that evidence or create a security interest in any or all of the Collateral in favor of the First Priority Trustee and any holders of the First Priority Notes.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

“Guarantee” means any guarantee of the AirGate Notes by any Guarantor pursuant to the applicable AirGate Indenture.

“Guarantors” means each of AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. and any future subsidiary that guarantees the AirGate Notes in accordance with the provisions of the AirGate Indentures, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed, and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transactions (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Capital Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been incurred pursuant to clause (6) of the second paragraph of the covenant described under “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” or (ii) the notional amount of such Hedging Obligation if not incurred pursuant to such clause.

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If AirGate or any Restricted Subsidiary of AirGate sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of AirGate such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of AirGate, AirGate shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

“Management Agreement” means the Management Agreement between SprintCom, Inc. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as it may be amended, modified or supplemented from time to time.

“Merger” means the merger of AirGate with A-Co Merger Sub, Inc., a Delaware corporation (or any other wholly-owned subsidiary of Alamosa Holdings) pursuant to the Agreement and Plan of Merger, dated as of December 7, 2004, by and among AirGate, Alamosa Holdings and A-Co Merger Sub, Inc., as amended.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

“Net Loss Proceeds” means the aggregate cash proceeds received by AirGate or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs of recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the property subject to such Event of Loss ranking senior to the Lien securing the First Priority Notes (provided, that in case of any Event of Loss involving Collateral, such Lien constitutes a Permitted Lien of the type described in clauses (2), (3), (5), (8) or (9) of subsection (a) of the definition of Permitted Liens that is permitted to be senior to the Liens granted to the Collateral Agent pursuant to the Security Documents on the property that was the subject of such Event of Loss), and any taxes attributable to such Event of Loss paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by AirGate or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof and taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness:

(a) for purposes of the First Priority Indenture, secured by a Permitted Lien of the type described in clauses (2), (3), (5), (8) or (9) of subsection (a) of the definition of Permitted Liens on the asset or assets that were the subject of such Asset Sale ranking senior to the Liens securing the First Priority Notes; and

(b) for purposes of the Second Priority Indenture, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale,

and, in each case, appropriate amounts to be provided by AirGate or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by AirGate or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither AirGate nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the applicable AirGate Notes, of AirGate or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AirGate or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities of any kind payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of AirGate, and delivered to the applicable AirGate Trustee.

“Operating Cash Flow” means, for any period, AirGate’s Consolidated Net Income (Loss) plus, to the extent deducted in calculating Consolidated Net Income (Loss) for such period: (i) depreciation, amortization and other non-cash charges; (ii) all amounts in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with generally accepted accounting principles; (iii) amounts actually incurred in pursuit of claims against, or disputing claims by, Sprint PCS or any of its Affiliates, in an aggregate amount not to exceed $2.0 million in any one fiscal year period, provided that any portion of such amount not expended in any such one-year period may be carried forward into the succeeding one-year period but not in any subsequent year; (iv) amounts not in excess of $5.0 million in start-up costs actually incurred in connection with the provision of billing and customer care services and any similar services by AirGate or an Affiliate that had been provided to AirGate pursuant to the Sprint Agreements; and (v) any restructuring costs or charges incurred in connection with the restructuring transactions described in, in the case of the First Priority Indenture, AirGate’s offering memorandum, dated October 7, 2004, and, in the case of the Second Priority Indenture, AirGate’s prospectus and solicitation statement, dated January 14, 2004. For purposes of calculating Operating Cash Flow for the four fiscal quarters most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Operating Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such period, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such period and (3) if AirGate or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed four fiscal quarters, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed period.

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of AirGate.

“Parent Guarantee” means an unconditional guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of AirGate under the applicable AirGate Indenture and any outstanding applicable AirGate Notes.

“Paying Agent” means any Person authorized by AirGate to pay the principal of, and premium, if any, or interest on any AirGate Notes on behalf of AirGate.

“Permitted Business” means the business primarily involved in (a) the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of communications systems, (b) the delivery or distribution of communications, voice, data or video services, (c) the provision of management, billing or customer care services or (d) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by AirGate or any Restricted Subsidiary on the Closing Date.

“Permitted Holder” means Alamosa Holdings or any Affiliate thereof.

“Permitted Investments” means:

(1) any Investment in AirGate or in a Wholly Owned Restricted Subsidiary of AirGate that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by AirGate or any Restricted Subsidiary of AirGate in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of AirGate; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AirGate or a Wholly Owned Restricted Subsidiary of AirGate;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of AirGate;

(6) Investments, the payment of which consists only of Equity Interests, other than Disqualified Stock;

(7) Investments of up to $12.5 million in fiscal 2006 and $15.0 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (i) will engage in a related telecommunications service business, (ii) will bid on, own or lease spectrum, or (iii) will provide management, billing or customer care services; provided that, at the time of such Investment, AirGate could have incurred $1.00 of additional debt pursuant to the first paragraph of the covenant described in “Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, further, that such amounts will be included in the calculation of subsequent Restricted Payments under the covenant described in “Selected Covenants — Limitation on Restricted Payments.”

(8) Investments in one or more transactions, not to exceed an aggregate of $5.0 million, in one or more entities that will provide management, billing or customer care services; and

(9) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (9) since the date of the applicable AirGate Indenture, not to exceed $5.0 million.

“Permitted Junior Securities” means Equity Interests in AirGate or its Subsidiaries or debt securities of AirGate or its Subsidiaries that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Second Priority Notes are subordinated to Senior Debt.

“Permitted Liens” means

(a) with respect to the First Priority Notes and the First Priority Indenture:

(1) Liens in favor of AirGate or the Guarantors;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with AirGate or any Restricted Subsidiary of AirGate; provided that such Liens (a) were in existence prior to the contemplation of such merger or consolidation, (b) are not incurred in anticipation of or in connection with such merger or consolidation, and (c) do not extend to any assets other than those of the Person merged into or consolidated with AirGate or the Restricted Subsidiary;

(3) Liens on property existing at the time of acquisition thereof by AirGate or any Restricted Subsidiary of AirGate, provided that such Liens (a) were in existence prior to the contemplation of such acquisition, (b) are not incurred in anticipation of or in connection with the acquisition of such property and (c) do not extend to any assets other than those of the property acquired;

(4) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (3) of the second paragraph of the covenant described above under the caption “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6) Liens existing on the date of the First Priority Indenture (including Liens securing the Second Priority Notes outstanding on the Issue Date; provided that any Liens securing the Second Priority Notes are subordinated to the Lien of the First Priority Security Documents pursuant to the terms of the Intercreditor Agreement);

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) Liens incurred in the ordinary course of business of AirGate or any Restricted Subsidiary of AirGate with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(9) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by AirGate or any Restricted Subsidiary; provided, further, that such Liens are not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

(10) Liens securing the First Priority Notes and the Guarantees with respect to the First Priority Notes outstanding on the Closing Date;

(11) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (2), (3), and (6); provided that if the Liens securing the obligations being refinanced, refunded, extended, renewed or replaced are junior to the Liens securing the First Priority Notes and the Guarantees with respect to the First Priority Notes, such replacement Liens are junior to the Liens securing the First Priority Notes and the Guarantees with respect to the First Priority Notes to at least the same extent;

(12) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment or award shall not have been finally determined, or the period within which such proceeding may be initiated shall not have expired;

(13) Liens on assets of AirGate or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(14) Liens to secure Indebtedness (and any guarantee of such Indebtedness) permitted to be incurred under (i) clause (11) of the covenant described in the caption “— Selected Covenants —  Limitation of Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the first paragraph of such covenant, provided that such Liens shall be junior to the Liens securing the First Priority Notes to at least the same extent as the Liens securing the Second Priority Notes; and

(15) Liens on the Collateral ranking pari passu with the Liens securing the First Priority Notes securing Indebtedness incurred pursuant to the first paragraph of the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, including any additional First Priority Notes, not to exceed $50.0 million in aggregate principal amount at any time outstanding; and

(b) with respect to the Second Priority Notes and the Second Priority Indenture:

(1) Liens securing Indebtedness under Credit Facilities constituting Senior Debt on any tangible or intangible asset or property of AirGate or any Restricted Subsidiary, whether such asset or property is real, personal or mixed; provided, that a similar Lien on such asset or property shall also be granted for the benefit of the holders of the Second Priority Notes and such Lien granted for the benefit of the holders of the Second Priority Notes shall be junior only to the Liens securing Indebtedness under Credit Facilities constituting Senior Debt and certain other Permitted Liens, and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect;

(2) Liens in favor of AirGate or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with AirGate or any Restricted Subsidiary of AirGate; provided that such Liens (a) were in existence prior to the contemplation of such merger or consolidation, (b) are not incurred in anticipation of or in connection with such merger or consolidation, and (c) do not extend to any assets other than those of the Person merged into or consolidated with AirGate or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by AirGate or any Restricted Subsidiary of AirGate, provided that such Liens (a) were in existence prior to the contemplation of such acquisition, (b) are not incurred in anticipation of or in connection with the acquisition of such property and (c) do not extend to any assets other than those of the property acquired;

(5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (3) of the second paragraph of the covenant described above under the caption “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Second Priority Indenture;

(8) Liens on Assets of the Guarantors to secure Senior Debt of such Guarantor that was permitted by the Second Priority Indenture to be incurred;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens incurred in the ordinary course of business of AirGate or any Restricted Subsidiary of AirGate with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(11) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by AirGate or any Restricted Subsidiary; provided, further, that such Liens are not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

(12) Liens securing the Second Priority Notes and the Guarantees outstanding on the Closing Date;

(13) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (3), (4), (7) and (8);

(14) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment or award shall not have been finally determined, or the period within which such proceeding may be initiated shall not have expired;

(15) Liens on assets of AirGate or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” and

(16) Liens to secure Indebtedness (and any guarantee of such Indebtedness) permitted to be incurred under (i) clause (11) of the covenant described in the caption “— Selected Covenants —  Limitation of Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the first paragraph of such covenant, provided that such Liens shall be junior to the Liens securing Indebtedness under the Credit Facilities constituting Senior Debt and provided further that such Liens shall also be granted for the benefit of the holders of the Second Priority Notes and such Liens shall rank pari passu with the Lien granted for the benefit of the holders of the Second Priority Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of AirGate or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AirGate or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

(1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by AirGate as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the applicable AirGate Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the applicable AirGate Notes on terms at least as favorable to the holders of such AirGate Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by AirGate or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any nature.

“Preferred Capital Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Organization” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies Inc., or Moody’s Investors Service, Inc. and their respective successors.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person (other than AirGate or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to AirGate or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by AirGate or such Restricted Subsidiary to such Person or to any other Person (other than AirGate or a Subsidiary) to which funds have been or are to be advanced by such Person.

“Second Collateral Agent” means the agent for the Second Priority Trustee and the Second Priority Notes under the Second Priority Security Documents, which as of the date of this prospectus is The Bank of New York.

“Second Priority Security Documents” means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, that evidence or create a security interest in any or all of the Collateral in favor of the Second Priority Trustee and any holders of the Second Priority Notes.

“Senior Debt” means:

(1) all Indebtedness outstanding under Credit Facilities and any guarantees thereof and all Hedging Obligations with respect thereto, to the extent permitted under clause (13)(b) of the second paragraph of the covenant described under the caption “— Selected Covenants — Limitation on Issuance of Indebtedness and Issuance of Preferred Stock;” and

(2) all Obligations with respect to the items listed in the preceding clause (1).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by AirGate;

(2) any Indebtedness of AirGate to any of its Subsidiaries or other Affiliates;

(3) any trade payables; or

(4) any Indebtedness that is incurred in violation of the Second Priority Indenture or that is not permitted to be incurred under clause (13)(b) of the second paragraph of the covenant described under “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the date of the applicable AirGate Indenture.

“Spectrum Trademark Agreement” means the Sprint Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

“Sprint Agreements” means the (1) Management Agreement; (2) Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time; (3) Trademark Agreement; and (4) Spectrum Trademark Agreement.

“Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Note Obligations” means all Obligations with respect to the Second Priority Notes, including without limitation, principal of, premium, if any, and interest, if any, payable pursuant to the terms of the Second Priority Notes (including upon the acceleration of redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person, or any combination thereof.

“Trademark Agreement” means the Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

“Unrestricted Subsidiary” means any Subsidiary of AirGate that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with AirGate or any Restricted Subsidiary of AirGate unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AirGate or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AirGate;

(3) is a Person with respect to which neither AirGate nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of AirGate or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of AirGate as an Unrestricted Subsidiary shall be evidenced to the AirGate Trustees by filing with the AirGate Trustees the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the AirGate Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of AirGate as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” AirGate shall be in default of such covenant. The Board of Directors of AirGate may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AirGate of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors’ qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK ENTRY SYSTEM

Depository Procedures

The notes were issued in global form, called global notes, without coupons.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

DTC has advised us, Alamosa and AirGate that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the applicable indenture. Under the terms of the indentures, Alamosa, AirGate and the trustees will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

DTC has advised us, Alamosa and AirGate that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustees, us, Alamosa or AirGate. None of us, Alamosa, AirGate or the trustees will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we, Alamosa, AirGate and the trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to transfer restrictions, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, Alamosa, AirGate, the trustees or any of their respective agents or affiliates will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies Alamosa or AirGate, as applicable, that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Alamosa or AirGate, as applicable, fails to appoint a successor depositary;

(2) Alamosa or AirGate, as applicable, at its option notifies the applicable trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a default or event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the applicable trustee by or on behalf of DTC in accordance with the applicable indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Same Day Settlement and Payment

Alamosa and AirGate will make payments in respect of the notes represented by the global notes (including principal and premium and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Alamosa and AirGate will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

LEGAL MATTERS

Jones Day will pass upon the validity of the guarantees. Jones Day will rely as to certain matters under Kansas law upon the opinion of Michael T. Hyde, Esq., our in-house counsel. As of March 27, 2006, Mr. Hyde beneficially owned approximately 26,800 shares of our series 1 common stock, had options to purchase 66,580 shares of our series 1 common stock and had restricted stock units representing 3,115 shares of our series 1 common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003 included in its annual report on Form 10-K for the year ended December 31, 2005 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

We have filed a registration statement with the SEC under the Securities Act, of which this prospectus forms a part, to register the guarantees to be issued in connection with the consent solicitation. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. As a result, statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If any contract, agreement or other document is filed as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 7, 2006; and

•	Current reports on Form 8-K filed on February 1, 2006, February 10, 2006, February 22, 2006 (of the two current reports on Form 8-K filed on February 22, 2006, only the filing made under Item 1.01 is incorporated herein by reference) and March 6, 2006.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration date.

This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

ANNEX A

PROPOSED AMENDMENTS TO THE 12% INDENTURE AND 11% INDENTURE

I. The following provisions of the 12% Indenture and 11% Indenture would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the 12% Indenture and 11% Indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.01 (Definition of “Asset Sale”)

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.04,

(3) any disposition effected in compliance with Section 5.01, ~~and~~

(4) any disposition of assets having an aggregate Fair Market Value of, and for which the aggregate consideration received by the Company and its Restricted Subsidiaries is equal to, $1.0 million or less in any 12-month period~~.~~, and

(5) any disposition of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 4.02 (Commission Reports)

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of Securities with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections of the Exchange Act, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings. The Company shall also comply with the other provisions of TIA ss. 314(a).

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.02 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

C.	Section 4.09 (Limitation on Transactions with Affiliates)

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase,

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sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are

(1) set forth in writing, and

(2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b) if such Affiliate Transaction involves aggregate payments or value in excess of ~~$5.0~~$10.0 million, the Company delivers to the Trustee a determination by its Board of Directors ~~(including a majority of the disinterested members of the Board of Directors)~~ set forth in an Officers’ Certificate certifying that ~~approves~~ such Affiliate Transaction ~~and, in its good faith judgment, believes that such Affiliate Transaction~~ complies with clause (a)(2) of this paragraph. ~~, as evidenced by a Board Resolution promptly delivered to the Trustee, and~~

~~(c) if such Affiliate Transaction involves aggregate payments of value in excess of $25.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair~~, ~~from a financial point of view, to the Company and the Restricted Subsidiaries taken as a whole.~~

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided, however, that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to Section 4.04 or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) and the provision of benefits for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

(d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided, however, that such loans and advances do not exceed $3.0 million in the aggregate at any one time outstanding; and

(e) any transaction or series of transactions pursuant to any agreement in existence on the Issue Date, and any renewal, extension or replacement of such agreement on terms no less favorable to the Company and the Restricted Subsidiaries than the agreement in existence on the Issue Date.

II. The following definitions would be added to Section 1.01 of the 12% Indenture and 11% Indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in the 12% Indenture and 11% Indenture, as amended by the proposed amendments):

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any outstanding Securities.

A-2

ANNEX B

PROPOSED AMENDMENTS TO THE 8 1/2% INDENTURE

I. The following provisions of the 8 1/2% Indenture would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the 8 1/2% Indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.01 (Definition of “Asset Sale”)

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares); or

(b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.04 hereof,

(3) any disposition effected in compliance with Section 5.01 hereof, ~~and~~

(4) any disposition of assets having an aggregate Fair Market Value of, and for which the aggregate consideration received by the Company and its Restricted Subsidiaries is equal to, $1.0 million or less in any 12-month period~~.~~, and

(5) any disposition of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 4.02 (Commission Reports)

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of Securities with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections of the Exchange Act, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings. The Company shall also comply with the other provisions of TIA ss. 314(a).

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.02 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

C.	Section 4.09 (Limitation on Transactions with Affiliates)

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase,

B-1

sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company; and

(b) if such Affiliate Transaction involves aggregate payments or value in excess of ~~$5.0~~ $10.0 million, the Company delivers to the Trustee a determination by its Board of Directors ~~(including a majority of the disinterested members of the Board of Directors)~~ set forth in an Officers’ Certificate certifying that ~~approves~~ such Affiliate Transaction ~~and, in its good faith judgment, believes that such Affiliate Transaction~~ complies with clause (a)(2) of this paragraph. ~~, as evidenced by a Board Resolution promptly delivered to the Trustee; and~~

~~(c) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or required in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries taken as a whole.~~

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided, that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to Section 4.04 hereof or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) and the provision of benefits for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

(d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3.0 million in the aggregate at any one time outstanding; and

(e) any transaction or series of transactions pursuant to any agreement in existence on the Issue Date, and any renewal, extension or replacement of such agreement on terms no less favorable to the Company and the Restricted Subsidiaries than the agreement in existence on the Issue Date.

II. The following definitions would be added to Section 1.01 of the 8 1/2% Indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in the 8 1/2% Indenture, as amended by the proposed amendments):

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any outstanding Securities.

B-2

ANNEX C

PROPOSED AMENDMENTS TO THE FIRST PRIORITY INDENTURE

I. The following provisions of the First Priority Indenture would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the First Priority Indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.1 (Definition of “Asset Sale”)

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, accounts receivable and sales of surplus or obsolete property or equipment in the ordinary course of business consistent with industry practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AirGate and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 and/or Section 5.1 and not by Section 4.10; and

(b) the issuance of Equity Interests by any of AirGate’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries~~,~~.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(a) any single transaction or series of related transactions that: (i) involves assets having a fair market value of less than $1.0 million; or (ii) results in net proceeds to AirGate and its Restricted Subsidiaries of less than $1.0 million;

(b) a transfer of assets between or among AirGate and its Wholly Owned Restricted Subsidiaries;

(c) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to AirGate or to another Wholly Owned Restricted Subsidiary;

(d) a Restricted Payment that is permitted by Section 4.7; ~~and~~

(e) without limiting (f) below, any transfer by AirGate or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of AirGate in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (e), AirGate shall deliver to the Trustee an Officers’ Certificate certifying that such exchange complies with this clause (e); provided further that if the property or equipment exchanged constituted Collateral and had a fair market value of $3.0 million or more, the property or equipment so acquired also constitutes Collateral~~.~~; and

(f) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 4.3 (Commission Reports)

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, AirGate shall furnish to the Trustee and the Holders of Notes (i) all quarterly and annual financial information that is required to be filed with the Commission on Forms 10-Q and 10-K to the extent AirGate does not file such Forms with the Commission, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AirGate’s independent accountants and (ii) all current reports that are required to be filed with the Commission on Form 8-K to the extent AirGate does not file such reports with the Commission. If AirGate has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in

Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of AirGate and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of AirGate. In addition, whether or not required by the Commission, AirGate shall file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the Commission for public availability unless the Commission will not accept such a filing, within the time periods specified in the Commission’s rules and regulations, and make such information available to securities analysts and prospective investors upon request. AirGate shall at all times comply with TIA ss. 314(a).

To the extent AirGate does not publicly file such financial information with the Commission, the financial information shall be filed with the Trustee and mailed to the Holders at the expense of AirGate at their addresses appearing in the register of Notes maintained by the Registrar, within 90 days after the end of AirGate’s fiscal years and within 45 days after the end of each of the first three quarters of each such fiscal year.

AirGate shall provide the Trustee with a sufficient number of copies of all reports and other documents and information and, if requested by AirGate, the Trustee will deliver such reports to the Holders under this Section 4.3.

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.3 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

C.	Section 4.11 (Limitation on Transactions with Affiliates)

AirGate will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to AirGate or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by AirGate or such Restricted Subsidiary with an unrelated Person; and

(2) AirGate delivers to the Trustee~~:~~,

~~(a)~~ with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of ~~$1.0~~ $10.0 million, a ~~resolution of~~determination by the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.~~this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided, however, AirGate need not deliver such Officers’ Certificate to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions that involve (i) aggregate consideration not in excess of $5.0 million and (ii) an Affiliate that (x) engages in a related telecommunication services business, (y) bids on, owns or leases spectrum or (z) provides management, billing or customer care services; and~~

~~(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.~~

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, including payments made thereunder in securities or cash, entered into by AirGate or any of its Restricted Subsidiaries in the ordinary course of business of AirGate or such Restricted Subsidiary;

(2) transactions between or among AirGate and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees, expenses and indemnification (whether such payment is made pursuant to AirGate’s charter or by-laws or a written agreement with any director or officer) to Persons who are not otherwise Affiliates of AirGate;

(4) Restricted Payments that are permitted by Section 4.7; and

(5) sales of Equity Interests, other than Disqualified Stock, and the grant of registration rights with respect thereto, to Affiliates of AirGate.

II. The following definitions would be added to Section 1.1 of the First Priority Indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in the First Priority Indenture, as amended by the proposed amendments):

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of AirGate.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of AirGate under the Indenture and any outstanding Securities.

ANNEX D

PROPOSED AMENDMENTS TO THE SECOND PRIORITY INDENTURE

I. The following provisions of the Second Priority Indenture would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the Second Priority Indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.1 (Definition of “Asset Sale”)

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, accounts receivable and sales of surplus or obsolete property or equipment in the ordinary course of business consistent with industry practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AirGate and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 and/or Section 5.1 and not by Section 4.10; and

(b) the issuance of Equity Interests by any of AirGate’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries~~,~~.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(a) any single transaction or series of related transactions that: (i) involves assets having a fair market value of less than $1.0 million; or (ii) results in net proceeds to AirGate and its Restricted Subsidiaries of less than $1.0 million;

(b) a transfer of assets between or among AirGate and its Wholly Owned Restricted Subsidiaries;

(c) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to AirGate or to another Wholly Owned Restricted Subsidiary;

(d) a Restricted Payment that is permitted by Section 4.7; ~~and~~

(e) without limiting (f) below, any transfer by AirGate or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of AirGate in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (e), AirGate shall deliver to the Trustee an Officers’ Certificate certifying that such exchange complies with this clause (e)~~.~~; and

(f) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 4.3 (Commission Reports)

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, AirGate shall furnish to the Holders of Notes (i) all quarterly and annual financial information that is required to be filed with the Commission on Forms 10-Q and 10-K to the extent AirGate does not file such Forms with the Commission, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by AirGate’s certified independent accountants and (ii) all current reports that are required to be filed with the Commission on Form 8-K to the extent AirGate does not file such reports with the Commission. In addition, whether or not required by the rules and regulations of the Commission, AirGate shall file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods that would have been applicable had AirGate been subject to such rules and regulations and make such information available to securities analysts and prospective investors upon request. AirGate shall at all times comply with TIA ss. 314(a).

To the extent AirGate does not publicly file such financial information with the Commission, the financial information shall be filed with the Trustee and mailed to the Holders at the expense of AirGate at their addresses appearing in the register of Notes maintained by the Registrar, within 90 days after the end of AirGate’s fiscal years and within 45 days after the end of each of the first three quarters of each such fiscal year.

AirGate shall provide the Trustee with a sufficient number of copies of all reports and other documents and information and, if requested by AirGate, the Trustee will deliver such reports to the Holders under this Section 4.3.

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.3 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

C.	Section 4.11 (Limitation on Transactions with Affiliates)

AirGate will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to AirGate or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by AirGate or such Restricted Subsidiary with an unrelated Person; and

(2) AirGate delivers to the Trustee~~:~~,

~~(a)~~ with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of ~~$1.0~~ $10.0 million, a ~~resolution of~~determination by the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.~~this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided, however, AirGate need not deliver such Officers’ Certificate to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions that involve (i) aggregate consideration not in excess of $5.0 million and (ii) an Affiliate that (x) engages in a related telecommunication services business, (y) bids on, owns or leases spectrum or (z) provides management, billing or customer care services; and~~

~~(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.~~

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, including payments made thereunder in securities or cash, entered into by AirGate or any of its Restricted Subsidiaries in the ordinary course of business of AirGate or such Restricted Subsidiary;

(2) transactions between or among AirGate and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees, expenses and indemnification (whether such payment is made pursuant to AirGate’s charter or by-laws or a written agreement with any director or officer);

(4) Restricted Payments that are permitted by Section 4.7; and

(5) sales of Equity Interests, other than Disqualified Stock, and the grant of registration rights with respect thereto, to Affiliates of AirGate.

II. The following definitions would be added to Section 1.1 of the Second Priority Indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in the Second Priority Indenture, as amended by the proposed amendments):

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of AirGate.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of AirGate under the Indenture and any outstanding Securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The table below sets forth the various expenses and costs to be incurred by Sprint Nextel Corporation (“Sprint Nextel”) in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the Securities and Exchange commission registration fee.

Securities and Exchange commission registration fee	$114,245
Trustees’ fees	21,000
Printing and engraving expenses	80,000
Accounting fees and expenses	50,000
Legal fees and expenses	200,000
Miscellaneous expenses	9,755
Total expenses	$475,000

Item 15.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the amended and restated articles of incorporation and amended and restated bylaws of Sprint Nextel Corporation (“Sprint Nextel”).

Under Section 17-6305 of the Kansas General Corporation Code, or KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 17-6305 of the KGCC, Article IV, Section 10 of the bylaws of Sprint Nextel provides that the corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 17-6002(b)(8) of the KGCC, Sprint Nextel’s articles of incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Nextel or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

Under Article IV, Section 10 of the bylaws of Sprint Nextel, Sprint Nextel may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer or employee of any other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint Nextel carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws.

Sprint Nextel has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint Nextel.

Item 16.	Exhibits.

All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by Alamosa Holdings, Inc., file no. 0-32357, AirGate PCS, Inc. file no. 0-27455, Sprint Corporation or Sprint Nextel Corporation, file no. 1-04721, or Nextel Communications, Inc., file no. 0-19656, unless otherwise indicated.

Exhibit
Number

4.1.1	Indenture, dated as of November 10, 2003, among Alamosa (Delaware), Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee for the 12% Senior Discount Notes due 2009 (filed as Exhibit 4.2 to the quarterly report on Form 10-Q for the quarter ended September 30, 2003 filed by Alamosa Holdings, Inc. on November 12, 2003 (the “Alamosa Holdings Third Quarter 2003 10-Q”) and incorporated herein by reference).

4.1.2	Global Note relating to the 12% Senior Discount Notes due 2009 (filed as Exhibit 4.4 to the Alamosa Holdings Third Quarter 2003 10-Q) and incorporated herein by reference).

*4.1.3	Form of First Supplemental Indenture for 12% Senior Discount Notes due 2009.

*4.1.4	Form of Sprint Nextel Corporation Guarantee of 12% Senior Discount Notes due 2009.

4.2.1	Indenture, dated as of November 10, 2003, among Alamosa (Delaware), Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee for the 11% Senior Notes due 2010 (filed as Exhibit 4.1 to the Alamosa Holdings Third Quarter 2003 10-Q incorporated herein by reference).

4.2.2	Global Note relating to the 11% Senior Notes due 2010 (filed as Exhibit 4.3 to the Alamosa Holdings Third Quarter 2003 10-Q and incorporated herein by reference).

*4.2.3	Form of First Supplemental Indenture for 11% Senior Notes due 2010.

*4.2.4	Form of Sprint Nextel Corporation Guarantee of 11% Senior Notes due 2010.

4.3.1	Indenture, dated as of January 20, 2004, among Alamosa (Delaware), Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee for the 8 1/2% Senior Notes due 2012 (filed as Exhibit 4.26 to the annual report on Form 10-K for the year ended December 31, 2003 filed by Alamosa Holdings, Inc. on March 15, 2004 (the “Alamosa Holdings 2003 10-K”) and incorporated herein by reference).

4.3.2	Form of Global Note relating to the 8 1/2% Senior Notes due 2012 (filed as Exhibit 4.27 to the Alamosa Holdings 2003 10-K and incorporated herein by reference).

*4.3.3	Form of First Supplemental Indenture for 8 1/2% Senior Notes due 2012.

*4.3.4	Form of Sprint Nextel Corporation Guarantee of 8 1/2% Senior Notes due 2012.

Exhibit
Number

4.4.1	Indenture, dated as of October 25, 2004, by and among AirGate PCS, Inc., its subsidiaries party thereto and The Bank of New York Trust Company, N.A. as trustee for the First Priority Senior Secured Floating Rate Notes due 2011 (filed as Exhibit 4.1 to the current report on Form 8-K filed by AirGate PCS, Inc. on October 29, 2004 (the “AirGate October 2004 8-K”) and incorporated herein by reference).

4.4.2	First Supplemental Indenture, dated as of January 25, 2005, to the Indenture dated as of October 25, 2004 by and among AirGate PCS, Inc., AGW Leasing Company, Inc., AirGate Network Services, LLC, AirGate Service Company, Inc., and The Bank of New York Trust Company, N.A. as trustee for the First Priority Senior Secured Floating Rate Notes due 2011 (filed as Exhibit 4.5 to the current report on Form 8-K filed by Alamosa Holdings, Inc. on February 18, 2005 (the “Alamosa Holdings February 2005 8-K”) and incorporated herein by reference).

4.4.3	Second Supplemental Indenture, dated as of February 15, 2005, to the Indenture dated as of October 25, 2004 by and among Merger Sub, AirGate PCS, Inc., AGW Leasing Company, Inc., AirGate Network Services, LLC, AirGate Service Company, Inc., and The Bank of New York Trust Company, N.A. as trustee for the First Priority Senior Secured Floating Rate Notes due 2011 (filed as Exhibit 4.6 to the Alamosa Holdings February 2005 8-K and incorporated herein by reference).

4.4.4	Form of First Priority Senior Secured Floating Rate Notes due 2011 (filed as part of the Indenture filed as Exhibit 4.1 to the AirGate October 2004 8-K and incorporated herein by reference).

4.4.5	Pledge Agreement, dated as of October 25, 2004, by AirGate PCS, Inc. in favor of The Bank of New York Trust Company as collateral agent for the First Priority Senior Secured Floating Rate Notes due 2011 (filed as Exhibit 4.4 to the AirGate October 2004 8-K and incorporated herein by reference).

4.4.6	Security Agreement, dated October 25, 2004, by AirGate PCS, Inc. in favor of The Bank of New York Trust Company as collateral agent for the First Priority Senior Secured Floating Rate Notes due 2011 (filed as Exhibit 4.5 to the AirGate October 2004 8-K and incorporated herein by reference).

4.4.7	Intercreditor Agreement, dated October 25, 2004, by and among The Bank of New York Trust Company, N.A. as trustee for the First Priority Senior Secured Floating Rate Notes due 2011, AirGate PCS, Inc., certain of AirGate’s subsidiaries that have guaranteed the First Priority Senior Secured Floating Rate Notes due 2011, and The Bank of New York as trustee for the 9 3/8% Senior Subordinated Secured Notes due 2009 (filed as Exhibit 4.10 to the annual report on Form 10-K for the year ended September 30, 2004 filed by AirGate PCS, Inc. on December 14, 2004 and incorporated herein by reference).

*4.4.8	Form of Third Supplemental Indenture for First Priority Senior Secured Floating Rate Notes due 2011.

*4.4.9	Form of Sprint Nextel Corporation Guarantee of First Priority Senior Secured Floating Rate Notes due 2011.

4.5.1	Indenture, dated as of February 20, 2004, by and among AirGate PCS, Inc., its subsidiaries party thereto and The Bank of New York as trustee for the 9 3/8% Senior Subordinated Secured Notes due 2009 (filed as Exhibit 4.2 to the current report on Form 8-K filed by AirGate PCS, Inc. on February 26, 2004 (the “AirGate February 2004 8-K”) and incorporated herein by reference).

4.5.2	First Supplemental Indenture, dated January 25, 2005, to the Indenture dated as of February 20, 2004, by and among AirGate PCS, Inc., AGW Leasing Company, Inc., AirGate Network Services, LLC, AirGate Service Company, Inc., and The Bank of New York as trustee for the 9 3/8% Senior Subordinated Secured Notes due 2009 (filed as Exhibit 4.2 to the Alamosa Holdings February 2005 8-K and incorporated herein by reference).

4.5.3	Second Supplemental Indenture, dated as of February 15, 2005, to the Indenture dated as of February 20, 2004, by and among Merger Sub, AirGate PCS, Inc., AGW Leasing Company, Inc., AirGate Network Services, LLC, AirGate Service Company, Inc., and The Bank of New York as trustee for the 9 3/8% Senior Subordinated Secured Notes due 2009 (filed as Exhibit 4.3 to the Alamosa Holdings February 2005 8-K and incorporated herein by reference).

4.5.4	Form of Senior Subordinated Secured Notes due 2009 (filed as part of the Indenture filed as Exhibit 4.2 to the AirGate February 2004 8-K and incorporated herein by reference).

Exhibit
Number

4.5.5	Form of Guarantor Security Agreement in favor of State Street Bank and Trust Company (filed as Exhibit 4.11 to the registration statement on Form S-4/A (file no. 333-109165), filed January 14, 2004, of AirGate PCS, Inc. (the “AirGate 2004 Form S-4/A”) and incorporated herein by reference).

4.5.6	Form of Pledge Agreement, made by AirGate PCS, Inc. in favor of State Street Bank and Trust Company (filed as Exhibit 4.12 to the AirGate 2004 Form S-4/A and incorporated herein by reference).

*4.5.7	Form of Third Supplemental Indenture for 9 3/8% Senior Subordinated Secured Notes due 2009.

*4.5.8	Form of Sprint Nextel Corporation Guarantee of 9 3/8% Senior Subordinated Secured Notes due 2009.

4.8.1	Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).

4.8.2	First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).

4.8.3	Second Supplemental Indenture dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A. as Trustee (filed as Exhibit 99 to Sprint Corporation’s current report on Form 8-K/A dated October 17, 2001 and incorporated herein by reference).

*5.1	Opinion of Jones Day regarding validity.

*5.2	Opinion of Michael T. Hyde, Esq. regarding validity.

*8	Opinion of Jones Day regarding United States federal income tax considerations.

12	Statement regarding computation of earnings to combined fixed charges and preferred stock dividends (filed as Exhibit 12 to Sprint Nextel Corporation’s annual report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference).

*23.1	Consent of KPMG LLP.

*23.2	Consent of Ernst & Young LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1).

23.4	Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).

*24	Powers of Attorney.

*99.1	Letter of Consent relating to the Alamosa notes.

*99.2	Letter of Consent relating to the AirGate notes.

*	Filed herewith

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 24th day of March 2006.

SPRINT NEXTEL CORPORATION

By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary D. Forsee	President and Chief Executive Officer and Director (Principal Executive Officer)

* Paul N. Saleh	Chief Financial Officer (Principal Financial Officer)

* William G. Arendt	Senior Vice President and Controller (Principal Accounting Officer)

* Timothy M. Donahue	Chairman of the Board

* Keith J. Bane	Director

* Gordon M. Bethune	Director

* William E. Conway	Director

* Frank M. Drendel	Director

* James J. Hance, Jr.	Director

V. Janet Hill	Director

Signature		Title	Date

* Irvine O. Hockaday, Jr.		Director

* William E. Kennard		Director

* Linda Koch Lorimer		Director

Stephanie M. Shern		Director

William H. Swanson		Director

*By:	/s/ GARY D. BEGEMAN Gary D. Begeman as Attorney-in-Fact		March 24, 2006

EXHIBITS

Exhibit
Number		Description of Exhibits

*4	.1.3	Form of First Supplemental Indenture for 12% Senior Discount Notes due 2009.

*4	.1.4	Form of Sprint Nextel Corporation Guarantee of 12% Senior Discount Notes due 2009.

*4	.2.3	Form of First Supplemental Indenture for 11% Senior Notes due 2010.

*4	.2.4	Form of Sprint Nextel Corporation Guarantee of 11% Senior Discount Notes due 2010.

*4	.3.3	Form of First Supplemental Indenture for the 8 1/2% Senior Notes due 2012.

*4	.3.4	Form of Sprint Nextel Corporation Guarantee of 8 1/2% Senior Notes due 2012.

*4	.4.8	Form of Third Supplemental Indenture for First Priority Senior Secured Floating Rate Notes due 2011.

*4	.4.9	Form of Sprint Nextel Guarantee of First Priority Senior Secured Floating Rate Notes due 2011.

*4	.5.7	Form of Third Supplemental Indenture for the 9 3/8% Senior Subordinated Secured Notes due 2009.

*4	.5.8	Form of Sprint Nextel Corporation Guarantee of 9 3/8% Senior Subordinated Secured Notes due 2009.

*5	.1	Opinion of Jones Day regarding validity.

*5	.2	Opinion of Michael T. Hyde, Esq. regarding validity.

*8		Opinion of Jones Day regarding United States federal income tax considerations.

*23	.1	Consent of KPMG LLP.

*23	.2	Consent of Ernst & Young LLP.

23.3		Consent of Jones Day (included in Exhibit 5.1).

23.4		Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).

*24		Powers of Attorney.

*99	.1	Letter of Consent relating to the Alamosa notes.

*99	.2	Letter of Consent relating to the AirGate notes.

*	Filed herewith